Exhibit 10.25

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.                                             Double asterisks denote omissions.

COLLABORATION AND LICENSE AGREEMENT

by and among

APELLIS SWITZERLAND GMBH

APELLIS PHARMACEUTICALS, INC.

APL DEL HOLDINGS, LLC

and

Swedish Orphan Biovitrum AB (publ)

October 27, 2020

TABLE OF CONTENTS

Article 1 Definitions	1
Article 2 Licenses	25
Article 3 Governance	33
Article 4 Development	45
Article 5 Regulatory AND REIMBURSEMENT	58
Article 6 Commercialization	66
Article 7 MEDICAL AFFAIRS	70
Article 8 MANUFACTURING	72
Article 9 Payments	78
Article 10 Intellectual Property Matters	88
Article 11 Representations, Warranties, and Covenants	95
Article 12 Indemnification	103
Article 13 Confidentiality	106
Article 14 Term and Termination	110
Article 15 Effects of Termination	112
Article 16 Dispute Resolution	117
Article 17 Miscellaneous	119

List of Schedules:

Schedule 1.19:Apellis Patent Rights

Schedule 1.27:APL-9

Schedule 1.57:APL-2 (pegcetacoplan)

Schedule 2.4.1(b):Initial Data Transfer – CAD

Schedule 4.3.6:Apellis Readiness Activities

Schedule 4.4.1:Initial Global Development Plan and Initial Global Development Budget

Schedule 6.9.4:Apellis Trademark Standards

Schedule 8.6:Supply Agreement Material Terms

Schedule 8.9:Estimated Manufacturing Process Costs

Schedule 10.5:Patent Term Extensions

Schedule 11.4.1:Compliance with Applicable Law

Schedule 13.6:Press Release

i

COLLABORATION AND LICENSE AGREEMENT

This COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), dated as of October 27, 2020 (the “Effective Date”), is made by and among Apellis Switzerland GmbH, a company with limited liability (Gesellschaft mit beschränkter Haftung) registered under the laws of Switzerland and having its registered office at Zählerweg 10, 6300 Zug, Switzerland (“Apellis GmbH”), Apellis Pharmaceuticals, Inc., a Delaware corporation with a principal place of business at 100 5th Avenue, Waltham, MA 02451 USA (“Apellis US”) and APL DEL Holdings, LLC, a company organized and existing under the laws of Delaware with its registered agent located at c/o Vcorp Services, LLC, 1013 Centre Road, Suite 403-B, in the City of Wilmington, County of New Castle, Delaware, 19805 (“Apellis LLC”) (Apellis GmbH, Apellis US and Apellis LLC together referred to as “Apellis”) and Swedish Orphan Biovitrum AB (publ), a Swedish public company having its principal place of business at SE-112 76 Stockholm, Sweden (“Sobi”).  Sobi and Apellis are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Apellis is a biopharmaceutical company that owns or otherwise Controls the Compound;

Whereas, Sobi is a biopharmaceutical company that has expertise and capabilities in the Development, performance of Medical Affairs, Manufacturing, and Commercialization of human therapeutic products; and

Whereas, Sobi and Apellis desire to Develop and Commercialize the Products worldwide in accordance with the terms and conditions set forth in this Agreement.

Now Therefore, the Parties hereby agree as follows.

Article 1
Definitions

As used in this Agreement, the following capitalized terms will have the meanings set forth in this Article 1 (Definitions) or as otherwise defined elsewhere in this Agreement:

1.1.

“Accounting Standards” means with respect to Apellis and its Affiliates and sub/licensees, GAAP, with respect to Sobi and its Affiliates, IFRS, and, with respect to Sublicensees and Functional Sublicensees, IFRS or GAAP, as applicable, in each case as generally and consistently applied throughout the Party’s, Affiliate’s, sub/licensees, Sublicensee’s, or Functional Sublicensee’s organization.  Each Party will promptly notify the other Party if such Party or any of its Affiliates, Sublicensees, Functional Sublicensees, or sub/licensees changes the Accounting Standards pursuant to which its records relating to this Agreement are maintained; provided, however, that each Party and its Affiliates and each Sublicensee and Functional Sublicensee and each sub/licensee may only use internationally recognized accounting principles (e.g., IFRS or GAAP).

1.2.	“Additional Global Development Activities” has the meaning set forth in Section 4.4.4(a)(i) (JEC Approval).
1.3.	“Additional Development” has the meaning set forth in Section 4.4.4 (Additional Development).

1.4.	“Additional Development Activities” has the meaning set forth in Section 4.4.4 (Additional Development).
1.5.	“Additional Development Proposal” has the meaning set forth in Section 4.4.4 (Additional Development).
1.6.	“Additional Third Party IP” has the meaning set forth Section 2.3 (New In-Licenses).
1.7.

“Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32, or any equivalent Applicable Law in any relevant country or region, and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An Adverse Event does not necessarily have a causal relationship with a product, but rather can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

1.8.	“Affiliate” of a Person means any other Person that (directly or indirectly) is Controlled by, Controls, or is under common Control with such Person.
1.9.	“Agreement” has the meaning set forth in the Preamble.
1.10.	“Alliance Manager” has the meaning set forth in Section 3.1.1 (Alliance Managers).
1.11.	“ALS” means amyotrophic lateral sclerosis.
1.12.	“Alternate Supplier” has the meaning set forth in Section 8.3.2(a) (Manufacturer Know-How).
1.13.	“[**]” means [**].
1.14.	“[**] APL-1 Agreement” means the [**] Agreement by and between Apellis US and [**], dated as of [**].
1.15.	“[**] APL-2 Agreement” means the [**] Agreement by and between Apellis US and [**], dated as of [**].
1.16.	“Apellis” has the meaning set forth in the Preamble.
1.17.

“Apellis Know-How” means any and all Know-How, including, for clarity, the Manufacturing Know-How, that is (a) Controlled by Apellis or any of its Affiliates as of the Effective Date or during the Term, including Apellis’ interest in the Joint Know-How, and (b) necessary or useful for the Exploitation of any Compound or Product in the Sobi Territory. Notwithstanding anything in this Agreement to the contrary, Apellis Know-How shall not include (x) any Know-How licensed by Apellis or any of its Affiliates from [**], including pursuant to the [**] Agreement, except to the extent that the Parties agree to incorporate any such Know-How into any Product Developed under the Global Development Plan, (y) any Additional Third Party IP in-licensed by Apellis or any of its Affiliates under an agreement that Sobi does not agree to make a Collaboration In-License pursuant to Section 2.3 (New In-Licenses), or (z) any Know-How to the extent Controlled by any Person that acquires all or any part of Apellis or an Affiliate of Apellis, or any Affiliate of such Person, except to the extent that, following such acquisition, the Parties specifically agree to incorporate such Know-How into any Product Developed under the Global Development Plan, in each case (i) that is Controlled, immediately prior to the effective date of the acquisition, by such Person or any of its Affiliates (other than Apellis or any of its Affiliates immediately prior to the effective date of the acquisition) or (ii) that is Controlled by such Person or any of its Affiliates (other than Apellis or any of its Affiliates immediately prior to the effective date of the acquisition) on or after the effective date of acquisition but (A) is not Controlled by Apellis or any Person that was an Affiliate of Apellis immediately prior to the effective date of the acquisition, (B) is made, invented, created, designed, conceived, produced, or otherwise developed or obtained without the use of or reliance on any Apellis Confidential Information or Sobi Confidential Information, and (C) is not utilized by or on behalf of Apellis or its Affiliates in connection with the Exploitation of a Product. For clarity, subject to clauses (x)-(z) above, the Apellis Know-How shall include Know-How Controlled by Apellis or any of its Affiliates related to any Non-Systemic Ophthalmology Product to the extent such Know-How is necessary or useful to the Exploitation of any Compound or Product in the Sobi Territory.

1.18.

“Apellis’ Knowledge” means, for the purposes of Sections 11.3.10 (Additional Representations and Warranties of Apellis), 11.3.11 (Additional Representations and Warranties of Apellis), and 11.3.22 (Additional Representations and Warranties of Apellis) only, to the knowledge of any or all of [**] after making reasonable enquiries of such persons’ direct reports.

1.19.

“Apellis Patent Right” means any Patent Right that (a) is Controlled by Apellis or any of its Affiliates as of the Effective Date or during the Term, including Apellis’ interest in the Joint Patent Rights, and (b) Covers the Exploitation of any Compound or Product.  As of the Effective Date, the Apellis Patent Rights include those Patent Rights identified on Schedule 1.19 (Apellis Patent Rights), but any Patent Right that meets the definition of Apellis Patent Rights will constitute an Apellis Patent Right under this Agreement, notwithstanding any failure to identify such Patent Right on Schedule 1.19 (Apellis Patent Rights). Notwithstanding anything in this Agreement to the contrary, Apellis Patent Rights shall not include (x) any Patent Rights licensed by Apellis or any of its Affiliates from [**], including pursuant to the [**] Agreement, except to the extent that the Parties agree to incorporate any Know-How Covered by any such Patent Right into any Product Developed under the Global Development Plan, (y) any Additional Third Party IP in-licensed by Apellis or any of its Affiliates under an agreement that Sobi does not agree to make a Collaboration In-License pursuant to Section 2.3 (New In-Licenses), or (z) any Patent Right to the extent Controlled by any Person that acquires all or any part of Apellis or an Affiliate of Apellis, or any Affiliate of such Person, except to the extent that, following such acquisition, the Parties specifically agree to incorporate any technology or invention Covered or claimed by such Patent Right into any Product Developed under the Global Development Plan, in each case (i) that is Controlled, immediately prior to the effective date of the acquisition, by such Person or any of its Affiliates (other than Apellis or any of its Affiliates immediately prior to the effective date of the acquisition) or (ii) that is Controlled by such Person or any of its Affiliates (other than Apellis or any of its Affiliates immediately prior to the effective date of the acquisition) on or after the effective date of acquisition but is not Controlled by Apellis or any Person that was an Affiliate of Apellis immediately prior to the effective date of the acquisition and Covers or claims an invention that was invented without the use of or reliance on any Apellis Confidential Information or Sobi Confidential Information. For clarity, subject to clauses (x)-(z) above, the Apellis Patent Rights shall include Patent Rights Controlled by Apellis or any of its Affiliates related to any Non-Systemic Ophthalmology Product to the extent such Patent Rights Cover the Exploitation of a Compound or Product.

1.20.	“Apellis Readiness Activities” has the meaning set forth in Section 4.3.6 (Development Diligence Obligations).
1.21.	“Apellis Retained Rights” has the meaning set forth in Section 2.1.2(c) (No Implied Licenses; Retained Rights).

1.22.

“Apellis Supply Agreement(s)” means the Manufacture and supply agreement(s) entered into by Apellis (or its applicable Affiliate(s)) and a Third Party contract manufacturer(s), pursuant to which such manufacturer(s) will Manufacture and supply to Apellis commercial quantities of Compounds or Products.

1.23.	“Apellis Technology” means all Apellis Patent Rights and Apellis Know-How.
1.24.	“Apellis Territory” means the U.S.
1.25.

“Apellis Territory Regional Development Activities” means all Development activities, other than the Global Development Activities, conducted by or on behalf of Apellis to support Regulatory Approval of any Product in the Apellis Territory.

1.26.	“Apellis Territory Regional Development Plan” has the meaning set forth in Section 4.4.2 (Apellis Territory Regional Development Plan).
1.27.

“APL-9” means any compound composed of two (2) symmetric pentadecapeptide, combining a cyclic tridecapeptide active C3-inhibiting moiety and a 2-amino acid linker, covalently bound to the ends of a linear PEG10 molecule, as further described in Schedule 1.27.  The average molecular weight of APL-9 is approximately 13.8kDa.

1.28.

“Applicable Law” means all applicable laws, statutes, rules, regulations, and other pronouncements having the effect of law of any Governmental Authority that may be in effect from time to time, including any applicable securities or market abuse rules or regulations or any applicable rules, regulations, guidances, and other requirements of any Regulatory Authority that may be in effect from time to time, including, for clarity, all applicable Data Protection Laws.

1.29.

“Assigned Manufacturer IP” means (a) under the [**] Agreement, all technology, Apellis Supplied Materials (as defined in the [**] Agreement), know-how, inventions, discoveries, ideas, concepts, trade-secrets, improvements, processes, process improvements, information, Specifications (as defined in the [**] Agreement), analytical test methods, CMC Documentation (as defined in the [**] Agreement), Drug Master Files (as defined in the [**] Agreement) or data, whether patentable or not, which is specifically related to the Drug Substance or Drug Product (each as defined in the [**] Agreement), or arise from the Services (as defined in the [**] Agreement), and is not generally applicable to the field of peptide manufacturing, and any Apellis intellectual property rights therein; (b) under the [**] Agreement, all technology, know-how, inventions, discoveries, ideas, concepts, trade-secrets, improvements, processes, process improvements, information, or data, whether patentable or not, which are related to the Drug Substance or Drug Product (each as defined in the [**] Agreement), including those that arise from the Services (as defined in the [**] Agreement), and any intellectual property rights therein; (c) under the [**] Agreement, any intellectual property discovered or developed by [**] or jointly with Apellis US in the performance of the Services (as defined in the [**] Agreement), that is specific to and not severable from the Product (as defined in the [**] Agreement); (d) under the [**] APL-1 Agreement, all technology, know-how, inventions, discoveries, ideas, concepts, trade secrets, improvements, processes, process improvements, information, or data, whether patentable or not, which are related to the API or Drug Product (each as defined in the [**] APL-1 Agreement), or arise from the Services (as defined in the [**] APL-1 Agreement); and (e) under the [**] APL-2 Agreement, all technology, know-how, inventions, discoveries, ideas, concepts, trade secrets, improvements, processes, process improvements, information, or data, whether patentable or not, which are related to the API or Drug Product (each as defined in the [**] APL-2 Agreement), provided by Apellis under the [**] APL-2 Agreement, and any intellectual property rights therein.

1.30.	“[**]” means [**].
1.31.	“[**] Agreement” means the [**] Agreement for APL-2 by and between Apellis US and [**], dated as of [**].
1.32.

“[**] IP” means all intellectual property (including trademarks), including all data, information, reports, manufacturing know-how and any and all related documentation, which are (a) developed, generated or derived, directly or indirectly by or on behalf of [**] prior to the effective date of the [**] Agreement or (b) any manufacturing know-how developed or generated by [**] during the term of the [**] Agreement that is generally applicable to the field of peptide manufacturing and not specific to the Drug Substance or Drug Product (each as defined in the [**] Agreement) or Apellis’ Confidential Information (as defined in the [**] Agreement).

1.33.	“Business Day” means any day other than a Saturday, Sunday, or bank or other public holiday in Boston, Massachusetts or in Stockholm, Sweden.
1.34.	“C3G” means C3 glomerulopathy and IC-MPGN (Immune complex Membranoproliferative glomerulonephritis).
1.35.	“CAD” means cold agglutinin disease.
1.36.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year; except that (a) the first Calendar Quarter shall begin on the Effective Date and end on December 31, 2020, and (b) the final Calendar Quarter shall end on the last day of the Term.

1.37.

“Calendar Year” means any calendar year beginning on January 1st and ending on December 31st; except that (a) the first Calendar Year shall begin on the Effective Date and end on December 31, 2020, and (b) the final Calendar Year shall end on the last day of the Term.

1.38.

“Change of Control” of a Party means any of the following, in a single transaction or a series of related transactions:  (a) the sale or disposition of all or substantially all of the assets of such Party to a Third Party, (b) the direct or indirect acquisition by a Third Party (other than an employee benefit plan (or related trust) sponsored or maintained by such Party or any of its Affiliates) of beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party or any direct or indirect entity which holds, directly or indirectly, beneficial ownership of more than fifty percent (50%) of the then-outstanding common shares or voting power of such Party (a “Parent Entity”), (c) the merger or consolidation of such Party or any Parent Entity with or into a Third Party, unless, following such merger or consolidation, the stockholders of such Party or Parent Entity immediately prior to such merger or consolidation beneficially own directly or indirectly more than fifty percent (50%) of the then-outstanding common shares or voting power of the entity resulting from such merger or consolidation or (d) a change in the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to a Change of Control of Apellis, a Change of Control shall refer to a Change of Control of any of Apellis US, Apellis GmbH or Apellis LLC.

1.39.	“Challenge” has the meaning set forth in Section 14.3 (No Patent Challenge).
1.40.	“Clinical Trial” means any clinical trial for a compound or product in humans that is designed to generate data in support or maintenance of a Drug Approval Application or Regulatory Approval,

including any post-approval clinical trial in humans, but excluding any investigator-sponsored clinical trial.
1.41.	“CMC” means Chemistry, Manufacturing, and Controls.
1.42.	“Collaboration In-License” has the meaning set forth in Section 2.3 (New In-Licenses).
1.43.

“Collaboration Know-How” means any Know-How that is made, invented, conceived, discovered, developed, or otherwise generated in the performance of activities under this Agreement during the Term, including, for clarity, activities under the Global Development Plan, the Apellis Territory Regional Development Plan, the Sobi Territory Regional Development Plan, or otherwise.

1.44.	“Collaboration Patent Right” means any Patent Right Covering or claiming any Collaboration Know-How.
1.45.

“Combination Product” means a Product that is regulated or sold in the form of a combination that contains or comprises a Compound together with one (1) or more other therapeutically active pharmaceutical agents (whether coformulated or copackaged or otherwise sold for a single price).

1.46.	“Combination Therapy Data” has the meaning set forth in Section 4.8.1(b)(ii) (Combination Therapy Data).
1.47.	“Combination Therapy Development” has the meaning set forth in Section 4.8.1 (Combination Therapy Proposal).
1.48.	“Combination Therapy Development Activities” has the meaning set forth in Section 4.8.1 (Combination Therapy Proposal).
1.49.	“Combination Therapy Development Proposal” has the meaning set forth in Section 4.8.1 (Combination Therapy Proposal).
1.50.	“Combination Therapy Global Development Activities” has the meaning set forth in Section 4.8.1(a)(i) (Combination Therapy Proposal).
1.51.	“Commercial Milestone Event” has the meaning set forth in Section 9.4 (Commercial Milestones).
1.52.	“Commercial Milestone Payment” has the meaning set forth in Section 9.4 (Commercial Milestones).
1.53.

“Commercialization,” means any and all activities directed to the launch, marketing, promotion, detailing, distribution, offering for sale, sale, having sold, importing, or exporting (including having imported or having exported) for purposes of commercialization, or other commercialization, of a pharmaceutical product, including interacting with Governmental Authorities regarding any of the foregoing and seeking Reimbursement Approval (as applicable); but excluding activities directed to Manufacturing, Development, or Medical Affairs (except that sponsorships may be conducted as Commercialization activities or Medical Affairs activities).  “Commercialize,” “Commercializing,” “Commercialization” and “Commercialized” will be construed accordingly.

1.54.

“Commercially Reasonable Efforts” means, with respect to efforts and resources to be expended by a Party to achieve an agreed objective, such reasonable, diligent, and good faith efforts and resources as such Party would normally use to accomplish a similar objective under similar circumstances taking into account the responsible allocation of such Party’s resources under the circumstances, including, with respect to a Party’s obligation to Develop or Commercialize a Product, those efforts and resources consistent with the exercise of prudent scientific and business judgment as applied by an entity of similar size and resources to such Party to the Development or Commercialization (as applicable) of its own products that are at a similar stage of Development or Commercialization and have similar market potential, taking into account performance of other products, competitiveness of Third Party products, efficacy, safety, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive market conditions and the profitability of the product in light of pricing and reimbursement issues. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis, and it is anticipated that the level of efforts required may be different for different markets and Indications and may change over time, reflecting changes in the status of the Product and markets involved.

1.55.	“Committee” means the JEC and each subcommittee thereof, including the JDC, JMSC, JMC, and JCC.
1.56.	“Competitive Infringement” has the meaning set forth in Section 10.3.1 (Notice).
1.57.

“Compound” means the compound known as APL-2 (pegcetacoplan) or any compstatin analogue or derivative, in each case with systemic half-life (i.e., terminal half-life of a dose administered by IV) in humans greater than or equal to that of APL-2 as further described in Schedule 1.57.  For the avoidance of doubt, “Compound” excludes APL-9.

1.58.	“Confidential Information” has the meaning set forth in Section 13.1 (Confidential Information).
1.59.

“Control” or “Controlled” means: (I) with respect to any Intellectual Property, the possession by a Party or any of its Affiliates (whether by ownership, license, or otherwise, other than pursuant to this Agreement) of (a) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (b) with respect to Patent Rights, Regulatory Approvals, Reimbursement Approvals, Regulatory Submissions, Reimbursement Submissions, intangible Know-How, or other Intellectual Property, the legal authority or right to assign, or grant a license, sublicense, access, authorization, or right to use (as applicable) to the other Party under, such Patent Rights, Regulatory Approvals, Reimbursement Approvals, Regulatory Submissions, Reimbursement Submissions, intangible Know-How, or other Intellectual Property on the terms set forth herein, in each case ((a) and (b)), without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such assignment, access, authorization, right to use, license, or sublicense; and (II) (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to a Person in the definitions of “Affiliate,” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise, and “Control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in elections of directors, or (b) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.60.

“Cover,” “Covering,” or “Covered” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of, or a license granted under, a particular claim in a patent or patent application, the manufacture, use, offer for sale, sale, or importation of such product, or the practice of such technology, process, method, or mode of administration, would infringe such claim or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue.

1.61.	“CTA” means a Clinical Trial Application in the countries that are officially recognized as member states of the European Union.
1.62.

“Data Protection Laws” means all Applicable Laws related to data protection and privacy, including the EU Data Protection Laws, the Health Insurance Portability and Accountability Act of 1996, and any supranational, federal, state, or national legislation relating to Personally Identifiable Information or privacy that is applicable to a Party relating to the processing of Personally Identifiable Information.

1.63.	“Debarred” has the meaning set forth in Section 11.1.6 (Mutual Representations and Warranties of the Parties).
1.64.	“Defending Party” has the meaning set forth in Section 10.2.2(c) (Defense of Patent Rights).
1.65.	“Deliverables” means any and all deliverables to be generated or provided by or on behalf of a Party in connection with the performance of any activities set forth in the Global Development Plan.
1.66.

“Develop” or “Development” means all internal and external research, development, and regulatory activities related to pharmaceutical products, including (a) research, toxicology, non-clinical, and preclinical testing and activities, Clinical Trials, drug substance and drug product process development, product and process characterization, product and process qualification and validation, qualification and validation and stability testing of product from development, qualification, or validation batches, quality assurance and quality control of development, qualification, or validation batches, clinical studies, statistical analysis, and report writing and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials or to obtain, support, or maintain Regulatory Approval of a pharmaceutical product, and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical product regarding the foregoing, including all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval, but expressly excluding activities directed to Manufacturing, Medical Affairs, or Commercialization. Development will include any Clinical Trials to be conducted after receipt of Regulatory Approval (such as post-marketing studies and observational studies) and development and regulatory activities for additional forms, formulations, or Indications for a pharmaceutical product after receipt of Regulatory Approval of such product (including label expansion).  Further, Development will include importing or exporting (including having imported or having exported) pharmaceutical products for purposes of development. “Developing,” “Development” and “Developed” will be construed accordingly.

1.67.

“Development FTE Costs” means, for a given period, the Development FTE Rate multiplied by the number of FTEs actually expended to conduct Development activities under this Agreement during such period.  FTEs will be pro‑rated on a daily basis if necessary.

1.68.

“Development FTE Rate” means [**] dollars ($[**]) per FTE for the Calendar Year 2020. The Development FTE Rate shall be adjusted for each Calendar Year commencing with the Calendar Year 2021 and, unless otherwise agreed in writing by the Parties, shall be the prior year’s rate, increased or decreased by the relevant percentage increase or decrease based on the Employment Cost Index provided by the U.S. Department of Labor (Series ID: CIU 1010000000000A); except that the Development FTE Rate in any given Calendar Year may not increase by an amount more than [**] percent ([**]%) of the prior year’s Development FTE Rate.

1.69.	“Development Milestone Event” has the meaning set forth in Section 9.3 (Development Milestones).
1.70.	“Development Milestone Payment” has the meaning set forth in Section 9.3 (Development Milestones).
1.71.	“Development Reimbursement Payments” has the meaning set forth in Section 9.2 (Development Reimbursement Payments).
1.72.	“Disclosing Party” has the meaning set forth in Section 13.1 (Confidential Information).
1.73.	“Disputes” has the meaning set forth in Section 16.3 (Resolution by Executive Officers).
1.74.	“Dollar” means the U.S. dollar, and “$” or “USD” will be interpreted accordingly.
1.75.

“Drug Approval Application” means any marketing authorization application, in each case, filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required to market or sell a pharmaceutical product in such country or jurisdiction (and any amendments thereto), including all NDAs and any analogous application or submission with any Regulatory Authority outside of the U.S., including, with respect to the European Union, MAAs.

1.76.	“DTPA” means that certain Data Transfer and Processing Agreement entered into by the Parties on the Effective Date.
1.77.	“Effective Date” has the meaning set forth in the Preamble.
1.78.	“EMA” means the European Medicines Agency and any successor agency thereto and, with respect to any Regulatory Approval in the European Union, includes the European Commission.
1.79.	“EMA PNH Regulatory Approval” means the first Drug Approval Application (and associated orphan drug designation and pediatric investigation plan) filed with the EMA for the first Product in PNH.
1.80.	“[**]” means [**].
1.81.	“[**] Agreement” means the [**] Agreement by and between Apellis US and [**], dated as of [**].
1.82.	“[**]” means [**].
1.83.	“[**] Agreement” means that certain [**] Agreement, dated as of [**], by and between Apellis and [**], as amended from time to time.

1.84.	“[**]” means [**].
1.85.	“[**] Agreement” means the [**] Agreement for Activated PEG by and between Apellis US and [**] dated as of [**].
1.86.	“Executive Officer” has the meaning set forth in Section 3.7.2 (Escalation to JEC).
1.87.	“Existing Agreements” means (a) the SFJ Agreement and (b) the Penn Other Fields License Agreement.
1.88.

“Existing CDA” means the Confidentiality Agreement by and between Apellis Pharmaceuticals, Inc. and Sobi, dated as of [**], as amended by Amendment No. 1 to Confidentiality Agreement, dated as of [**].

1.89.

“Existing Manufacturing Agreement” means each of (a) the [**] Agreement, (b) the [**] Agreement, (c) the [**] Agreement, (d) the [**] Agreement, (e) the [**] APL-1 Agreement, and (f) the [**] APL-2 Agreement.

1.90.

“Exploit” means to Develop, have Developed, make, have made, use, have used, perform Medical Affairs, have performed Medical Affairs, offer for sale, have offered for sale, sell, have sold, export, have exported, import, have imported, Manufacture, have Manufactured, Commercialize, have Commercialized, or otherwise exploit.  “Exploitation” and “Exploiting” will be construed accordingly.

1.91.

“EU Data Protection Law” means the EU General Data Protection Regulation 2016/679 (“GDPR”) (and its derivatives), Directive 2002/58/EC (as transposed into domestic legislation of each European Union Member State or Member State of the EEA) and any other applicable data protection laws, regulations, codes of practice, codes of conduct, guidance issued by any relevant Supervisory Authority in the relevant European Union Member State or Member State of the EEA relating to the protection of natural persons with regard to Personal Data, privacy, or amending, implementing, replacing, or superseding any of the foregoing and including, for clarity, the UK Data Protection Act 2018 and any implementing, replacing or superseding laws of the United Kingdom as a result of the exit by the United Kingdom from the European Union, or, and to the extent applicable, the applicable data protection or privacy laws of any other country including, without limitation, Switzerland.

1.92.

“Failure to Supply” means  (a) Apellis’ (i) failure to deliver under the Supply Agreement at least [**] percent ([**]%) of Compound or Product in a Purchase Order on at least [**] occasions or (ii) delivery delays beyond the applicable Delivery Date(s) under the Supply Agreement for Purchase Orders of at least [**] in the aggregate, in each case ((i) and (ii)) in any consecutive [**] period in a Calendar Year or (b) an interruption in the supply of Compound or Product to Sobi under the Supply Agreement that directly results in an outage of Compound or Product in the Sobi Territory of at least [**] through no breach by Sobi of its obligations under the Supply Agreement that causes, or directly results in, such outage.

1.93.

“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.94.	“FDA” means the U.S. Food and Drug Administration and any successor thereto.

1.95.	“Field” means any and all uses, applications, and Indications.
1.96.

“Finished Form” means a Product supplied in finished form, ready for distribution in an applicable country in compliance with all Applicable Law in such country at the relevant time, including all applicable primary, secondary, or tertiary packaging and labeling of such Product (in its commercial packaging presentation) for sale or use in the applicable country, including: (a) the Regulatory Authority-approved full prescribing information for such Product in the applicable country; (b) the Regulatory Authority-approved labels and other written, printed, or graphic materials on any container, wrapper, or any package insert that is used with or for such Product in such country; and (c) insertion of materials such as patient inserts, patient medication guides, and professional inserts, and any other written, printed, or graphic materials accompanying such Product, including any additional information and materials necessary to comply with serialization requirements in the applicable country, and any brand security or anti-counterfeiting measures included in the packaging elements for such Product considered to be part of the finished packaged Product, and all testing and release thereof.

1.97.

“First Commercial Sale” means, with respect to a Product in a country, the first sale of such Product by a Party, its Affiliates, sub/licensees, or Sublicensees to a Third Party (other than a sub/licensee or Sublicensee) for sale to, or use or consumption by, an end user in such country following Regulatory Approval and, to the extent required, Reimbursement Approval of such Product in such country, excluding any such sales of a Product to Third Parties for any expanded access program or compassionate sales or use program (including any named patient program or single patient program), and excluding any transfers of a Product to Third Parties for the performance of Clinical Trials.

1.98.

“FTE” means a qualified full time person, or more than one person working the equivalent of a full-time person, where “full time” is based upon a total of [**] working hours per Calendar Year of Development or Manufacturing work carried out by one (1) or more duly qualified employees of a Party.  Overtime, and work on weekends, holidays, and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The Parties may agree to utilize fractions of FTEs, if applicable.

1.99.

“Functional Sublicensee” means, on a Product-by-Product and country-by-country basis in the Sobi Territory, a Subcontractor appointed as distributor by Sobi or any of its Affiliates or Sublicensees of a Product in such country where (a) such Subcontractor is primarily responsible for Commercialization activities with respect to such Product in such country and (b) the gross amount invoiced to such Subcontractor by Sobi or any of its Affiliates or Sublicensees with respect to such Product in such country is less than [**] percent ([**]%) of the gross amount invoiced by such Subcontractor to Third Parties for such Product in such country (but, if such amount is not available to Sobi despite Sobi having used Commercially Reasonable Efforts to obtain it, and the Parties are unable to agree upon such amount, the Parties shall submit such dispute for resolution to a mutually agreed independent accounting expert, whose decision will be final and binding on the Parties).

1.100.	“GAAP” means U.S. generally accepted accounting principles, which principles are used at the relevant time and consistently applied by the applicable Person.
1.101.

“GDPR” shall mean Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

1.102.

“Global Branding Strategy” means the global messaging and branding strategy established in accordance with this Agreement for each Product throughout the world for at least the following [**], including with respect to positioning, messaging, branding, packaging, and labeling (including logo, colors, and other visual branding elements).

1.103.

“Global Development Activities” means all Development activities conducted under the Global Development Plan. For clarity, Global Development Activities do not include the Apellis Territory Regional Development Activities or the Sobi Territory Regional Development Activities.

1.104.	“Global Development Budget” has the meaning set forth in Section 4.4.1 (Global Development Plan).
1.105.	“Global Development Plan” has the meaning set forth in Section 4.4.1 (Global Development Plan).
1.106.

“GLP Toxicology Study” means a toxicology study (a) that is conducted using applicable GLP, (b) that is conducted in a species that satisfies applicable regulatory requirements, and (c) the data and results from which are intended to meet the standards necessary for submission as part of, or otherwise to enable the submission of, an IND, CTA, or Drug Approval Application with an applicable Regulatory Authority.

1.107.

“Good Clinical Practices” or “GCP” means all applicable current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Trials, including, as applicable, (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other applicable guidelines for good clinical practice for trials on medicinal products anywhere in the world, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) C.F.R. Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) any equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time, and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate, and protect the rights, integrity, and confidentiality of trial subjects.

1.108.

“Good Laboratory Practices” or “GLP” means all applicable current good laboratory practice standards, including, as applicable, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the FDA, as defined in 21 C.F.R. Part 58, and any equivalent Applicable Law in any relevant country or region, each as may be amended and applicable from time to time.

1.109.

“Good Manufacturing Practices” or “GMP” means all applicable current good manufacturing practices, including, as applicable, the principles detailed in (a) the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the International Conference on Harmonization’s Q7 guidelines, and (d) any equivalent Applicable Law in any relevant country or region, in each case, as may be amended and applicable from time to time.

1.110.	“Good Pharmacovigilance Practices” or “GVP” means all applicable current good pharmacovigilance practice practices promulgated or endorsed by any applicable Regulatory

Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be amended and applicable from time to time.
1.111.

“Governmental Authority” means any court, tribunal, arbitrator, agency, commission, department, ministry, official, authority, or other instrumentality of any national, supra-national, federal, state, county, city, or other political subdivision.

1.112.

“Government Official” is broadly defined as, and includes, (a) any elected or appointed government official (e.g., a member of a ministry of health), (b) any employee or Person acting for or on behalf of a government official, agency, or enterprise performing a governmental function, (c) any non-U.S. political party officer, employee, or Person acting for or on behalf of a non-U.S. political party or candidate for public office, (d) any employee or Person acting for or on behalf of a public international organization, (e) all government employees and employees of state-owned enterprises, or (f) any Person otherwise categorized as a government official under local Applicable Laws, where “government” is meant to include all levels and subdivisions of non-U.S. governments (i.e., local, regional, or national, and administrative, legislative, or executive).

1.113.	“Gross Sales” has the meaning set forth in Section 1.149 (Net Sales).
1.114.	“ICH” means International Conference on Harmonization.
1.115.	“IFRS” means international financial reporting standards, which standards are used at the relevant time and consistently applied by the applicable Person.
1.116.

“IND” means an Investigational New Drug application required pursuant to 21 C.F.R. Part 312 or any comparable filings (other than any CTA) outside of the U.S. required to commence Clinical Trials in such country or region, and all supplements or amendments that may be filed with respect to the foregoing.

1.117.	“Indemnification Claim Notice” has the meaning set forth in Section 12.3.1 (Notice of Claim).
1.118.	“Indemnified Party” has the meaning set forth in Section 12.3.1 (Notice of Claim).
1.119.	“Indemnifying Party” has the meaning set forth in Section 12.3.1 (Notice of Claim).
1.120.	“Indemnitee” and “Indemnitees” have the meanings set forth in Section 12.3.1 (Notice of Claim).
1.121.

“Indication” means a separate and distinct disease or pathological condition for which a Product can be used to diagnose, treat, or prevent, which use is the subject of a separate Regulatory Approval for a distinct labelling supported by data from at least one (1) Clinical Trial not previously submitted to the applicable Regulatory Authority in a country for approval to use the Product to diagnose, treat, or prevent the disease or pathological condition. For clarity, subpopulations or patients with a primary disease, disorder, or condition, however stratified, shall not be deemed to be separate.

1.122.	“Initial Indications” means the following Indications: PNH, CAD, C3G, TMA and ALS.
1.123.

“Intellectual Property” means all Patent Rights, copyrights, design rights, trademarks, trade secrets, Know-How, Patent Term Extensions, and all other intellectual property rights (whether registered or unregistered) and all applications and rights to apply for any of the foregoing, anywhere in the world.

1.124.	“JCC” or “Joint Commercialization Committee” has the meaning set forth in Section 3.2.4 (Subcommittees).
1.125.	“JDC” or “Joint Development Committee” has the meaning set forth in Section 3.2.4 (Subcommittees).
1.126.	“JEC” or “Joint Executive Committee” has the meaning set forth in Section 3.2.1 (Formation).
1.127.	“JMC” or “Joint Medical Committee” has the meaning set forth in Section 3.2.4 (Subcommittees).
1.128.	“JMSC” or “Joint Manufacturing and Supply Committee” has the meaning set forth in Section 3.2.4 (Subcommittees).
1.129.

“Joint Know-How” means any Collaboration Know-How made, invented, conceived, discovered, developed, or otherwise generated jointly by a Party’s or any of its Affiliates’, sub/licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Person contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the one hand, and the other Party’s or any of its Affiliates’, sub/licensees’, Sublicensees’, or Subcontractors’ employees, agents, or independent contractors, or any Person contractually required to assign or license such Collaboration Know-How to such Party or any Affiliate of such Party, on the other hand.

1.130.	“Joint Patent Right” means any Patent Right that Covers or claims any Joint Know-How.
1.131.	“Joint Technology” means the Joint Know-How and the Joint Patent Rights.
1.132.

“Know-How” means (a) any commercial, technical, scientific, or other know-how or information, knowledge, practices, instructions, skills, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, records, improvements, modifications, techniques, assays, physical, chemical or biological materials, designs, protocols, formulas, data (including physical data, chemical data, toxicology data, animal data, raw data, clinical data, analytical and quality control data, Manufacturing data and know how, regulatory data, study designs, and protocols), dosage regimens, control assays, assay standards and references, cells, cell lines, animal models,  product specifications, marketing, pricing and distribution costs, inventions, processes, methods, utilities, formulations, compositions of matter, articles of Manufacture, creations, discoveries, findings, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and trade secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), and (b) any physical embodiments of any of the foregoing.

1.133.	“License” has the meaning set forth in Section 2.1.1 (License Grants to Sobi).
1.134.

“Licensed Manufacturer IP” means (a) under the [**] Agreement, any [**] IP that [**] incorporates into the Services (as defined in the [**] Agreement) or any deliverable under the [**] Agreement; (b) under the [**] Agreement, any intellectual property discovered or developed by [**] or jointly with Apellis US in the performance of the Services (as defined in the [**] Agreement), that is not specific to or is severable from the Product; and (c) under the [**] APL-1 Agreement, any [**] Pre-Existing IP (as defined in the [**] APL-1 Agreement) that [**] incorporates into the Services (as defined in the [**] APL-1 Agreement) or deliverables under the [**] APL-1 Agreement.

1.135.	“Losses” has the meaning set forth in Section 12.1 (Indemnification by Apellis).
1.136.

“MAA” means, with respect to the European Union, a Marketing Authorization Application filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe pursuant to the mutual recognition, de-centralised, or any other national approval procedure.

1.137.	“Major European Countries” means France, Germany, Italy, Spain, and the United Kingdom.
1.138.	“Major Market” means each of [**].
1.139.

“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, release (according to Product specifications, Regulatory Approvals, and Applicable Law), shipping, or storage of any pharmaceutical product (or any components or process steps involving any pharmaceutical product or any companion diagnostic), placebo, or comparator agent, as the case may be, including stability testing, but excluding activities directed to Development, Medical Affairs, or Commercialization.  “Manufacturing” and “Manufactured” will be construed accordingly.

1.140.	“Manufacturing and Supply Chain Plan” has the meaning set forth in Section 8.1 (Manufacturing and Supply Chain Plan).
1.141.

“Manufacturing Costs” means (i) the actual price paid by Apellis to any Third Party manufacturer, on the terms of the applicable Apellis Supply Agreement, and (ii) fully allocated Manufacturing overhead and any reasonable internal and external costs or expenses incurred by Apellis in contracting with, managing, and overseeing such Third Party manufacturer, at the Manufacturing FTE Costs, in each case of subclauses (i) and (ii) to the extent attributable for Manufacturing and supply activities for Compounds and Products for supply to Sobi or its Affiliates or Sublicensees for Commercialization in the Sobi Territory or clinical Development pursuant to this Agreement (which, for clarity, with respect to the actual price paid by Apellis to any Third Party manufacturer, includes any discounts or cost reductions received by Apellis from such Third Party, including pro rata portions of such discounts or such cost reductions received with respect to Apellis’ general Manufacture and supply relationship with such Third Party that are attributable to such Compounds and Products in or for the Sobi Territory), and pro rata portions of costs of storage, packaging, and shipping of such Compounds and Products, including pro rata portions of the costs listed below to the extent related to Manufacturing and supply activities for Compounds and Products for supply to Sobi or its Affiliates or Sublicensees for Commercialization in the Sobi Territory or clinical Development pursuant to this Agreement:

(a)	any pass-through acquisition costs charged by such Third Party, together with any mark-up charged by such Third Party in relation thereto, for the purchase of raw materials;
(b)	costs of loss of Drug Substance or activated PEG resulting from any failed batches to the extent actually incurred or written off by Apellis;
(c)	any fees charged by such Third Party for forfeited reservations for unused slots due to failed batches;

(d)

any fees charged by such Third Party relating to quality control (including stability), quality assurance, compliance, analytical, or other testing of such Product or any raw materials used in the Manufacture of such Product;

(e)	any fees charged by any Third Party relating to storage, packaging, handling, transportation, shipping, insurance, and disposal;
(f)	any fees charged by such Third Party relating to an allocation of idle or reserved capacity, but only to the extent such capacity was mutually agreed by the Parties;
(g)

the cost of validation batches produced in the course of Manufacturing process validation that are used in clinical or commercial supply by or on behalf of Sobi or any of its Affiliates or Sublicensees;

(h)

any costs of process development or capital investments in facilities or equipment that are incurred by an applicable Third Party manufacturer and passed through to Apellis or its Affiliates through an increase in the costs of Compounds or Products (or raw materials) purchased, directly or indirectly, by Apellis or its Affiliates from such Third Party manufacturer to the extent such costs are approved pursuant to Section 8.9.1 (Cost Sharing) or deemed approved by Sobi pursuant to Section 8.9.1(a)(i) (Cost Sharing);

(i)	importation and exportation duties, fees, VAT, and other taxes, net of refunds and other offsets; and
(j)

all fees charged by such Third Party relating to Product and raw material testing and yield loss costs (to the extent within typical yield loss, as agreed by the Parties and set forth in the Supply Agreement), in each case to the extent actually incurred for the Manufacture and supply of Compounds and Products for Sobi or its Affiliates or Sublicensees for Commercialization in the Sobi Territory or clinical Development pursuant to this Agreement.

For the purposes of this definition, Article 8 (Manufacturing), and Schedule 8.6 (Supply Agreement Material Terms), “pro rata” shall have the meaning given to it in the Supply Agreement or, with respect to the period prior to execution of the Supply Agreement, as may be determined in accordance with Section 8.9 (Manufacturing Process Costs).

1.142.

“Manufacturing FTE Costs” means [**] dollars ($[**]) per FTE for the Calendar Year 2020 (the “Manufacturing FTE Rate”) (which shall be adjusted for each Calendar Year commencing with the Calendar Year 2021 and, unless otherwise agreed in writing by the Parties, shall be the prior year’s rate, increased or decreased by the relevant percentage increase or decrease based on the Employment Cost Index provided by the U.S. Department of Labor (Series ID: CIU 1010000000000A); except that the Manufacturing FTE Rate in any given Calendar Year may not increase by an amount more than [**] percent ([**]%) of the prior year’s Manufacturing FTE Rate) multiplied by the number of FTEs actually expended to conduct Manufacturing activities under this Agreement during such period.  FTEs will be pro‑rated on a daily basis if necessary

1.143.	“Manufacturing Know-How” has the meaning set forth in Section 8.3 (Manufacturing Technical Transfer).

1.144.	“Manufacturing Process Costs” has the meaning set forth in Section 8.9 (Manufacturing Process Costs).
1.145.

“Medical Affairs” means activities conducted by a Party’s medical affairs department (or, if a Party does not have a medical affairs department, the equivalent thereof), including communications with key opinion leaders and other healthcare providers, medical education, symposia, advisory boards (to the extent related to medical affairs or clinical guidance), activities performed in connection with patient registries, expanded access programs, including early access programs, named patient programs, and compassionate use, real world evidence generation (excluding Clinical Trials), health economics and outcomes research, medical information, publications, advocacy, and other medical programs and communications, including educational grants and sponsorships, research grants (including conducting investigator-initiated studies), and charitable donations, in each case to the extent related to medical affairs and not to other activities that involve the promotion, marketing, sale, or other Commercialization of pharmaceutical products and are not conducted by a Party’s medical affairs (or equivalent) departments; but excluding activities directed to Manufacturing, Development, or Commercialization (except that sponsorships may be conducted as Commercialization activities or Medical Affairs activities).

1.146.	“Medical Affairs Strategy” has the meaning set forth in Section 7.1 (Medical Affairs Strategy).
1.147.

“Medical Education Materials” means all written medical education materials relating to any condition treated with a Product, and other printed, graphic, electronic, audio, video, or other media and materials, in each case used to educate patients, healthcare professionals, payers, and the public regarding a Product or any Indication treated with a Product.

1.148.	“NDA” means a New Drug Application, as defined in the FD&C Act, submitted to the FDA in the U.S. in accordance with the FD&C Act with respect to a pharmaceutical product.
1.149.

“Net Sales” means, with respect to a Product and country, (x) the gross amount invoiced in a country by Sobi or any of its Affiliates or Sublicensees or (y) if such Product is sold by a Functional Sublicensee on behalf of Sobi or any of its Affiliates or Sublicensees, (i) in any of Canada, Japan, China, Australia, the United Kingdom, or any country in the European Union, the gross amount invoiced in such country by such Functional Sublicensee or (ii) in any country not listed in clause (i), the greater of (A) the gross amount invoiced to such Functional Sublicensee by Sobi or any of its Affiliates or Sublicensees or (B) [**] percent ([**]%) of the gross amount invoiced in such country by such Functional Sublicensee (but, if such amount is not available to Sobi despite Sobi having used Commercially Reasonable Efforts to obtain it, and the Parties are unable to agree upon such amount, the Parties shall submit such dispute for resolution to a mutually agreed independent accounting expert, whose decision will be final and binding on the Parties) (Sobi and each of its Affiliates, Sublicensees, and Functional Sublicensees, a “Selling Party,” as applicable) for the sale, use, lease, transfer, or other disposition of such Product in such country to Third Parties (excluding any milestones or payments not linked to the sale, use, lease, transfer, or other disposition of such Product) (“Gross Sales”), in each case ((x) and (y)) less the following accrued costs and expenses that are directly attributable to the applicable disposition, specifically identified on an invoice or other documentation, indefeasibly paid to a Third Party, net of any refunds or offsets specific to Products, and actually borne by the applicable Selling Party (collectively, “Sales Returns and Allowances”):

(a)	trade, cash, and quantity discounts (e.g., discounts for prompt or timely payment);

(b)	inventory management fees paid to wholesalers and distributors, not to exceed [**] percent ([**]%) of Net Sales;
(c)	credits, chargebacks, retroactive price reductions, rebates, refunds, returns that do not exceed the original invoice amount;
(d)	outbound transportation and insurance expenses;
(e)	sales and use taxes, tariffs, customs duties, excises, and other taxes and fees imposed by a Governmental Authority on the sale, transportation, or delivery of a Product (other than taxes on income);
(f)

negotiated payments made to private sector and government Third Party payors (e.g., PBMs, HMOs, PPOs) and purchasers or providers (e.g., staff model HMOs, hospitals, clinics), regardless of the payment mechanism, including rebate, chargeback, and credit mechanisms;

(g)	discounts under discount prescription drug programs and reductions for coupon and voucher programs; and
(h)

bad debts calculated in accordance with Accounting Standards, except that any reductions to bad debts previously deducted from Gross Sales will become an add back to Net Sales in the Calendar Quarter in which the reduction in bad debt is recognized.

Such amounts will be determined consistent with the applicable Selling Party’s customary practices and Accounting Standards. All deductions will be applied on a non-duplicative basis.

Notwithstanding anything to the contrary in the foregoing, “Net Sales” will only include sales of Products to a Third Party for any expanded access program or compassionate sales or use program (including any named patient program or single patient program) to the extent such sales are above cost.

For the purposes of calculating and reporting the Net Sales in any country in which the Product is Commercialized via a Functional Sublicensee under Section 1.149(y) (Net Sales), Sobi will use Commercially Reasonable Efforts to provide reasonable estimates of such Net Sales for such country at the end of each Calendar Quarter, provided that, at the end of the fourth (4th) Calendar Quarter in each year in the Term, Sobi shall use Commercially Reasonable Efforts to procure the actual amounts of such Net Sales in such country in such Calendar Year and, if such actual amounts are obtained by Sobi, Sobi shall perform a true-up of such quarterly estimates of Net Sales for such country, following which the Parties shall coordinate in good faith to implement any required adjustment to the Net Sales for such country for such period for the purposes of this Agreement.

Notwithstanding anything to the contrary in the foregoing, “Net Sales” will not include any sales at or below cost for test marketing, pre-clinical or clinical studies, or disposition of samples in customary quantities.

If non-monetary consideration is received by a Selling Party for any Product, Net Sales for such transaction will be calculated based on the fair market value of such non-monetary consideration (calculated as the cash consideration that the applicable Selling Party would realize from an unrelated buyer in arm’s length sale of an identical item sold in the same quantity and at the same time and place of the transaction), as determined by the Parties in good faith.  If the Parties are unable to agree on the fair market value, then the dispute will be resolved in accordance with Article 16 (Dispute Resolution).

Except as expressly set forth in Section 1.149(y)(ii)(A) (Net Sales), Sales or transfers of Products between any of the Selling Parties will not result in any Net Sales, with Net Sales to be based only on any subsequent sales or dispositions to a non-Selling Party.

In the case of a Combination Product containing a given Compound, Net Sales for purposes of determining payments hereunder attributable to the Product from the sale, use, lease, transfer, or other disposition of such Combination Product shall be determined by multiplying Net Sales of the Combination Product by the fraction A/(A+B), where A is the weighted (by sales volume) average sales price of a Product containing, as its sole active ingredient, such Compound when sold separately in Finished Form (the “Non-Combination Product”) and B is the weighted average sale price of the other active ingredient(s) sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Non-Combination Product and the other active ingredient(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred; provided that the value attributed to the Non-Combination Product as a component of the Combination Product resulting from such calculation shall never be less than the weighted (by sales volume) average sales price of the Non-Combination Product when sold separately in Finished Form.  In the event that such average sales price cannot be determined for both the Non-Combination Product and the other active ingredient(s) in combination, Net Sales for purposes of determining payments hereunder shall be mutually agreed by the Parties based on the relative value contributed by each component, and such agreement shall not be unreasonably withheld, provided if the Parties are unable to agree, the same shall be subject to the baseball arbitration procedure set forth in Section 16.5.1 (Baseball Arbitration).

1.150.	“Neutral Safety Committee” has the meaning set forth in Section 16.4 (Neutral Safety Committee).
1.151.	“[**]” means [**].
1.152.	“[**] Agreement” means the [**] Agreement by and between Apellis US and [**], dated as of [**].
1.153.	“Non-Proposing Party” has the meaning set forth in Section 4.4.4(b)(i) (Unilateral Development Activities) or Section 4.8.1 (Combination Therapy Development), as applicable.
1.154.

“Non-Systemic Ophthalmology Product” means any product in any form, formulation, or presentation containing, incorporating, consisting of, or comprising a Compound as an active ingredient that is (a) formulated, approved, or marketed for diseases that have, as their primary association, an association to the eye and (b) not administered systemically.

1.155.

“Out-of-Pocket Costs” means, with respect to activities conducted in accordance with this Agreement, direct bona fide costs, fees, or expenses paid by a Party or its Affiliates to Third Parties (or payable to Third Parties and accrued in accordance with Accounting Standards) and specifically identifiable and incurred to conduct such activities, including any such payments to Subcontractors.

1.156.	“Party” and “Parties” has the meaning set forth in the Preamble.

1.157.	“Party Vote” has the meaning set forth in Section 3.7.1 (Voting; Consensus).
1.158.

“Patent Rights” means any and all (a) patents, (b) patent applications, including all provisional and non-provisional applications, priority applications, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (c) all patents-of-addition, confirmation patents or registration patents, reissues, re-examinations, utility models or designs, renewals, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates and equivalents thereof, (d) inventor’s certificates or letters patent, or (e) other substantially equivalent forms of government-issued rights substantially similar to any of the foregoing described in subsections (a) through (d) above, anywhere in the world.

1.159.

“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplementary protection certificates and any other extensions that are available as of the Effective Date or become available during the Term.

1.160.	“Penn” means The Trustees of the University of Pennsylvania.
1.161.

“Penn Other Fields License Agreement” means that certain Patent License Agreement, dated as of March 28, 2008, by and between Apellis (as successor to Apellis AG) and Penn, as amended on September 11, 2009 and as further amended from time to time.

1.162.	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association, or other entity.
1.163.

“Personally Identifiable Information” means any information relating to an identified or, in combination with other information, identifiable person or persons captured in an electronic or hardcopy format, including such information as it relates to clinical study or Clinical Trial subjects (including key-coded patient data), physicians, clinicians, healthcare professionals, consultants, or other persons participating in any clinical study or Clinical Trial, and any equivalent definition in any Applicable Law to the extent that such definition is broader than that provided here, including, solely with respect to individuals afforded protections under the EU Data Protection Laws, the definition of “personal data” under the GDPR.

1.164.

“Phase III Clinical Trial” means a human clinical trial of a pharmaceutical product in any country that would satisfy the requirements of 21 C.F.R. § 312.21(c), as amended (or the non-United States equivalent thereof).

1.165.	“PNH” means paroxysmal nocturnal hemoglobinuria.
1.166.

“PNH Phase III Clinical Trial” means each of the following Phase III Clinical Trials: (a) APL2-308: “A Phase III Study to Evaluate the Efficacy and Safety of APL-2 in Patients with PNH” (NCT04085601) and (b) APL2-302: “Study to Evaluate the Efficacy and Safety of APL-2 in Patients with PNH” (NCT03500549).

1.167.

“Product” means any pharmaceutical product in any form, formulation, or presentation containing, incorporating, consisting of, or comprising a Compound as an active ingredient; but excluding all Non-Systemic Ophthalmology Products.

1.168.	“Product Trademarks” has the meaning set forth in Section 6.9 (Product Trademarks).

1.169.

“Promotional Materials” means all marketing materials, grants, sponsorships, and all written, printed, graphic, electronic, audio or video media, or other materials, including journal advertisements, sales visual aids, leave‑behind items, formulary binders, reprints, direct mail, direct‑to‑consumer advertising, internet postings and sites, and broadcast advertisements intended for use or used by or on behalf of either Party or their Affiliates to market or promote any Product or educate the public regarding any Product or any Indication treated with any Product; but excluding all Medical Education Materials.

1.170.	“Proposing Party” has the meaning set forth in Section 4.4.4 (Additional Development) or Section 4.8.1 (Combination Therapy Development), as applicable.
1.171.	“Prosecute” has the meaning set forth in Section 10.2.1(b) (Prosecution Rights).
1.172.	“Prosecuting Party” has the meaning set forth in Section 10.2.1(d) (Prosecution Rights).
1.173.

“Qualified Safety Expert” means any scientist (a) with at least [**] of applicable pharmaceutical safety experience, (b) who has not worked for or been engaged by any Party or any of either Party’s Affiliates in the [**] period immediately prior to the formation of the applicable Neutral Safety Committee, and (c) who does not own more than [**] percent ([**]%) of the outstanding equity in any Party or any of either Party’s Affiliates.

1.174.	“Receiving Party” has the meaning set forth in Section 13.1 (Confidential Information).
1.175.	“Regional Development Activities” means, as applicable, the Apellis Territory Regional Development Activities and the Sobi Territory Regional Development Activities.
1.176.

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, all approvals, product or establishment licenses, registrations, or authorizations (including approval of a Drug Approval Application or any label update or other modification to an existing Regulatory Approval) of all applicable Regulatory Authorities in such country or jurisdiction necessary for the commercial marketing or sale of a pharmaceutical product in such country or other regulatory jurisdiction for one (1) or more Indications, excluding Reimbursement Approval.

1.177.

“Regulatory Authority” means any applicable Governmental Authority with jurisdiction or authority over the Development, Manufacture, Commercialization, or other Exploitation (including Regulatory Approvals) of pharmaceutical products, and any corresponding national or regional regulatory authorities.

1.178.

“Regulatory Data” means any and all research data, pharmacology data, CMC data, preclinical and nonclinical data, and clinical data, and all other documentation submitted, or required to be submitted, to Regulatory Authorities to support, obtain, or maintain any Regulatory Approval for a pharmaceutical product or administration device, or otherwise included in any Regulatory Submissions for a pharmaceutical product or administration device, including clinical studies’ and Clinical Trials’ final protocols, final study reports, statistical analysis plans, and results thereof.

1.179.

“Regulatory Exclusivity” means, with respect to a Product in a country, any exclusive marketing right, data protection, or other exclusive right, other than a Patent Right, conferred by any Governmental Authority with respect to such Product in such country, including any new drug exclusivity, new indication or use exclusivity, pediatric exclusivity, or orphan drug exclusivity.

1.180.

“Regulatory/Reimbursement Responsible Party” means, with respect to a given Product in a given country or regulatory jurisdiction, the Party responsible for regulatory and reimbursement activities and obligations with respect to such Product in such country or regulatory jurisdiction, including, for clarity, applicable regulatory and reimbursement activities for a Product after receipt of Regulatory Approval or Reimbursement Approval for such Product.

1.181.

“Regulatory Submission” means any filing, application, or submission with any Regulatory Authority or other applicable Government Authority in support of the Development, Manufacture, Commercialization, or other Exploitation of a pharmaceutical product (including to obtain, support, or maintain Regulatory Approval from such Regulatory Authority or other Governmental Authority), and all formal and informal, written or electronic correspondence or communications with or from the relevant Regulatory Authority or other Governmental Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority or other Governmental Authority. Regulatory Submissions include all INDs, CTAs, Drug Approval Applications, other applications for Regulatory Approval.

1.182.

“Reimbursement Approval” means any approval, agreement, determination, or other decision by the applicable Governmental Authority in a given country or other regulatory jurisdiction that establishes prices charged to end-users for a given pharmaceutical product at which such pharmaceutical product will be reimbursed by the applicable Governmental Authorities in such country or regulatory jurisdiction.

1.183.

“Reimbursement Submission” means any filing, application, or submission with any applicable Government Authority to obtain, support, or maintain Reimbursement Approval from such Governmental Authority, and all formal and informal, written or electronic correspondence or communications with or from the relevant Governmental Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Governmental Authority.

1.184.

“Results” means all (a) results, information, data, presentations, summaries, and analyses that are generated pursuant to, or prepared as a result of, or in connection with the performance of, the Global Development Activities and are required to be provided to the other Party pursuant to the Global Development Plan, and (b) Collaboration Know-How that relate to any of the foregoing.

1.185.	“Reversion Technology” has the meaning set forth in Section 15.2.2(a) (Reversion License).
1.186.	“Royalty Term” has the meaning set forth in Section 9.5.2 (Royalty Term).
1.187.	“Sales Returns and Allowances” has the meaning set forth in Section 1.149 (Net Sales).
1.188.	“SDEA” has the meaning set forth in Section 5.4.1 (SDEA; Responsibilities).
1.189.	“Second Source” has the meaning set forth in Section 8.2 (Sobi Right to Manufacture Drug Product).
1.190.	“Selling Party” has the meaning set forth in Section 1.149 (Net Sales).
1.191.

“Serious Adverse Event” has the meaning set forth in 21 C.F.R. § 312.32, and generally means any Adverse Event that (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of existing hospitalization, (d) results in persistent or significant disability or incapacity, (e) is a congenital anomaly or birth defect, or (f) based upon appropriate medical judgment, is considered an important medical event that may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

1.192.	“SFJ” means SFJ Pharmaceuticals XI, L.P.
1.193.	“SFJ Agreement” means that certain Development Funding Agreement, dated as of February 28, 2019, by and between Apellis and SFJ, as amended on June 7, 2019 and further amended from time to time.
1.194.	“Shared Development Costs” has the meaning set forth in Section 4.6.3 (Shared Development Costs).
1.195.	“Sobi” has the meaning set forth in the Preamble.
1.196.

“Sobi Know-How” means any and all Collaboration Know-How that is (a) Controlled by Sobi or any of its Affiliates during the Term (for the avoidance of doubt, including Sobi’s interest in the Joint Know-How) and (b) necessary or useful for the Exploitation of any Compound or Product Developed under the Global Development Plan. Notwithstanding anything in this Agreement to the contrary, Sobi Know-How shall not include (x) any Additional Third Party IP in-licensed by Sobi or any of its Affiliates under an agreement that Apellis does not agree to make a Collaboration In-License pursuant to Section 2.3 (New In-Licenses) or (y) any Know-How to the extent Controlled by any Person that acquires all or any part of Sobi or an Affiliate of Sobi, or any Affiliate of such Person, except to the extent that, following such acquisition, the Parties specifically agree to incorporate such Know-How into any Product Developed under the Global Development Plan, in each case (i) that is Controlled, immediately prior to the effective date of the acquisition, by such Person or any of its Affiliates (other than Sobi or any of its Affiliates immediately prior to the effective date of the acquisition) or (ii) that is Controlled by such Person or any of its Affiliates (other than Sobi or any of its Affiliates immediately prior to the effective date of the acquisition) on or after the effective date of acquisition but (A) is not Controlled by Sobi or any Person that was an Affiliate of Sobi immediately prior to the effective date of the acquisition, (B) is made, invented, created, designed, conceived, produced, or otherwise developed or obtained without the use of or reliance on any Sobi Confidential Information or Apellis Confidential Information, and (C) is not utilized by or on behalf of Sobi or its Affiliates in connection with the Exploitation of a Product.

1.197.

“Sobi Patent Right” means any Collaboration Patent Right that is (a) Controlled by Sobi or any of its Affiliates during the Term (for the avoidance of doubt, including Sobi’s interest in any Joint Patent Right) and (b) Covers the Exploitation of any Compound or Product Developed under the Global Development Plan. Notwithstanding anything in this Agreement to the contrary, except to the extent necessary or useful for the Exploitation of any Compound or Product Developed under the Global Development Plan, Sobi Patent Right shall not include (x) any Additional Third Party IP in-licensed by Sobi or any of its Affiliates under an agreement that Apellis does not agree to make a Collaboration In-License pursuant to Section 2.3 (New In-Licenses) or (y) any Patent Right to the extent Controlled by any Person that acquires all or any part of Sobi or an Affiliate of Sobi, or any Affiliate of such Person, except to the extent that, following such acquisition, the Parties specifically agree to incorporate any technology or invention Covered or claimed by such Patent Right into any Product Developed under the Global Development Plan, in each case (i) that is Controlled, immediately prior to the effective date of the acquisition, by such Person or any of its Affiliates (other than Sobi or any of its Affiliates immediately prior to the effective date of the acquisition) or (ii) that is Controlled by such Person or any of its Affiliates (other than Sobi or any of its Affiliates immediately prior to the effective date of the acquisition) on or after the effective date of acquisition but is not Controlled by Sobi or any Person that was an Affiliate of Sobi immediately prior to the effective date of the acquisition and Covers or claims an invention that was invented without the use of or reliance on any Sobi Confidential Information or Apellis Confidential Information.

1.198.	“Sobi Technology” means all Sobi Patent Rights and Sobi Know-How.
1.199.	“Sobi Territory” means the entire world except for the Apellis Territory.
1.200.

“Sobi Territory Regional Development Activities” means all Sobi activities, other than the Global Development Activities, conducted by or on behalf of Apellis to support Regulatory Approval of any Product in the Sobi Territory.

1.201.	“Sobi Territory Regional Development Plan” has the meaning set forth in Section 4.4.3 (Sobi Territory Regional Development Plan).
1.202.

“Subcontractor” means a Third Party engaged by a Party or its Affiliates to conduct certain activities of such Party under this Agreement, including (a) contract research organizations, (b) contract manufacturers, and (c) distributors (whether exclusive or non-exclusive), distribution service providers and wholesalers, in each case (a)-(c) whether or not granted a sublicense under the License to perform such activities (including in the case of (c), Commercialization activities).

1.203.

“Sublicensee” means, on a Product-by-Product and country-by-country basis, a Third Party to whom Sobi or any of its Affiliates or any Sublicensee grants a license or sublicense of Sobi’s rights to Exploit Products under the Apellis Technology, excluding all Subcontractors who are engaged on a fee-for-service basis and, solely for purposes of calculating Net Sales, excluding all Functional Sublicensees.

1.204.	“Supply Agreement” has the meaning set forth in Section 8.6 (Supply Agreement).
1.205.	“Term” has the meaning set forth in Section 14.1 (Term).
1.206.	“Third Party” means any Person other than Sobi or Apellis or their respective Affiliates.
1.207.	“Third Party Claim” has the meaning set forth in Section 12.1 (Indemnification by Apellis).
1.208.

“Third Party Payments” shall mean the pro rata portion reasonably attributable to the Exploitation of Products of all payments (including for royalties, lump sum payments, upfront payments, costs, damages, judgements and awards) which Sobi or its Affiliates or Sublicensees pay to a Third Party (directly or through Apellis under a Collaboration In-License to which Apellis or any of its Affiliates is a Party) for a license under Patent Rights or Know-How owned or controlled by such Third Party that are reasonably necessary or reasonably useful for the Exploitation of the Products in the Field in the Sobi Territory.

1.209.	“TMA” shall mean thrombotic microangiopathy.
1.210.	“Unilateral Combination Therapy Development Activities” has the meaning set forth in Section 4.8.1(b) (Unilateral Combination Therapy Development Activities).

1.211.	“Unilateral Additional Development Costs” has the meaning set forth in Section 4.4.4(b)(iii) (Buy-In).
1.212.	“Unilateral Development Activities” has the meaning set forth in Section 4.4.4(b)(i) (Unilateral Development Activities).
1.213.	“Unilateral Development Data” has the meaning set forth in Section 4.4.4(b)(ii) (Unilateral Development Data).
1.214.	“Unilateral Development Notice” has the meaning set forth in Section 4.4.4(b)(iii) (Buy-In).
1.215.	“Upstream Agreements” means the Existing Agreements and Collaboration In-Licenses.
1.216.	“U.S.” or “United States” means the United States of America and its possessions and territories.
1.217.

“Valid Claim” means a claim of (a) an issued, unexpired, and in-force patent, which claim has not been held invalid or unenforceable by a court or other government agency of competent jurisdiction from which holding no appeal can be taken, or for which the applicable time for appeal has expired, and has not been held or admitted to be invalid or unenforceable through re-examination, inter partes review, post grant review or disclaimer, opposition procedure, nullity suit, or otherwise, or (b) a pending patent application that has not been finally abandoned, finally rejected, or expired; but, if a claim of a pending patent application has not issued within [**] after the earliest filing date from which such claim takes priority, then such claim will cease to constitute a Valid Claim for the purposes of this Agreement unless and until such claim issues.

1.218.	“VAT” has the meaning set forth in Section 9.7.2 (VAT).

Article 2
Licenses

2.1	Licenses

.

2.1.1	License Grants to Sobi. Subject to the terms and conditions of this Agreement and the Apellis Retained Rights, Apellis hereby grants to Sobi:
(a)

an exclusive, sublicensable (solely as set forth in Section 2.5.2 (Sublicenses)) license under the Apellis Technology (excluding all Unilateral Development Data with respect to which Sobi is the Non-Proposing Party) to:

(i)	Develop Products throughout the world in accordance with this Agreement for Commercialization in the Sobi Territory; and
(ii)	Commercialize Products in the Sobi Territory in accordance with this Agreement; and
(b)

a co-exclusive (with Apellis), sublicensable (solely as set forth in Section 2.5.2 (Sublicenses)) license under the Apellis Technology (excluding all Unilateral Development Data with respect to which Sobi is the Non-Proposing Party) to:

(i)	subject to, and solely as set forth in, Section 8.1 (Sobi Right to Manufacture Drug Substance), Section 8.2 (Sobi Right to Manufacture

Drug Product), and the Supply Agreement, Manufacture Compounds and Products throughout the world for Development and Commercialization in the Sobi Territory; and
(ii)	conduct Medical Affairs activities with respect to Products in accordance with this Agreement,

(the “License”).

2.1.2	License Grants to Apellis. Subject to the terms and conditions of this Agreement and the Sobi Retained Rights, Sobi hereby grants to Apellis:
(a)

an exclusive, sublicensable (solely as set forth in Section 2.5.2 (Sublicenses)), fully-paid, royalty-free license under the Sobi Technology (excluding all Unilateral Development Data with respect to which Apellis is the Non-Proposing Party), to:

(i)

Develop Products throughout the world in accordance with this Agreement for (A) Commercialization in the Apellis Territory or (B) sale to Selling Parties for Commercialization in the Sobi Territory in accordance with this Agreement; and

(ii)	Commercialize Products in the Apellis Territory in accordance with this Agreement;
(b)

a non-exclusive, sublicensable (solely as set forth in Section 2.5.2 (Sublicenses)), fully-paid, royalty-free license under the Sobi Technology (excluding all Unilateral Development Data with respect to which Apellis is the Non-Proposing Party) to:

(i)

Manufacture Products throughout the world in accordance with this Agreement, for (A) Commercialization in the Apellis Territory or (B) sale to Selling Parties for Commercialization in the Sobi Territory in accordance with this Agreement; and

(ii)	conduct Medical Affairs activities with respect to Products in accordance with this Agreement; and
(c)

solely to the extent necessary to Commercialize Non-Systemic Ophthalmology Products, a non-exclusive, sublicensable (solely as set forth in Section 2.5.2 (Sublicenses)), fully-paid, royalty-free license under the Sobi Technology to Develop, Manufacture, Commercialize, and conduct Medical Affairs activities with respect to Non-Systemic Ophthalmology Products anywhere in the world.

2.2	No Implied Licenses; Retained Rights.
2.2.1

Except as explicitly set forth in this Agreement, neither Party grants any rights or license under its Intellectual Property rights to the other Party, express or implied, whether by implication, estoppel, or otherwise.

2.2.2

Notwithstanding anything in this Agreement to the contrary, Apellis shall, as between the Parties, retain for itself (and its Affiliates and sub/licensees) the right under the Apellis Technology, with the right to grant licenses through multiple tiers, to:

(a)

Develop Products throughout the world in accordance with the terms and conditions of this Agreement for (i) Commercialization in the Apellis Territory or (ii) sale to Selling Parties for Commercialization in the Sobi Territory in accordance with this Agreement;

(b)	Manufacture Products throughout the world in accordance with the terms and conditions of this Agreement for Commercialization in the Apellis Territory;
(c)

Manufacture and supply the Products to the Selling Parties pursuant to the terms and conditions of this Agreement and the Supply Agreement for Commercialization by such party inside the Sobi Territory;

(d)	conduct Medical Affairs activities with respect to Products in accordance with the terms and conditions of this Agreement;
(e)	Exploit Non-Systemic Ophthalmology Products anywhere in the world; and
(f)	without limiting the foregoing, exercise its rights and conduct and perform its obligations under this Agreement, including as set out in the Global Development Plan.

(collectively, the foregoing, the “Apellis Retained Rights”); but, for the avoidance of doubt, nothing in this Section 2.2.2 (No Implied Licenses; Retained Rights) grants Apellis any rights under any Intellectual Property of Sobi.

2.2.3

Notwithstanding anything in this Agreement to the contrary, Sobi shall, as between the Parties, retain for itself (and its Affiliates and sub/licensees) the right under the Sobi Technology, with the right to grant licenses through multiple tiers, to:

(a)	Develop Products throughout the world in accordance with the terms and conditions of this Agreement for Commercialization in the Sobi Territory;
(b)	Manufacture Compounds and Products throughout the world for Development and Commercialization in the Sobi Territory;
(c)	conduct Medical Affairs activities with respect to Products in accordance with the terms and conditions of this Agreement; and
(d)	without limiting the foregoing, exercise its rights and conduct and perform its obligations under this Agreement, including as set out in the Global Development Plan.

(collectively, the foregoing, the “Sobi Retained Rights”); but, for the avoidance of doubt, nothing in this Section 2.2.3 (No Implied Licenses; Retained Rights) grants Sobi any rights under any Intellectual Property of Apellis.

2.3

New In-Licenses.   If a Party becomes aware of any Third Party Intellectual Property that such Party believes is necessary or useful for the Exploitation of any Products developed pursuant to the Global Development Plan (“Additional Third Party IP”), such Party shall notify the JEC, and the JEC shall discuss in good faith whether, and on what terms, either Party should obtain a sublicensable license to such Third Party Intellectual Property, but nothing in this Section 2.3 (New In-Licenses) shall prevent either Party from independently obtaining or negotiating the terms for a license to such Additional Third Party IP. The Party obtaining a license or other rights to any Additional Third Party IP shall use Commercially Reasonable Efforts to ensure that any and all such rights acquired are freely sublicenseable to the other Party to the extent of the licenses and rights granted to such other Party under this Agreement. No more than [**] after executing an agreement pursuant to which it has obtained a license or other rights to any Additional Third Party IP that are sublicensable to the other Party under this Agreement, the in-licensing Party shall provide to the other Party a copy of such agreement and a proposed apportionment of the costs of such license between the Parties, based upon the Parties’ proportional interest in the rights under such agreement, and such other Party shall, within [**] of receiving such copy, notify the in-licensing Party in writing whether such other Party agrees (a) to be responsible for the costs of such agreement in accordance with the terms of Section 9.6.2 (Collaboration In-Licenses) and (b) accept all other obligations under such agreement that are applicable to such Party’s Exploitation of Products under this Agreement. If such other Party agrees to be responsible for such costs, and accept such other obligations that are applicable to such Party’s Exploitation of Products under this Agreement, under such agreement, then such agreement shall be deemed a “Collaboration In-License,” and the Additional Third Party IP licensed under such Collaboration In-License shall be Apellis Know-How, Apellis Patent Rights, Sobi Know-How, or Sobi Patent Rights, as applicable.  If such other Party does not agree to be responsible for such costs, and accept such other obligations that are applicable to such Party’s Exploitation of Products under this Agreement, under such agreement, or if the rights licensed under such agreement are not sublicensable to the other Party under this Agreement, then such agreement shall not be a Collaboration In-License, and the Additional Third Party IP licensed under such agreement shall be deemed not to be Apellis Know-How, Apellis Patent Rights, Sobi Know-How, or Sobi Patent Rights.

2.4	Technology, Data, and Regulatory Transfer

.

2.4.1

Initial Transfer.  As soon as reasonably practicable, and in any event within [**] following the Effective Date, the Parties shall discuss in good faith and agree upon, and, following such agreement, shall perform their respective obligations set out in, a technology and data transfer plan governing the contents and mechanics of the transfer of Apellis Know-How (including Manufacturing Know-How, to the extent necessary or useful for Sobi to perform its obligations and exercise its rights under this Agreement or Applicable Law prior to the transfer of Manufacturing Know-How under Section 8.3 (Manufacturing Technical Transfer)), Regulatory Submissions, and Regulatory Data pursuant to this Section 2.4.1 (Initial Transfer). Without limiting the foregoing, for no additional consideration (including no reimbursement for any costs or expenses incurred by or on behalf of Apellis), Apellis shall transfer and deliver to Sobi in the original format (excel, word, powerpoint, etc.) in a method agreed to by the Parties’ IT departments (e.g., FTP, physical hard disk):

(a)	within [**] following the Effective Date, download access to the complete contents of the diligence data room;
(b)	within [**] following the Effective Date, to the extent not included in the diligence data room:

(i)

any formal and informal, written or electronic correspondence or communications with or from the relevant Regulatory Authority or other Governmental Authority, as well as minutes of any material meetings, telephone conferences, or discussions with the relevant Regulatory Authority or other Governmental Authority in relation to the PNH and CAD Initial Indications;

(ii)

any documents related to the CAD Initial Indication that are required by Sobi to perform the CAD Clinical Trials assigned to Sobi in the Global Development Plan, including those items set forth on Schedule 2.4.1(b) (Initial Transfer - CAD);

(iii)	any additional quality assurance related documents (audit reports, CAPAs, Plans) relating to the Initial Indications; and
(c)

within [**] following the Effective Date, copies of the following (including all eCTD sequences and source documents (if any) comprising or containing any of the following) to the extent not already provided:

(i)	copies of Apellis Know-How in reasonably sufficient detail in order for a reasonably skilled Person to practice such Know-How within the scope of the License; and
(ii)	copies of Regulatory Data,

in each case ((a)-(c)) that are: (i) related to the Compound or Products in the Sobi Territory, (ii) necessary for Sobi or its relevant Affiliate(s) to conduct or perform its obligations and exercise its rights under this Agreement (but, with respect to Manufacturing Know-How, solely as necessary for Sobi or its relevant Affiliate(s) to conduct or perform its obligations and exercise its rights under this Agreement prior to the transfer of Manufacturing Know-How under Section 8.3 (Manufacturing Technical Transfer)), and (iii) in Apellis’ or any of its Affiliates’ possession and Control as of the Effective Date. In addition, Apellis shall provide Sobi with reasonable access to Apellis personnel with relevant expertise to explain any Know-How transferred in accordance with clause (a), (b) or (c).

2.4.2

Additional Transfers.  Pursuant to one (1) or more technology and data transfer plans established by unanimous agreement of the JDC in accordance with Section 3.3.2(b) (Specific Responsibilities of the JDC), and in any event within a reasonable period of time following any reasonable and specific request from the other Party (but any such request from Sobi regarding Manufacturing Know-How must comply with Section 8.3 (Manufacturing Technical Transfer)) (or, solely with respect to newly generated items created in any [**] that are necessary for the other Party or its relevant Affiliate(s) to conduct or perform its obligations and exercise its rights under this Agreement, within a reasonable period of time following the end of such [**] in which such newly generated items are created), each Party will transfer to the other Party copies (including all eCTD sequences and source documents (if any) comprising or containing any of the following) of all (w) Know-How, (x) Regulatory Submissions and Reimbursement Submissions, (y) Regulatory Data, and (z) other documents or information, in each case ((w)-(z)) that (i) are related to the Products, (ii) are in such Party’s (or its Affiliates’) possession and Control as of the relevant time, (iii) are (A) necessary or useful for such other Party to Exploit the Compound or Products in its territory in accordance with this Agreement or (B) necessary to perform its obligations and exercise its rights under this Agreement, and (iv) have not previously been provided to such other Party. To the extent set forth in the applicable transfer plan(s) or otherwise requested or transferred pursuant to this Section 2.4.2 (Additional Transfers), the data transferred pursuant to this Section 2.4.2 (Additional Transfers) shall include Unilateral Development Data and Combination Therapy Data that meets the requirements of clauses (i) through (iv).  For clarity, a Party shall have no right to use or reference the foregoing items described in clauses (w)-(z) other than as permitted pursuant to this Agreement.

2.4.3

Regulatory Transition.  Except with respect to the EMA PNH Regulatory Approval (which shall remain owned by Apellis until assigned to Sobi in accordance with Section 5.2.6 (Assignment of EMA PNH Regulatory Approval)) and the existing Dossier for Clinical Development of a Product in [**], Apellis shall, in a manner and on a date to be mutually agreed by the Parties, but in any event within [**] after the Effective Date, assign to Sobi all of Apellis’ and its Affiliates’ rights, title, and interests in and to any Regulatory Approvals, INDs, Regulatory Submissions and orphan drug designations (or equivalent), other than CTAs with respect to which Apellis is the sponsor, Controlled by Apellis or any of its Affiliates with respect to Products and countries for which Sobi is the Regulatory/Reimbursement Responsible Party. With respect to any Regulatory Approvals, INDs, Regulatory Submissions and orphan drug designations (or equivalent) that Apellis assigns to Sobi, Apellis shall, at Sobi’s reasonable request therefor,promptly execute and deliver, or cause to be executed and delivered, to Sobi or any applicable Regulatory Authority such endorsements, assignments, and other documents as are necessary to assign, convey, transfer, and deliver, as applicable, to Sobi the same.

2.4.4

Support.  The Parties understand and agree that, in addition to the cooperation and assistance to be expressly provided under this Section 2.4 (Technology, Data, and Regulatory Transfer), from time to time it may be necessary for either Party to seek assistance and cooperation from the other Party in connection with the performance of such Party’s obligations and exercise of such Party’s rights under this Agreement. Each Party shall, at its own cost and expense, provide any such assistance and cooperation reasonably requested by the other Party.

2.5	Performance by Affiliates, Sublicensees, and Subcontractors

.

2.5.1

Performance by Affiliates.  Each Party may perform some or all of its obligations under this Agreement through its Affiliates; except that each Party will remain responsible for and be the guarantor of any such performance by its Affiliates and will cause its Affiliates to comply with the terms and conditions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power, or remedy, or proceed against any of such Party’s Affiliates, for any obligation or performance hereunder prior to proceeding directly against such Party.

2.5.2

Sublicenses.  Subject to the terms and conditions of section 1.5 of the Penn Other Fields License Agreement regarding sublicensing through multiple tiers (which provides that, if Sobi desires to sublicense any Commercialization rights under any rights licensed under the Penn Other Fields License Agreement to a further sublicensee that is not an Affiliate of Sobi, Sobi and Apellis shall notify Penn of the identity of such non-Affiliate further sublicensee within [**] after the grant of such further sublicense, and any such downstream sublicense must require the sub-sublicensee to comply with the terms of the Penn Other Fields License Agreement and prohibit further sublicensing of Commercialization rights):

(a)

Subject to Section 2.5.1 (Performance by Affiliates), each Party will have the right to sublicense (including through multiple tiers) any or all of the rights granted to it by the other Party under this Agreement to such Party’s Affiliates without the consent of the other Party.

(b)

Subject to Sections 2.5.2(c) (Sublicenses), 2.5.2(e) (Sublicenses), and 2.5.2(f) (Sublicenses), each Party will have the right to sublicense any or all of the rights granted to it by the other Party under this Agreement in connection with delegating any of such Party’s obligations to Subcontractors in connection with exercising such Party’s rights or performing such Party’s obligations under this Agreement, except that (i) other than with respect to any contract research organization engaged by Apellis as of the Effective Date, neither Party may engage any contract research organization to perform any Global Development Activities until such Party has consulted with the other Party with respect to the engagement of such contract research organization and (ii) no Subcontractor may grant any further sublicense. For clarity, clause (i) shall not apply to a Party using a contract research organization in respect of such Party’s Regional Development Activities.

(c)

Subject to Section 2.5.2(f) (Sublicenses), Sobi will have the right to sublicense any or all of the rights granted to it by Apellis under Section 2.1.1 (License Grants to Sobi) to Third Parties for the purpose of Developing, Manufacturing, Commercializing or conducting Medical Affairs with respect to any Product in the Sobi Territory, but:

(i)

Sobi may not sublicense any right to Commercialize any Product in any Major European Country without Apellis’ prior written approval (which may not be unreasonably withheld, conditioned, or delayed); and

(ii)	Sobi may not sublicense any right to Commercialize any Product in any Major Market or Russia without first giving Apellis opportunity to comment on Sobi’s proposed sublicensee.
(d)

Subject to Section 2.5.2(f) (Sublicenses), Apellis will have the right to sublicense any or all of the rights granted to it by Sobi under Section 2.1.2 (License Grants to Apellis) for the purpose of Commercializing any Product in the Apellis Territory or Developing, Manufacturing, Commercializing, or conducting Medical Affairs with respect to Non-Systemic Ophthalmology Products anywhere in the world.

(e)

If Sobi sublicenses to any Third Party any of the Commercialization rights granted to it by Apellis under this Agreement and such sublicense includes any rights licensed under the Penn Other Fields License, Apellis and Sobi shall jointly notify Penn of the identity of such Sublicensee within [**] after the grant of such sublicense.

(f)

A Party sublicensing any of the rights granted to it by the other Party under this Agreement shall ensure that each of its sublicensees is bound by a written agreement that is consistent with, and subject to the applicable terms and conditions of, this Agreement, and such sublicensing Party shall provide the other Party with a copy of such sublicense agreement within [**] after the execution of such sublicense agreement.  Any such copy may be reasonably redacted to the extent required to remove any confidential, proprietary, or competitive information, but such copy shall not be redacted to the extent that it impairs the other Party’s ability to monitor compliance with this Agreement, unless such redaction is required to prevent breach of the terms of such sublicense or other confidentiality obligation to which the relevant Party or its Affiliates is subject. Such sublicense agreement shall be treated as Confidential Information of the sublicensing Party.  Each sublicensing Party will be responsible, and primarily liable, for the performance of each of its sublicensees with all relevant restrictions, limitations, and obligations in this Agreement, and the grant of any sublicense will not relieve either Party of its obligations under this Agreement. Without limiting the foregoing, unless otherwise agreed by the Parties in advance in writing:

(i)

the sublicensing Party shall require any Third Party to whom such Party discloses Confidential Information of the other Party to enter into an appropriate written agreement obligating such Third Party to be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are at least as protective of such Confidential Information as are the obligations set forth in Article 13 (Confidentiality), including requiring such Third Party to agree in writing not to issue any publications concerning any Compound or Product except in compliance with the terms of this Agreement; and

(ii)

the sublicensing Party shall obligate its sublicensees to agree in writing to assign ownership to the sublicensing Party of, or grant an exclusive, royalty-free, worldwide, perpetual, and irrevocable license (with the right to freely grant sublicenses through multiple tiers) to, all Collaboration Know-How and Collaboration Patent Rights arising under its agreement with such Third Party to the extent related to the Exploitation of any Compound or Product, and such sublicensing Party shall structure each such assignment or exclusive license so as to enable such sublicensing Party to license or sublicense (as applicable) such Collaboration Know-How and Collaboration Patent Rights to the other Party in accordance with this Agreement.

2.6	Exclusivity

.  During the Term, with respect to each Initial Indication and each other Indication that the JEC mutually agrees to include in the Global Development Plan, on an Indication-by-Indication basis, Apellis covenants and agrees that neither Apellis nor any of its Affiliates shall, directly or indirectly, alone or with or for any Third Party (including, for clarity, by grant of a license to or entry into any agreement or other arrangement with a Third Party in connection with the same), conduct any clinical Development or Clinical Trial or Commercialize any pharmaceutical product containing, incorporating, or comprising APL-9 (alone or in combination), for the treatment of such Indication unless and until the JEC unanimously agrees that the Parties will no longer Develop or Commercialize Products for such Indication under this Agreement in accordance with Section 3.2.3(i) (Responsibilities). Each of the Parties recognizes that the restrictions contained in, and the terms of, this Section2.6 (Exclusivity) are required for the protection of Sobi’s exclusive rights under the License and Apellis’ royalties hereunder, and agrees that, if any provision in this Section 2.6 (Exclusivity) is determined by any court to be unenforceable by reason of its extending for too great a period of time or over too great a geographic area, or by reason of its being too extensive in any other respect, such covenant shall be interpreted to extend only for the longest period of time and over the greatest geographic area, and to otherwise have the broadest application as shall be enforceable under Applicable Law.

2.7	Promotional Activities

.

2.7.1

No Promotion. Except with respect to global congresses, meetings, or roundtables approved by the JMC, Apellis shall not market or promote any Product in the Sobi Territory, and Sobi shall not market or promote any Product in the Apellis Territory.

2.7.2

Exports and Resale. Apellis shall use Commercially Reasonable Efforts to monitor and prevent exports or resale of Products from or outside the Apellis Territory for Commercialization in the Sobi Territory, and Sobi shall use Commercially Reasonable Efforts to monitor and prevent exports or resale of Products from or outside the Sobi Territory for Commercialization in the Apellis Territory, in each case to the extent consistent with Applicable Law and using methods commonly used in the industry for such purpose, and the Parties shall keep each other reasonably informed of any such exports or resales of which they become aware.

2.7.3

Sobi Territory Requests and Orders. If Apellis or any of its Affiliates or sub/licensees receives a request or order to Commercialize any Product in the Sobi Territory, Apellis shall notify Sobi thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Sobi.

2.7.4

Apellis Territory Requests and Orders. If Sobi or any of its Affiliates or Sublicensees receives a request or order to Commercialize any Product in the Apellis Territory, Sobi shall notify Apellis thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Apellis.

2.8	Section 365(n) of the Bankruptcy Code

.  All licenses granted by either Party to the other Party under this Agreement are deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code.  Each Party, as licensee, may fully exercise all of its rights and elections under any applicable Bankruptcy Code.  The Parties further agree that, if a Party elects to retain its rights as a licensee under any applicable Bankruptcy Code, such Party shall be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology.  Such embodiments of the technology shall be delivered to such licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor Party, upon written request, unless the licensor Party elects to perform its obligations under this Agreement, or (b) if not delivered under clause (a), upon the rejection of this Agreement by or on behalf of the licensor Party, upon written request.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the U.S. Bankruptcy Code.  As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

Article 3
Governance

3.1	Alliance Management

.

3.1.1

Alliance Managers.  Within [**] after the Effective Date, each Party will appoint a single individual who possesses sufficient alliance management experience, is otherwise suitably qualified, and has the requisite decision-making authority to act as such Party’s alliance manager under this Agreement to support the Development, Manufacturing, Commercialization, and Medical Affairs of the Products worldwide (the “Alliance

Manager”). Each Party may change the person designated as such Party’s Alliance Manager upon written notice (including via email notification) to the other Party, but any such new Alliance Manager must possess sufficient alliance management experience and otherwise meets the requirements set forth in this Section 3.1.1 (Alliance Managers).  Each Party shall ensure that each of such Party’s Alliance Managers is bound by obligations of non-use and confidentiality that are at least as protective of the other Party’s Confidential Information as are those set forth in Article 13 (Confidentiality).

3.1.2	Roles and Responsibilities. The Alliance Managers will be responsible for:
(a)

facilitating the flow of information and data and otherwise promoting communication and coordinating the Development, Manufacturing, Commercialization, and Medical Affairs of the Products worldwide, including for the applicable Committees;

(b)

providing a single point of communication for seeking consensus, both internally within the respective Party’s organization and between the Parties, and for fostering good collaboration, communication, and coordination;

(c)	managing Agreement governance and driving timely resolution of issues through informal and formal conflict resolution under this Agreement, including for the applicable Committees;
(d)	attending Committee meetings; and
(e)	performing such other functions as are requested by the JEC.
3.2	Joint Executive Committee

.

3.2.1

Formation.  As soon as practicable, but no later than [**] after the Effective Date, the Parties shall establish a Joint Executive Committee (the “JEC”) to review, discuss, and, as applicable, oversee activities under this Agreement. The JEC shall be comprised of an equal number of, and in any event at most [**], representatives from each of Sobi and Apellis, each of whom shall have the appropriate experience, expertise, and decision-making authority to perform his or her responsibilities on the JEC. Each Party shall provide written notice (including via email notification) to the other Party or the other Party’s Alliance Manager of its initial representatives to the JEC.  Each Party’s Chief Executive Officer shall be a representative on the JEC for at least [**] after the Effective Date.  Except with respect to each Party’s Chief Executive Officer during the first [**] after the Effective Date, either Party may replace its JEC representatives with similarly qualified individuals at any time upon prior written notice (including via email notification) to the other Party or the other Party’s Alliance Manager. Either Party may invite up to [**] (or such other number as agreed by the JEC or reasonably required by a Party to fulfill its obligations under this Agreement) of its employees to participate in the discussions and meetings of the JEC by providing written notice (including via email notification) to the other Party or the other Party’s Alliance Manager prior to such employee’s participation, but such participants will have no voting authority at the JEC.  If agreed by the JEC on a case-by-case basis, the JEC may invite other non-employee Third Parties to participate in the discussions and meetings of the JEC, but such participants will have no voting authority at the JEC. Each Party shall ensure that all of its JEC members, and all of its non-member employees and all non-employee Third Parties attending any JEC meeting, are bound by obligations of non-use and confidentiality that are at least as protective of the other Party’s Confidential Information as are those set forth in Article 13 (Confidentiality).  The Alliance Managers shall be responsible, on behalf of the JEC, for setting the agenda for meetings of the JEC with input from the JEC members and will disseminate such agendas and presentations to be made at any meeting no later than [**] in advance of each JEC meeting unless otherwise agreed to by the Parties in writing.

3.2.2

Meetings.  The JEC shall meet in person (alternating between a site designated by each of Apellis and Sobi) or by videoconference or teleconference at least [**] until the earliest of (a) [**], (b) a Change of Control of either Party, or (c) [**], and thereafter shall meet [**] or with such other frequency as the Parties may agree. Specific meeting dates shall be determined by agreement of the Parties.  Either Party may also call a special meeting of the JEC (by videoconference or teleconference) upon prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed before the next regularly scheduled JEC meeting, and such Party shall provide the JEC with materials reasonably adequate to enable an informed discussion by its members before such special meeting. Apellis shall host the first meeting of the JEC at a mutually agreeable time and place no later than [**] after the Effective Date.  Each Party will be responsible for its own expenses relating to attendance at or participation in JEC meetings.  Each Party shall appoint one of its JEC representatives to act as a co-chairperson of the JEC.  The responsibility for running each JEC meeting will alternate between the JEC co-chairpersons from meeting-to-meeting, with Apellis’ co-chairperson running the first JEC meeting.  The JEC co-chairpersons (or, at the election of the JEC co-chairpersons, the Alliance Managers) shall jointly prepare and circulate agendas to JEC representatives at least [**] before each JEC meeting (other than a special meeting as described above) and shall direct the preparation of meeting minutes after each JEC meeting, which shall be approved by the JEC co-chairpersons and circulated to other JEC representatives within [**] after such meeting.  Except as expressly set forth in this Section 3.2.2 (Meetings), no JEC co-chairperson shall have any rights or powers greater than those of any other JEC member.

3.2.3	Responsibilities. The JEC shall have the duties described below. Within such scope, the JEC shall, subject to Section 3.7 (Decisions of the Committees):
(a)	manage the overall strategic alignment between the Parties under this Agreement;
(b)

establish and delegate specifically-defined duties to subcommittees, such as the JDC, the JMC, the JCC, and the JMSC, and other operational or ad-hoc subcommittees, on an “as-needed” basis to review, discuss, and, as applicable, oversee particular projects or activities, and receive and discuss reports from such subcommittees and provide guidance to the respective subcommittees regarding the same, as described in Section 3.2.4 (Subcommittees);

(c)

review, discuss, and determine whether to amend or approve each Additional Development Proposal submitted by the JDC pursuant to Section 4.4.4(a) (JEC Decision Regarding Additional Development Activities);

(d)

attempt to resolve any issues or disputes, including those arising from the Parties, Alliance Managers, JDC, JMC, JCC, JMSC, or any other subcommittee, as described in Section 3.7.2 (Escalation to JEC);

(e)	review and discuss the Development, Manufacture, Commercialization, and Medical Affairs of the Products worldwide;
(f)

review, discuss, and determine whether to approve any updates to the Global Development Plan (including the associated Global Development Budget) that include Additional Global Development Activities, Combination Therapy Activities or are otherwise material, in each case, as submitted by the JDC, as described in Section 4.4 (Development Plans; Unilateral Development Activities; Amendments) and Section 4.8 (Combination Products, Combination Therapies);

(g)

review, discuss, and determine whether to approve the initial Global Branding Strategy, and approve any material updates thereof, in each case, submitted by the JCC as described in Section 6.3 (Global Branding Strategy and Information);

(h)	review and monitor the progress of the Parties under the Global Development Plan, including milestones therein;
(i)	determine whether to cease Developing or Commercializing any Product for any given Indication under this Agreement;
(j)

determine any activities required to be added to the Global Development Plan (and associated Global Development Budget) as a result of a conditional Regulatory Approval in PNH in the European Union and the United Kingdom (and all associated PNH Development Costs to be incurred by either Party in accordance with Section 4.6.2 (PNH Development Costs)), but, if the JEC is unable to determine such matter, such dispute shall be resolved in accordance with Section 16.5.1 (Baseball Arbitration);

(k)	determine whether any Shared Development Costs should be borne by the Parties in any ratio other than fifty percent (50%)/fifty percent (50%);
(l)

jointly establish and maintain, or establish a subcommittee to establish and maintain, as set forth in the SDEA, all necessary pharmacovigilance requirements for each Product in full compliance with all Applicable Laws and requirements of the Regulatory Authorities in each country in the world, in accordance with Section 5.4.1 (SDEA; Responsibilities);

(m)	discuss the licensing of Additional Third Party IP in accordance with Section 2.3 (New In-Licenses);
(n)

provide a forum for the Parties to share information on patent prosecution matters and other intellectual property matters, and to facilitate coordination between the Parties in accordance with Article 10 (Intellectual Property Matters); and

(o)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as agreed upon by the Parties in writing.
3.2.4	Subcommittees.
(a)	The JEC may, by unanimous agreement, establish and delegate specifically-defined duties to subcommittees and other operational committees or ad-hoc subcommittees on an “as-needed” basis to review, discuss, and, as applicable, oversee particular projects or activities.  The initial subcommittees of the JEC will be the Joint Development Committee (“JDC”), the Joint Medical Committee (“JMC”), the Joint Commercialization Committee (“JCC”), and the Joint Manufacturing and Supply Committee (“JMSC”).  The JEC may, by unanimous agreement, disband such subcommittees as deemed necessary by the JEC.  Each such subcommittee shall consist of the same number of representatives designated by each Party, which number shall be agreed upon by the Parties.  Each Party will be free to change its subcommittee representatives upon written notice to the other Party or by sending a substitute representative to any subcommittee meeting, but each Party shall ensure that, at all times during the existence of any subcommittee, such Party has appropriate representatives on such subcommittee in terms of experience, expertise, and seniority for the then-current stage of Development or Commercialization of the Products and the authority to bind such Party with respect to matters within the purview of the relevant subcommittee.  Each Party shall ensure that its subcommittee representatives and any substitutes therefor, and any other individual attending any subcommittee meeting on such Party’s behalf, shall be bound by obligations of non-use and confidentiality that are at least as protective of the other Party’s Confidential Information as are those set forth in Article 13 (Confidentiality).  The Alliance Managers of each Party (or their designees) shall attend each meeting of each subcommittee as non-voting participants. Except as expressly provided in this Agreement, no subcommittee will have the authority to bind the Parties hereunder, and each subcommittee shall report to, and have any disputes in such committee resolved by, the JEC.  No subcommittee’s authority may exceed the authority specified for such subcommittee in this Article 3 (Governance). Any disagreement between the representatives of the Parties on a subcommittee shall be referred to the JEC for resolution in accordance with Section 3.7.2 (Escalation to JEC).

(b)

Unless otherwise previously agreed in writing by the Alliance Managers or otherwise set out in this Agreement, the JDC shall meet [**] until the earlier of (A) [**] or (B) [**], and otherwise each subcommittee shall meet at least [**] until the earliest of (i) [**], (ii) a Change of Control of either Party, or (iii) [**], and thereafter shall meet [**] at a time agreed by the Parties, spaced at regular intervals unless the Parties agree in writing to a different frequency, with the location for such meetings to be determined by such subcommittee.  Each subcommittee may meet in person, or alternatively, such subcommittee may meet by means of teleconference, videoconference, or other similar communications equipment.  Either Party may also call a special meeting of each subcommittee by prior written notice to the other Party in the event such requesting Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such requesting Party shall provide such subcommittee, prior to the special meeting, with materials reasonably adequate to enable an informed decision on the relevant matter.  No later than [**] prior to any meeting of any subcommittee (other than a special meeting as described above), a designated member of such subcommittee or, if such subcommittee so agrees, one of the Alliance Managers shall prepare and circulate an agenda for such meeting to all members of such subcommittee, but either Party will be free to propose additional topics to be included on such agenda, either prior to or during the course of such meeting. Each Party will bear the expense of its respective subcommittee members’ participation in subcommittee meetings.  A designated member of each subcommittee or, if such subcommittee so agrees, one of the Alliance Managers shall be responsible for keeping written minutes of all such subcommittee’s meetings that reflect all decisions made at such meetings.  Such designated subcommittee member or Alliance Manager shall send meeting minutes to each member of such subcommittee for review and approval within [**] after each meeting of such subcommittee.  Such minutes will be deemed approved unless, through communication of the Alliance Managers, one or more members of such subcommittee objects to the accuracy of such minutes within [**] after receipt. Except as expressly set forth in this Section 3.2.4(b) (Subcommittees), no designated member of any subcommittee shall have any rights or powers greater than those of any other member of such subcommittee.

3.2.5	Disbandment of the JEC. The JEC will immediately dissolve upon the expiration (or earlier termination) of the Term.
3.3	Joint Development Committee

.

3.3.1

Formation and Purpose of the JDC.  Promptly, but not later than [**] after the Parties establish the JEC, the JEC shall establish a JDC, which will be a subcommittee of the JEC and will have the responsibilities set forth in this Section 3.3 (Joint Development Committee).  Each Party shall report to the JDC on all material issues relating to the Development of the Products worldwide at the next JDC meeting after such issues arise. Each Party will bear the expense of its respective JDC members’ participation in JDC meetings. The JDC will dissolve upon completion of all Global Development Activities with respect to the Products.

3.3.2	Specific Responsibilities of the JDC. In addition to its general responsibilities, subject to the terms and conditions of this Agreement, the JDC shall, in particular:
(a)	facilitate the exchange of information between the Parties under this Agreement regarding the strategy for Developing the Products;
(b)

establish one (1) or more plans for data and technology transfers and coordinate and ensure successful completion of the Know-How transfers, as described in Section 2.4 (Technology, Data, and Regulatory Transfer);

(c)	review and discuss the conduct of all Clinical Trials set forth in the Global Development Plan, as described in Section 4.4 (Development Plans; Unilateral Development Activities; Amendments);
(d)

at least [**] during the Term (or more or less frequently as may be agreed upon in writing by the Alliance Managers), review, update, and determine whether to approve the updated Global Development Plan and, if applicable, the corresponding Global Development Budget, and submit to the JEC for review and approval any such update that includes Additional Global Development Activities or is otherwise material, as described in Section 4.4.6 (Updating the Global Development Plan);

(e)

review, discuss, and submit to the JEC to review, discuss, and determine whether to approve each Additional Development Proposal and Combination Therapy Development Proposal, and update the Global Development Plan with any such approved Additional Global Development Activities and Combination Therapy Global Development Activities, as described in Section 4.4.4 (Additional Development) and Section 4.8 (Combination Products, Combination Therapies);

(f)

review and discuss each Party’s conduct of its respective Global Development Activities set forth in the Global Development Plan and review any [**] update reports thereof as described in Section 4.10.2 (Reports);

(g)

review and discuss the Apellis Territory Regional Development Plan and Sobi Territory Regional Development Plan, and the conduct and status of the Apellis Territory Regional Development Activities and Sobi Territory Regional Development Activities;

(h)	review, discuss, and approve protocols and statistical analysis plans for Clinical Trials conducted under the Global Development Plan pursuant to Section 4.7 (Clinical Trials);
(i)

review, discuss, and coordinate with each Party’s regulatory team all strategies, communications, and contents of all meetings, conferences, and discussions with Regulatory Authorities related to each Product, as described in Section 5.2.3 (Meetings with Governmental Authorities);

(j)	coordinate, review, and discuss the Parties’ Shared Development Costs;
(k)

review, discuss, approve, and coordinate the Apellis Readiness Activities and determine any activities additional to those set out in Schedule 4.3.6 (Apellis Readiness Activities) required to ensure inspection readiness for the PEGASUS and PRINCE Clinical Trials in PNH;

(l)

review and discuss any material decisions or actions with respect to the EMA PNH Regulatory Approval as described in Section 5.2.5(b) (Regulatory Strategy for EMA PNH Regulatory Approval) and Section 5.2.6(b) (Assignment of EMA PNH Regulatory Approval); and

(m)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as directed by the JEC, or as specified in this Agreement.
3.4	Joint Medical Committee.
3.4.1

Formation and Purpose of the JMC. Promptly, but not later than [**] after the Parties establish the JEC, the JEC shall establish a JMC, which will be a subcommittee of the JEC and will have the responsibilities set forth in this Section 3.4 (Joint Medical Committee). Each Party shall report to the JMC on all material issues relating to Medical Affairs with respect to the Products worldwide at the next JMC meeting after such issues arise. Each Party will bear the expense of its respective JMC members’ participation in JMC meetings. The JMC will dissolve upon the completion or earlier termination of all Medical Affairs activities with respect to the Products.

3.4.2	Specific Responsibilities of the JMC. In addition to its general responsibilities, subject to the terms and conditions of this Agreement, the JMC shall:

(a)	develop an initial Medical Affairs Strategy, as described in Section 7.1 (Medical Affairs Strategy);
(b)

at least [**] during the Term (or more frequently as may be required), review, update, and determine whether to approve each updated Medical Affairs Strategy and submit to the JEC for review and approval any such update that is material;

(c)	review and discuss Medical Education Materials in accordance with Section 7.4 (Medical Education Materials);
(d)

review and discuss reports and updates of Medical Affairs activities performed by or on behalf of each Party with respect to any Product and other [**] reports provided by either Party of Medical Affairs activities performed for any Product, as described in Section 7.7 (Reporting);

(e)

coordinate each Party’s participation at global symposia, congresses, and similar international meetings spanning both Parties’ territories concerning Products, and interactions with key opinion leaders concerning Products in the country(ies) in which the other Party has the right to Commercialize Products;

(f)	review and discuss Publications and the Publication Plan pursuant to Section 13.7 (Publication);
(g)	establish a Publication Plan in accordance with Section 13.7 (Publication); and
(h)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as directed by the JEC or as specified in this Agreement.
3.5	Joint Commercialization Committee.
3.5.1

Formation and Purpose of the JCC. Promptly, but not later than [**] after the Parties establish the JEC, the JEC shall establish a JCC, which will be a subcommittee of the JEC and will have the responsibilities set forth in this Section 3.5 (Joint Commercialization Committee). Each Party shall report to the JCC on all material issues relating to the Commercialization of the Products worldwide at the next JCC meeting after such issues arise. Each Party will bear the expense of its respective JCC members’ participation in JCC meetings.   The JCC will dissolve upon the completion or earlier termination of all Commercialization activities with respect to the Products.

3.5.2	Specific Responsibilities of the JCC. In addition to its general responsibilities, subject to the terms and conditions of this Agreement, the JCC shall:
(a)	develop and submit to the JEC to review, discuss, and determine whether to approve the Global Branding Strategy, as described in Section 6.3.1 (Global Branding Strategy);
(b)

at least [**] during the Term (or more frequently as may be required), review,  update, and determine whether to approve the updated Global Branding Strategy, and submit to the JEC to review, discuss, and determine whether to approve any update to the Global Branding Strategy, in each case, that is material, as described in Section 6.3.2 (Updating the Global Branding Strategy);
(c)	share information about geographical expansion plans and launch sequences for each Product in the Sobi Territory and the Apellis Territory;
(d)	share information and cooperate regarding any administration device developed or used or proposed to be developed or used by either Party in relation to the Products;
(e)	review and discuss the plans, status, reports, and progress of Commercialization activities, as described in Section 6.10.2 (Reports);
(f)	discuss Promotional Materials relating to each Product, as described in Section 6.8 (Promotional Materials);
(g)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as directed by the JEC or as specified in this Agreement.
3.6	Joint Manufacturing and Supply Committee.
3.6.1

Formation and Purpose of the JMSC. Promptly, but not later than [**] after the Parties establish the JEC, the JEC shall establish a JMSC, which will be a subcommittee of the JEC and will have the responsibilities set forth in this Section 3.5 (Joint Manufacturing and Supply Committee).  Each Party will bear the expense of its respective JMSC members’ participation in JMSC meetings.  The JMSC will dissolve upon the completion or earlier termination of all Manufacturing activities with respect to the Products.

3.6.2

Specific Responsibilities of the JMSC.  In addition to its general responsibilities, subject to the terms and conditions of this Agreement and the Parties’ rights and obligations under the Supply Agreement, the JMSC shall:

(a)	prepare a Manufacturing and Supply Chain Plan and updates thereto for the review and approval of the Parties in accordance with Section 8.4 (Manufacturing and Supply Chain Plan);
(b)	share information regarding capacity planning, supply plans, other supply chain matters, and supply continuity planning for the Products;
(c)	share information regarding the Manufacturing process for each Product and review, discuss, and determine any changes thereto (including the costs and timelines therefor);
(d)	review and share the results of regulatory, environmental, health, and safety inspections and audits related to the Manufacture of the Products;
(e)

determine whether and on what conditions Sobi, itself or through an Affiliate or Third Party reasonably acceptable to Apellis, shall Manufacture, in a particular country or region, the bulk substance form of any Product sold in such country or region as required by Applicable Law, in accordance with Section 8.1 (Sobi Right to Manufacture Drug Substance);

(f)	share and review performance of Third Party manufacturers and agree on any necessary actions with respect thereto;
(g)

at least [**] on a date agreed to by the Parties in good faith, review and determine the extent to which the Manufacturing Costs are required to be modified or adjusted with respect to any changes in Apellis’ actual Manufacturing Cost, subject to reasonable and appropriate limits on such modification or adjustment and any required true-up (the mechanics for which will be mutually agreed upon in the Supply Agreement); and

(h)	perform such other non-decision making functions as appropriate to further the purposes of this Agreement, as directed by the JEC or as specified in this Agreement.
3.7	Decisions of the Committees.
3.7.1

Voting; Consensus.  Each Party’s representatives on the JEC and each subcommittee will, collectively, have one vote (the “Party Vote”) on all matters brought before such Committee for a decision. The JEC and each subcommittee shall make decisions as to matters within its jurisdiction by unanimous Party Vote, which may be reflected in the minutes of the Committee meeting or by an action by written consent signed by a member appointed by each Party or his or her designee identified in writing. Except as otherwise expressly set forth in this Agreement, use of the phrases “determine,” “establish,” “delegate,” “approve,” “develop,” “update,” “submit,” “prepare,” “resolve,” or “determine whether to approve” (including any conjugates thereof) by the JEC, the JDC, the JMC, the JCC the JMSC, or any other subcommittee, will mean that the decision making provisions of this Section 3.7 (Decisions of the Committees) apply to such matter, including the escalation and tie‑breaking provisions herein. For the avoidance of doubt, matters that are specified in Section 3.2.3 (Responsibilities), Section 3.3.2 (Specific Responsibilities of the JDC), Section 3.4.2 (Specific Responsibilities of the JMC), 3.5.2 (Specific Responsibilities of the JCC), or 3.6.2 (Specific Responsibilities of the JMSC) to be “managed,” “reviewed,” “discussed,” “monitored,” “provided a forum,” “performed,” “facilitated,” “coordinated,” “cooperated,” or “shared” (including any conjugates thereof) do not require any agreement or decision by either Party and are not subject to the voting and decision-making procedures set forth in this Section 3.7 (Decisions of the Committees).

3.7.2

Escalation to JEC.  Any disagreement between the representatives of Apellis and Sobi with respect to matters within the scope of authority of the Alliance Managers, the JDC, the JMC, the JCC, the JMSC, or any other subcommittee that cannot be resolved after good faith efforts within [**] after such disagreement is first raised in writing, either via email or Committee meetings, by a Party representative shall, at the election of either Party, be submitted to the JEC for resolution.  If the JEC is unable to resolve any such disagreement referred to it by the JDC, JMC, JCC, JMSC, or any other subcommittee, or any disagreement with respect to the matters within the scope of the JEC’s authority or any other dispute between the Parties that may be referred to the JEC, in each case, using good faith efforts within a period of [**] from such referral or the start of such disagreement, as applicable, then either Party may immediately refer such matter for resolution to the Chief Executive Officer of Apellis and the Chief Executive Officer of Sobi, or their respective designees from senior management with decision-making authority over such matter (such executives or such designees, each, an “Executive Officer”).

3.7.3

Escalation to Executives.  In the event that the Executive Officers are unable to resolve any dispute referred to them pursuant to Section 3.7.2 (Escalation to JEC) within [**] after such dispute was referred to the Executive Officers, then the provisions of Section 3.7.4 (Final Decision-Making Authority) will apply.

3.7.4

Final Decision-Making Authority.  If the Executive Officers are unable to reach agreement on any disputed matter so referred to them within [**] after such matter was referred to them (or such longer period as the Executive Officers may agree upon), then, subject to Section 4.4.4 (Additional Development), Section 4.8 (Combination Products, Combination Therapies), and Section 3.7.5 (Limitations on Decision Making Authority):

(a)

No Change; Status Quo.  Neither Party will have final decision-making authority over the following matters, and all such matters must be decided by unanimous agreement in order to take any action or adopt any change from the then-current status quo: (i) any change or update to the Global Development Plan or Global Development Budget, (ii) adoption of, or any change or update to, the Global Branding Strategy, (iii) adoption of, or any change or update to, the Medical Affairs Strategy, or (iv) the approval or coordination of or any change or update to the Apellis Readiness Activities.

(b)

Other Decisions.  With respect to any matter not described in Section 3.7.4(a) (No Change; Status Quo), the Party specified below shall, subject to Section 3.7.5 (Limitations on Decision Making Authority), except to the extent otherwise specified in this Agreement, have final decision-making authority with respect to the matters specified below, but any such decision must be (to the extent applicable) (i) consistent with the then-current Global Development Plan and corresponding Global Development Budget (except that Apellis (but not Sobi) may spend more than is set forth in the Global Development Budget in conducting any activities set forth in the initial Global Development Plan attached to this Agreement) and the Medical Affairs Strategy, (ii) subject to Section 6.1 (Overview), in accordance with the then-current Global Branding Strategy (if any), and (iii) consistent with such Party’s obligations under this Agreement (including such Party’s obligation to use Commercially Reasonable Efforts):

(i)	Sobi, with respect to decisions which relate:
A.	solely to the Development, Commercialization or Medical Affairs of Products to be Commercialized in the Sobi Territory;
B.

except with respect to the EMA PNH Regulatory Approval prior to the date on which it is assigned to Sobi in accordance with this Agreement, to regulatory and reimbursement activities and obligations (other than decisions as to whether to seek, continue to seek, maintain, or abandon Regulatory Approval in the Apellis Territory), and applicable regulatory and reimbursement activities for a Product after receipt of Regulatory Approval or Reimbursement Approval for such Product, in any country in the Sobi Territory;

C.	to the EMA PNH Regulatory Approval, following the date on which it assigned to Sobi in accordance with this Agreement;
D.

with respect to operational matters relating to, and day-to-day conduct of, clinical studies and Clinical Trials sponsored by Sobi or its Affiliates or Sublicensees, in accordance with the approved protocol therefor and the Global Development Plan, in each case as applicable;

E.	the Sobi Territory Regional Development Activities; and
(ii)	Apellis, with respect to decisions which relate:
A.	solely to the Development, Commercialization, or Medical Affairs for Products to be Commercialized in the Apellis Territory;
B.

to regulatory and reimbursement activities and obligations (other than decisions as to whether to seek, continue to seek, maintain, or abandon Regulatory Approval in the Sobi Territory), and applicable regulatory and reimbursement activities for a Product after receipt of Regulatory Approval or Reimbursement Approval for such Product, in the Apellis Territory;

C.	to the EMA PNH Regulatory Approval, prior to the date on which it assigned to Sobi in accordance with this Agreement;
D.

with respect to operational matters relating to, and day-to-day conduct of, clinical studies and Clinical Trials sponsored by Apellis, its Affiliates, or sub/licensees, in accordance with the approved protocol therefor and Global Development Plan, in each case as applicable;; and

E.	the Apellis Territory Regional Development Activities.

For clarity, except as set forth in this Section 3.7.4(b) (Other Decisions), neither Party shall have final decision-making authority with respect to any matter in respect of which the Executive Officers are unable to reach agreement within [**] after such matter was referred to them (or such longer period as the Executive Officers may agree upon) and such matters shall be considered for resolution in accordance with Article 16 (Dispute Resolution)).

3.7.5	Limitations on Decision Making Authority. Notwithstanding the foregoing provisions of this Section 3.7 (Decisions of the Committees), neither Party may exercise its right to finally resolve a dispute:

(a)	in a manner that excuses such Party from any of its obligations specifically enumerated under this Agreement;
(b)	in a manner that conflicts with the any of the express terms or conditions of this Agreement (including any obligation to comply with Applicable Law);
(c)	in a manner that negates any consent rights or other rights specifically allocated to the other Party under this Agreement;
(d)	if the provisions of this Agreement specify that mutual agreement of the Parties is required for such matter;
(e)	involving the breach or alleged breach of this Agreement;
(f)

in a manner that would require the other Party to perform any act that would breach any obligation to any Third Party (including under any Existing Agreement or Collaboration In-License) or is inconsistent with any Applicable Law;

(g)	to determine whether or not a milestone event has been achieved;
(h)	to otherwise expand a Party’s rights or reduce a Party’s obligations under this Agreement; or
(i)

except as set forth in Section 3.7.4(b)(i)B (Other Decisions), Section 3.7.4(b)(i)C (Other Decisions), Section 3.7.4(b)(i)D(Other Decisions), Section 3.7.4(b)(i)E (Other Decisions), Section 3.7.4(b)(ii)B (Other Decisions), Section 3.7.4(b)(ii)C (Other Decisions), Section 3.7.4(b)(ii)D (Other Decisions), or Section 3.7.4(b)(ii)E (Other Decisions), in respect of matters specified in Section 3.7.4(b) (Other Decisions) if such matter would materially impact both the Exploitation of Products in or for the Sobi Territory and the Apellis Territory; and

if the applicable matter is set forth in section 5.2.2 of the SFJ Agreement, then Sobi may not exercise its right to finally resolve a dispute with respect to such matter in a manner with which SFJ disagrees.

3.7.6

No Authority to Amend or Modify.  Notwithstanding any provision of this Agreement to the contrary, (a) neither any Committee nor the Alliance Managers will have any authority to amend, modify, or waive compliance with this Agreement, (b) each Party will retain the rights, powers, and discretion granted to it under this Agreement, and (c) neither any Committee nor the Alliance Managers will be delegated or vested with rights, powers, or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing.  It is understood and agreed that issues to be formally decided by a particular Committee or the Alliance Managers are only those specific issues that are expressly provided in this Agreement to be decided by such Committee or the Alliance Managers, as applicable.

Article 4
Development

4.1	Overview

.  During the Term, other than with respect to Unilateral Development Activities and Unilateral Combination Therapy Development Activities, and subject to the terms and conditions of this Agreement, the Parties will collaborate through the JDC with respect to the Development of Products as set forth in the Global Development Plan. Each Party shall conduct all Development of any Product in a manner that is consistent with this Agreement and does not conflict with the then-current Global Development Plan; except that Apellis (but not Sobi) may spend more than is set forth in the Global Development Budget in conducting any activities set forth in the initial Global Development Plan attached to this Agreement.

4.2	Performance of Development Activities

.  Each Party shall, with respect to all Development activities for which such Party is responsible under this Agreement, provide, directly or indirectly through its Affiliates, sub/licensees, Sublicensees, or Subcontractors, all materials, facilities, and resources necessary for it to perform such Development activities with reasonable care and skill, consistent with sound and ethical business and scientific practices, in compliance with all Applicable Laws, including GCP, GVP, GMP and GLP, and otherwise in accordance with the terms of this Agreement. Each Party shall devote the efforts of suitably qualified and trained employees and personnel capable of carrying out the Development activities for which such Party is responsible to a professional workmanlike standard. Without prejudice to any other remedies either Party may have, if a Party notifies the other Party that it has reasonable grounds to suspect that a breach of the other Party’s obligations under this Section 4.2 (Performance of Development Activities) has occurred or is reasonably likely to occur, the other Party shall (i) consider in good faith any comments or concerns provided by such Party in such notice with respect to such breach or potential breach and (ii) take commercially reasonable steps to remedy, in all material respects, any actual breach and to avoid any potential breach as soon as reasonably practicable.

4.3	Development Diligence Obligations

.  Without limiting either Party’s obligations under this Article 4 (Development):

4.3.1	each Party shall use Commercially Reasonable Efforts to perform all Development activities assigned to such Party in the Global Development Plan;
4.3.2

Apellis shall, unless and until the EMA PNH Regulatory Approval is assigned to Sobi in accordance with this Agreement use Commercially Reasonable Efforts to obtain Regulatory Approval from the EMA for a Product in PNH as soon as reasonably practicable following the Effective Date;

4.3.3	Apellis shall use Commercially Reasonable Efforts to obtain Regulatory Approval from the FDA for a Product in each of the Initial Indications;
4.3.4

Sobi shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval and, where applicable, Reimbursement Approval for Products in each of the Initial Indications in each Major Market (except that, before the EMA PNH Regulatory Approval is assigned to Sobi in accordance with this Agreement, Apellis, and not Sobi, shall use its Commercially Reasonable Efforts to obtain Regulatory Approval from the EMA for a Product in PNH). Apellis acknowledges that, without prejudice to Section 6.5 (Expansion and Launch in the Sobi Territory), when Sobi determines the timing and order of Development activities and the level of efforts to obtain Regulatory Approval for each Product, Sobi may take into account current status of Development activities, status of Regulatory Approval with EMA, FDA and other Regulatory Authorities, requirements for local Manufacturing in the applicable country(ies), competitiveness of Third Party products, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive market conditions and the profitability of the Product in light of pricing and reimbursement issues, reference Regulatory Approval strategy and reference pricing and reimbursement strategy; and
4.3.5	Apellis shall provide reasonable assistance to Sobi on Sobi’s reasonable request to obtain Regulatory Approval and, where applicable, Reimbursement Approval for Products in the Sobi Territory.
4.3.6

Apellis shall perform the Development activities set out in Schedule 4.3.6 (the “Apellis Readiness Activities”). Apellis shall provide Sobi with regular and timely updates on the status of such actions and shall consider all reasonable comments from Sobi regarding the performance of the Apellis Readiness Activities in good faith.

4.3.7

Each Party acknowledges that a Party shall not be in breach of its Development diligence obligations under this Agreement to the extent caused by the acts or omissions of the other Party or its Affiliates.

4.4	Development Plans; Unilateral Development Activities; Amendments

.

4.4.1	Global Development Plan.
(a)

Except with respect to any Unilateral Development Activities or Unilateral Combination Therapy Development Activities, the global Development of the Products (including Clinical Trials and, when prepared and approved by unanimous agreement of the JDC or existing as of the date of this Agreement, the protocols and statistical analysis plans for such studies) will be governed by a comprehensive written development plan (as such plan may be updated pursuant to Section 4.4.6 (Updating the Global Development Plan), the “Global Development Plan”), which Global Development Plan will include a budget for all activities under such Global Development Plan (the “Global Development Budget”). The initial Global Development Plan (including the initial Global Development Budget) is attached hereto as Schedule 4.4.1 (Initial Global Development Plan and Initial Global Development Budget).

(b)	Except with respect to any Unilateral Development Activities or Unilateral Combination Therapy Development Activities, any updated Global Development Plan will at all times include:
(i)	all activities in furtherance of completing the PNH Phase III Clinical Trials (to the extent not already completed), including all activities to be performed under the current protocols therefor;
(ii)

an executive summary of the Development strategies for each then-existing Product for each Initial Indication in the Apellis Territory and each Major Market and each other Indication and country agreed upon by the JDC, including key objectives and expectations;

(iii)

dates of expected filing of each Drug Approval Application for each then-existing Product for each Initial Indication in the Apellis Territory and each Major Market and each other Indication and country agreed upon by the JDC;

(iv)

all Development activities that, if successful, the Parties reasonably believe are required to, within a reasonable timeframe, obtain, support, and maintain Regulatory Approval and, where required, Reimbursement Approval for each then-existing Product for each Initial Indication in the Apellis Territory, the European Union, and each Major Market and each other Indication and country agreed upon by the JDC;

(v)

any other Development activities recommended by the JDC for any Product for each Initial Indication in the Apellis Territory and each Major Market and each other Indication and country agreed upon by the JDC;

(vi)	any applicable required or, upon agreement of the Parties, optional post-Regulatory Approval Development activities for Products in the Indications and countries agreed upon by the JDC; and
(vii)	a timeline, and an allocation to the applicable Party of responsibility, for each of the activities described in the foregoing clauses.
(c)

The Parties shall collaborate in good faith to ensure that the Global Development Plan is at all times consistent with (i) the then-current Development Plan (as defined in the Penn Other Fields License Agreement) provided to Penn under the Penn Other Fields License Agreement and (ii) Apellis’ diligence obligations under the Penn Other Fields License Agreement and the SFJ Agreement.

4.4.2

Apellis Territory Regional Development Plan. The Development of the Products, outside of the Global Development Activities, to support Regulatory Approval of any Product in the Apellis Territory (including all Unilateral Development Activities and Unilateral Combination Therapy Development Activities conducted by or on behalf of Apellis) will be governed by a comprehensive written development plan (as such plan may be updated by Apellis in accordance with this Section 4.4.2 (Apellis Territory Regional Development Plan), the “Apellis Territory Regional Development Plan”). Apellis shall ensure that the Apellis Territory Regional Development Plan does not conflict with the Global Development Plan. Apellis shall ensure that Apellis Territory Regional Development Plan will at all times include all Unilateral Development Activities and Unilateral Combination Therapy Development Activities conducted by or on behalf of Apellis. Apellis shall keep the JDC reasonably informed of the contents of the Apellis Territory Regional Development Plan.

4.4.3

Sobi Territory Regional Development Plan. The Development of the Products, outside of the Global Development Activities, to support Regulatory Approval of any Product in the Sobi Territory (including all Unilateral Development Activities and Unilateral Combination Therapy Development Activities conducted by or on behalf of Sobi) will be governed by a comprehensive written development plan (as such plan may be updated by Sobi in accordance with this Section 4.4.3 (Sobi Territory Regional Development Plan), the “Sobi Territory Regional Development Plan”). Sobi shall ensure that the Sobi Territory Regional Development Plan does not conflict with the Global Development Plan. Sobi shall ensure that Sobi Territory Regional Development Plan will at all times include all Unilateral Development Activities and Unilateral Combination Therapy Development Activities conducted by or on behalf of Sobi. Sobi shall keep the JDC reasonably informed of the contents of the Sobi Territory Regional Development Plan.

4.4.4

Additional Development.  If either Party (a “Proposing Party” for the purposes of this Section 4.4.4 (Additional Development)) desires to perform, for any Product, any Clinical Trial that is not already set forth in the then-current Global Development Plan (“Additional Development”), then such Proposing Party shall present to the JDC to review, discuss, and determine whether to approve a proposal to add such Additional Development to the Global Development Plan (each such proposal, an “Additional Development Proposal”). Each Additional Development Proposal shall describe in reasonable detail the proposed additional Development activities (the “Additional Development Activities”), including, as applicable, any non-clinical studies, GLP Toxicology Studies, clinical studies, and Clinical Trials, that the Proposing Party desires to conduct or have conducted as part of such Additional Development, including a synopsis of the Clinical Trials or activities, the proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering, as well as a proposed timeline and budget and an analysis of the business opportunity and revenue potential for such Additional Development Activities.

(a)

JEC Decision Regarding Additional Development Activities. The JDC shall review, discuss, and submit to the JEC to review, discuss, and determine whether to approve each Additional Development Proposal within [**] after receipt thereof from the Proposing Party.

(i)

JEC Approval.  If the JEC unanimously approves an Additional Development Proposal, then, upon such an approval, (A) the Additional Development Activities set forth in such Additional Development Proposal will be “Additional Global Development Activities” for purposes of this Agreement, and (B) the JDC will update the Global Development Plan to include such Additional Global Development Activities as set forth in the applicable Additional Development Proposal (as may be amended by the JEC upon such approval) and submit such updated Global Development Plan to the JEC for review, discussion, and approval.

(ii)

No Approval. If the JEC does not approve an Additional Development Proposal, then the Additional Development Activities proposed in such Additional Development Proposal will not be included in the Global Development Plan, and (A) if the JEC does not approve an Additional Development Proposal because one Party has a reasonable, good faith concern that the proposed Additional Development Activities raise material safety or scientific concerns, then neither Party may conduct the proposed Additional Development Activities unless and until (1) the Parties agree otherwise or (2) a neutral safety committee engaged by the Parties pursuant to Section 16.4 (Neutral Safety Committee) approves such Additional Development Activities, and (B) if the JEC does not approve an Additional Development Proposal for any reason other than those set forth in Section 4.4.4(a)(ii)(A) (No Approval), Section 4.4.4(b) (Performance of Unilateral Development Activities) will apply.

(b)	Performance of Unilateral Development Activities.
(i)	Unilateral Development Activities. If, for any reason other than those set forth in Section 4.4.4(a)(ii)(A) (No Approval), the JEC does not approve an Additional Development Proposal, then the Proposing Party may, upon notice to the other Party (the “Non-Proposing Party” for the purposes of this Section 4.4.4 (Additional Development)), subject to Section 4.7 (Clinical Trials), conduct the Additional Development Activities set forth in such Additional Development Proposal at its own cost and expense in a manner and timeline determined by such Party and pursuant to any protocol for such Additional Development Activities determined by such Party; except that (A) if Apellis is the Party conducting the Additional Development Activities, then Apellis may not, without Sobi’s prior written consent, conduct such Additional Development Activities in the Major Markets (other than [**]) and (B) if Sobi is the Party conducting the Additional Development Activities, then Sobi may not, without Apellis’ prior written consent, (I) conduct such Additional Development Activities for any ophthalmology Indication or (II) conduct such Additional Development Activities in the Apellis Territory. If the Proposing Party elects to conduct any Additional Development Activities under any Additional Development Proposal in accordance with the terms of this Section 4.4.4(b)(i) (Unilateral Development Activities), then all such Additional Development Activities will be “Unilateral Development Activities” for purposes of this Agreement.

(ii)

Unilateral Development Data. Notwithstanding any provision to the contrary set forth in this Agreement, except as expressly set forth in this Section 4.4.4(b)(ii) (Unilateral Development Data) or Section 4.4.4(b)(iii) (Buy-In), the Non-Proposing Party shall have no rights with respect to, and may not use or reference, any data (including preclinical, nonclinical, clinical, technical, chemical, safety and scientific data and information) or other results generated by, resulting from, or in connection with the conduct of any Unilateral Development Activities (such data and results, “Unilateral Development Data”) in any Regulatory Submission in support of a label expansion or to obtain a new Indication for the Product in such Party’s territory; provided however that, without limiting the foregoing and notwithstanding anything to the contrary in this Agreement (including this Section 4.4.4(b)(ii) (Unilateral Development Data)), each Party shall have the right to use any Unilateral Development Data as reasonably necessary to address issues relating to the safety (including modifications to product labelling as deemed reasonably necessary by a Party) of Products, or (solely with respect to Apellis) Non-Systemic Ophthalmology Products, when and as such data become available. Notwithstanding the foregoing, any Unilateral Development Activities that consist solely of an investigator-sponsored clinical study shall not be considered “Unilateral Development Activities” for the purposes of this Section 4.4.4(b)(ii) (Unilateral Development Data) and Section 4.4.4(b)(iii) (Buy-In), and all data, results, and information generated by, resulting from, or in connection with the conduct of the same may be used by the Non-Proposing Party to the full extent of the license granted to such Non-Proposing Party in Section 2.1.1 (License Grants to Sobi) or Section 2.1.2 (License Grants to Apellis), as applicable, and the right of reference granted to such Non-Proposing Party in Section 5.3 (Right of Reference).

(iii)

Buy-In. If at any time a Non-Proposing Party desires to obtain rights to, use, or reference any Unilateral Development Data from any Unilateral Development Activities, then such Non-Proposing Party may notify the Proposing Party of such desire in writing. Upon receipt of any such notice, the Proposing Party will promptly provide to the Non-Proposing Party written notice of all reasonable costs and expenses incurred by such Proposing Party in the performance of such Unilateral Development Activities as of the date of such notice, including, as applicable, all Manufacturing Costs incurred or paid under this Agreement or the Supply Agreement to obtain Products for such Unilateral Development Activities (a “Unilateral Development Notice” and such costs the “Unilateral Additional Development Costs”). Within [**] after receipt of any Unilateral Development Notice, the Non-Proposing Party may reimburse the Proposing Party for [**] percent ([**]%) of the Unilateral Additional Development Costs contained therein that would have been paid by such Non-Proposing Party had such Unilateral Development Activities always been Additional Global Activities. If the Non-Proposing Party so reimburses the Proposing Party, then, from and after the date on which the Proposing Party received the Non-Proposing Party’s notice requesting rights to, or the right to use or reference, any Unilateral Development Data from any Unilateral Development Activities, (A) the data and other results generated from such Unilateral Development Activities shall be deemed to no longer be Unilateral Development Data and shall be deemed to be included in the licenses granted under Section 2.1.1 (License Grants to Sobi) or Section 2.1.2 (License Grants to Apellis), as applicable, and the right of reference granted in Section 5.3 (Right of Reference), and (B) if such Unilateral Development Activities are still ongoing, then (I) such activities shall be deemed to no longer be Unilateral Development Activities, (II) such activities shall be deemed to be Additional Global Development Activities, (III) Section 4.4.4(a)(i) (JEC Approval) shall apply to such Additional Global Development Activities, and (IV) the Parties shall share all Shared Development Costs incurred as a result of such Additional Global Development Activities pursuant to Section 4.6 (Development Costs) going forward. This Section 4.4.4(b)(iii) (Buy-In) shall survive any expiration or termination of this Agreement and, for clarity, no Unilateral Development Data shall be included within the Reversion Technology other than in accordance with this Section 4.4.4(b)(iii) (Buy-In).

4.4.5

Global Development Budget. The initial Global Development Budget is attached hereto in Schedule 4.4.1 (Initial Global Development Plan and Initial Global Development Budget). Subsequent Global Development Budgets will consist of a detailed written budget, broken down on a [**] basis, for the performance of those activities allocated to each Party under the Global Development Plan for the [**], which budget will include the Development FTE Costs to be incurred by each Party in performing each of the Global Development Activities under the Global Development Plan, as well as any direct Out-of-Pocket Costs expected to be incurred in connection with the performance of the Global Development Activities under the Global Development Plan and all Manufacturing Costs associated with the Manufacture of the Products for purposes of performing the applicable Global Development Activities.

4.4.6

Updating the Global Development Plan. In addition to updates made in accordance with Section 4.4.4 (Additional Development), at least [**] during the Term (or more frequently as may be required or as may be reasonably requested by either Party), the JDC shall review and update the Global Development Plan, and the corresponding Global Development Budget, based on currently available information and data. The JDC shall review, discuss, and determine whether to approve any such update to the Global Development Plan, and shall submit to the JEC to review, discuss, and determine whether to approve any such update to the Global Development Plan or Global Development Budget set forth therein, in each case, that is material. Each such update to the Global Development Plan and the corresponding Global Development Budget will become effective and will supersede the previous Global Development Plan and the corresponding Global Development Budget upon approval thereof by the JDC, and, if applicable, the JEC.

4.5	Development Step-In Right

.  If (a) either Party materially breaches its obligation under Section 4.3 (Development Diligence Obligations) (excluding Section 4.3.3 (Development Diligence Obligations)) to use Commercially Reasonable Efforts to perform any of the Global Development Activities allocated to such party under the Global Development Plan for any Product within the timelines specified therein or otherwise in accordance with the Global Development Plan or (b) Apellis materially breaches its obligations under Section 2.4 (Technology, Data, and Regulatory Transfer) and, in each case ((a) or (b)) such material breach remains uncured for [**] measured from the date of such Party’s receipt of written notice of such material breach from the other Party that identifies the material breach, then (x) with respect to a material breach by a Party of Section 4.3 (Development Diligence Obligations) (excluding Section 4.3.3 (Development Diligence Obligations)), upon written notice to such Party, the other Party may assume responsibility for the applicable Global Development Activities or (y) with respect to a breach of Section 2.4 (Technology, Data, and Regulatory Transfer) by Apellis, Sobi may perform such activities as it reasonably determines are necessary to produce or recreate the items which have not been transferred, including sponsoring Clinical Trials to produce equivalent data for use in Regulatory Submissions; but, if such breach is not susceptible of cure within such [**] cure period even with the use of Commercially Reasonable Efforts, the non-breaching Party’s right to assume responsibility for such Global Development Activities shall be suspended by up to an additional [**] period if and for so long as the breaching Party has provided to the non-breaching Party a reasonable written plan, calculated to effect a cure of such breach, and commits to and is diligently performing such plan. If Sobi assumes any of Apellis’ Global Development Activity responsibilities pursuant to this Section 4.5 (Development Step-In Right), then, notwithstanding anything to the contrary in this Agreement, Apellis shall reimburse Sobi for [**] percent ([**] %) of all Development FTE Costs, Manufacturing Costs, and Out-of-Pocket Costs incurred by Sobi in conducting such Global Development Activities. If Apellis assumes any of Sobi’s Global Development Activity responsibilities pursuant to this Section 4.5 (Development Step-In Right), such assumption shall not affect Sobi’s responsibility (if any) for the costs and expenses of such Global Development Activities. The remedies provided in this Section 4.5 (Development Step-In Right) are in addition to, and not in substitution for, any other remedies provided in this Agreement or now or hereafter existing at law or in equity.

4.6	Development Costs

.

4.6.1

Initial Development Costs. Without limiting Sobi’s obligation to pay Apellis the Development Reimbursement Payments pursuant to Section 9.2 (Development Reimbursement Payments), Apellis shall be solely responsible for all Development FTE Costs, Manufacturing Costs, and Out-of-Pocket Costs (including, for clarity any costs of supplying placebo) incurred by a Party or any of its Affiliates in accordance with the initial

Global Development Plan and associated Global Development Budget attached to this Agreement or incurred Apellis or any of its Affiliates in performing the Apellis Readiness Activities (the “Initial Development Costs”), and shall reimburse Sobi for any Initial Development Costs that are not disputed in good faith that are incurred by Sobi or any of its Affiliates in conducting activities allocated to Sobi in the then-current Global Development Plan, and conducted in accordance with the then-current Global Development Plan and associated Global Development Budget, within [**] after receipt of any invoice therefor. For the avoidance of doubt, Apellis shall not be responsible for any costs or expenses (including Development FTE Costs and Out-of-Pocket Costs) incurred by Sobi or any of its Affiliates that are not in accordance with the then-current Global Development Budget.

4.6.2

PNH Development Costs. Apellis shall be solely responsible for all reasonable Development FTE Costs, Manufacturing Costs, and Out-of-Pocket Costs (including, for clarity any costs of supplying placebo) incurred by a Party or any of its Affiliates in conducting activities required to be added to the Global Development Plan (and associated Global Development Budget) by the JEC (or baseball arbitration), in accordance with Section 3.2.3(j) (Responsibilities), as a result of a conditional Regulatory Approval in PNH in the European Union and the United Kingdom (“PNH Development Costs”), and shall reimburse Sobi for any undisputed PNH Development Costs incurred by Sobi or any of its Affiliates in conducting activities allocated to Sobi in the then-current Global Development Plan, and conducted in accordance with the then-current Global Development Plan and associated Global Development Budget, within [**] after receipt of any invoice therefor. For the avoidance of doubt, Apellis shall not be responsible for any costs or expenses (including Development FTE Costs and Out-of-Pocket Costs) incurred by Sobi or any of its Affiliates that are not in accordance with the then-current Global Development Budget.

4.6.3

Shared Development Costs. Except for Initial Development Costs or PNH Development Costs, and except as otherwise unanimously agreed by the JEC in accordance with Section 3.2.3(k) (Responsibilities), each Party shall bear fifty percent (50%) of all Development FTE Costs, Manufacturing Costs, and Out-of-Pocket Costs incurred by a Party or any of its Affiliates in accordance with the Global Development Plan and associated Global Development Budget, as well as all costs set forth in Section 5.5.2(a) (Cost Allocation) (collectively, the “Shared Development Costs”). Following each [**] in which either Party incurs any Shared Development Costs, such Party will provide to the other Party a written report of the Shared Development Costs incurred by or on behalf of such Party and, no later than [**] after receipt of each such written report, the applicable Party will make a balancing payment to the other Party such that each Party pays its share of all undisputed Shared Development Costs. For the avoidance of doubt, neither Party shall be responsible for any costs or expenses (including Development FTE Costs and Out-of-Pocket Costs) incurred by the other Party or any of its Affiliates that are not in accordance with the then-current Global Development Budget.

4.6.4

Other Costs.  Subject to the terms of the Supply Agreement, each Party shall solely bear all costs and expenses incurred by such Party or its Affiliates in Developing Products that do not qualify as Initial Development Costs, Shared Development Costs, PNH Development Costs, or Manufacturing Process Costs. Without limiting the foregoing, Apellis shall solely bear all costs and expenses incurred by Apellis in conducting the Apellis Territory Regional Development Activities, and Sobi shall solely bear all costs and expenses incurred by Sobi in conducting the Sobi Territory Regional Development Activities (including all Manufacturing Costs paid by Sobi to Apellis pursuant to the

Supply Agreement for supply of Compounds or Products in order to conduct the Sobi Territory Regional Development Activities).
4.7	Clinical Trials

.

4.7.1

Protocols and Statistical Analysis Plans. With respect to each Clinical Trial conducted under the Global Development Plan (for the avoidance of doubt, excluding any Clinical Trial that is ongoing as of the Effective Date), the Parties shall, through the JDC, review, discuss, and approve the protocol(s) and statistical analysis plan(s) for such Clinical Trial, in accordance with Section 3.3.2(h) (Specific Responsibilities of the JDC). Such review, discussion, and approval shall not be limited to quarterly JDC meetings, but rather shall occur on the timelines, and at the frequencies, needed to ensure that each Clinical Trial can be started and conducted on a reasonable timeline.

4.7.2

Restriction on Location of Clinical Trials. Without limiting any other provision of this Agreement, Apellis may not conduct any Clinical Trial (for the avoidance of doubt, excluding any Clinical Trial that is ongoing in the applicable country(ies) as of the Effective Date) for a Product in a Major Market (other than [**]) without the prior written consent of Sobi (such consent not to be unreasonably withheld, conditioned, or delayed), and Sobi may not conduct any Clinical Trial for a Product in the Apellis Territory without the prior written consent of Apellis (such consent not to be unreasonably withheld, conditioned, or delayed).

4.7.3

Cooperation and Coordination. If Apellis or an Affiliate of Apellis conducts a clinical study or Clinical Trial in the Sobi Territory, or Sobi or an Affiliate of Sobi conducts a clinical study or Clinical Trial in the Apellis Territory, as permitted under this Agreement, the Parties shall reasonably cooperate and coordinate with each other with regard to the conduct and enrollment of such clinical study or Clinical Trial and, following completion of such clinical study or Clinical Trial, to the extent permitted by Applicable Law, shall use Commercially Reasonable Efforts to facilitate the transition of patients from such clinical study or Clinical Trial to Commercial supply by the Commercializing Party.

4.8	Combination Products, Combination Therapies

.

4.8.1

Combination Therapy Development.  If either Party (a “Proposing Party” for the purposes of this Section 4.8.1 (Combination Therapy Development)) desires to conduct any Development of any Combination Product or any Product as a combination therapy with any other pharmaceutical product other than in the form of a Combination Product (e.g., where a Product is administered sequentially or co-administrated with one (1) or more other pharmaceutical products, but is not co-formulated or co-packaged with any other pharmaceutical product) in order to obtain Regulatory Approval for such Combination Product or combination therapy in any country in which such Party is the Regulatory/Reimbursement Responsible Party (any such Development, “Combination Therapy Development”), such Party shall, at least [**] prior to commencing such Combination Therapy Development, notify the other Party (the “Non-Proposing Party” for the purposes of this Section 4.8.1 (Combination Therapy Development)) via the JDC of such proposed Development (each a “Combination Therapy Development Proposal”) including in reasonable detail the proposed Combination Therapy Development activities (the “Combination Therapy Development Activities”), including, as applicable, any non-clinical studies, clinical studies, GLP Toxicology Studies, and Clinical Trials that the Proposing Party desires to conduct or have conducted as part of such Combination Therapy

Development, including a synopsis of the Clinical Trials or activities, the proposed enrollment criteria, the number of patients to be included, the endpoints to be measured, and the statistical design and powering, as well as a proposed timeline and budget and an analysis of the business opportunity and revenue potential for such Combination Therapy Development Activities.

(a)

JEC Decision Regarding Combination Therapy Development Activities. The JDC shall review, discuss, and submit to the JEC to review, discuss, and determine whether to approve each Additional Development Proposal within [**] after receipt thereof from the Proposing Party.

(i)

JEC Approval.  If the JEC unanimously approves a Combination Therapy Development Proposal, then, upon such an approval, (A) the Combination Therapy Development Activities set forth in such Combination Therapy Development Proposal will be “Combination Therapy Global Development Activities” for purposes of this Agreement, (B) the JDC will update the Global Development Plan to include such Combination Therapy Global Development Activities as set forth in the applicable Combination Therapy Development Proposal (as may be amended by the JEC upon such approval) and submit such updated Global Development Plan to the JEC for review, discussion, and approval; and (C) the Parties shall share all Shared Development Costs incurred as a result of such Combination Therapy Global Development Activities pursuant to Section 4.6 (Development Costs) going forwards

(ii)

No Approval. If the JEC does not approve a Combination Therapy Development Proposal, then the Combination Therapy Development Activities proposed in such Combination Therapy Development Proposal will not be included in the Global Development Plan, and (A) if the JEC does not approve an Combination Therapy Development Proposal because one Party has a reasonable, good faith concern that the proposed Combination Therapy Development Activities raise material safety or scientific concerns, then neither Party may conduct the proposed Combination Therapy Development Activities unless and until (1) the Parties agree otherwise or (2) a neutral safety committee engaged by the Parties pursuant to Section 16.4 (Neutral Safety Committee) approves such Additional Development Activities, and (B) if the JEC does not approve an Additional Development Proposal for any reason other than those set forth in Section 4.8.1(a)(ii)(A) (No Approval), Section 4.8.1(b) (Performance of Unilateral Combination Therapy Development Activities) will apply.

(b)

Performance of Unilateral Combination Therapy Development Activities. If, for any reason other than those set forth in Section 4.8.1(a)(ii)(A) (No Approval), the JDC does not unanimously determine to include, or the JEC does not unanimously confirm inclusion of, any given Combination Therapy Development in the Global Development Plan, then the Proposing Party may, upon notice to the Non-Proposing Party, conduct such Combination Therapy Development at its own cost and expense in accordance with the terms and conditions of this Agreement (each a “Unilateral Combination Therapy Development Activity”); except that:

(i)

Apellis may not, without Sobi’s prior written consent (not to be unreasonably withheld, conditioned, or delayed), (A) conduct any Unilateral Combination Therapy Development Activities in any Major Market (other than [**]) or (B) conduct such Unilateral Combination Therapy Development Activities anywhere in the Sobi Territory for [**];

(ii)

Sobi may not, without Apellis’ prior written consent (not to be unreasonably withheld, conditioned, or delayed), (i) conduct any Unilateral Combination Therapy Development Activities in the Apellis Territory or (ii) conduct any Unilateral Combination Therapy Development Activities for any ophthalmology indication; and

(iii)

for [**] after the Proposing Party notifies the Non-Proposing Party that the Proposing Party will be conducting any Unilateral Combination Therapy Development Activities in the other Party’s territory, the Parties shall negotiate in good faith a Clinical Trial Collaboration and Supply Agreement with respect to such Combination Therapy Development, but nothing in this Section 4.8.1(b) (No Inclusion in the Global Development) shall require either Party to enter into any such Clinical Trial Collaboration and Supply Agreement.

(iv)	If the Parties fail to enter into such a Clinical Trial Collaboration and Supply Agreement within such [**] period the following terms shall apply:
A.

all data, results, and information generated by, resulting from, or in connection with the conduct of any applicable Unilateral Combination Therapy Development Activities (the “Combination Therapy Data”) may be used by the Non-Proposing Party to the full extent of the license granted to such Non-Proposing Party in Section 2.1.1 (License Grants to Sobi) or Section 2.1.2 (License Grants to Apellis), as applicable, and the right of reference granted to such Non-Proposing Party in Section 5.3 (Right of Reference); and

B.	the Proposing Party shall provide to the Non-Proposing Party copies of all Combination Therapy Data in accordance with Section 2.4.2 (Additional Transfers).
(c)

Combination Therapy Data and Regulatory Submissions. Sobi shall be solely responsible for filing or amending any Drug Approval Application, Regulatory Approval, or Reimbursement Approval (as applicable) for any Product in the Sobi Territory as a result of any Combination Therapy Development, and Apellis shall be solely responsible for filing or amending any Drug Approval Application, Regulatory Approval, or Reimbursement Approval (as applicable) for any Product in the Apellis Territory as a result of any Combination Therapy Development. With respect to any Combination Therapy Development other than in the form of a Combination Product, each Party shall consider in good faith any request to amend any Drug Approval Application, Regulatory Approval, or Reimbursement Approval (as applicable) for any Product with respect to which such Party is the

Regulatory/Reimbursement Responsible Party to reflect the results of such Combination Therapy Development.
(d)

No Commercialization Rights. For the avoidance of doubt, nothing in this Section 4.8 (Combination Therapy Development) grants Apellis any right to Commercialize any Product in the Sobi Territory or grants Sobi any right to Commercialize any Product in the Apellis Territory.

4.9	Compliance

.  Each Party shall, and shall ensure that its Affiliates, sub/licensees, Sublicensees, and Subcontractors, comply in all material respects with all Applicable Laws in Developing the Products.  Each Party shall promptly inform the JDC of any material investigation or adverse action taken by any Governmental Authority with respect to the Development of any Product of which such Party becomes aware.

4.10	Records, Reports, and Information

.

4.10.1

General.  Each Party shall maintain current, complete, and accurate records of all Development activities conducted by or on behalf of such Party with respect to any Product and all data and other information resulting from such activities.  Such records shall properly reflect all such activities done and results achieved in the performance of such activities in sufficient detail and in good scientific manner as appropriate for patent and regulatory purposes and shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs, and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Party’s Development activities).  Each Party shall document all preclinical studies, clinical studies, and Clinical Trials to be conducted for any Product in written study reports in accordance with applicable national and international (e.g., ICH, GCP, GVP, GMP and GLP) guidelines.

4.10.2

Reports.  Each Party shall keep the other Party reasonably informed, through the JDC, regarding the status and progress of all Global Development Activities allocated to such Party under the Global Development Plan and all other Development activities conducted by or on behalf of such Party with respect to any Product. Without limiting the foregoing, on a [**] basis during the conduct of any Development activities for any Product, within [**] following the end of each [**], each Party shall prepare and provide written reports to the JDC to update the JDC on the status of all such Development activities performed by or on behalf of such Party during the applicable [**]. In addition, the performing Party shall include in such report such other Deliverables, Results, and other information as may be required under the Global Development Plan or otherwise reasonably requested by the other Party, to the extent such Deliverables, Results, and other information have not been previously provided to the other Party. The JDC shall review the [**] update reports and (a) confer regarding the progress towards completing the Global Development Activities allocated to each Party under the Global Development Plan and activities needed to obtain or maintain Regulatory Approval and, where applicable, Reimbursement Approval for the Products in the Initial Indications and any other indications included in the Global Development Plan, and (b) review relevant Deliverables provided and Results generated in the performance of Global Development Activities.

4.11	Inspection of Records

.  [**] (or more frequently where there is a reasonable basis for the inspecting Party to suspect that the other Party has failed or is failing to comply with its Development obligations under this Agreement or that the other Party’s Development activities are not in compliance with all Applicable Law, including GCP, GVP, GMP, and GLP), during normal business hours and upon reasonable notice of not less than [**], each Party will have the right to inspect all records of the other Party or its Affiliates that reasonably relate to the performance of any Development of any Product by or on behalf of such other Party or are reasonably necessary for the purposes of verifying such other Party’s compliance with this Agreement and all Applicable Law, including GCP, GVP, GMP, and GLP.

4.12	Penn Development Plan and SFJ Reports

.  Sobi shall cooperate with Apellis in good faith upon Apellis’ reasonable request in Apellis’ preparation of all Development-related updates to the Development Plan (as defined in the Penn Other Fields License Agreement) required to be provided to Penn under the Penn Other Fields License Agreement, and all reports required to be provided to the JSC (as defined in the SFJ Agreement) under section 3.5 or 5.3 of the SFJ Agreement.

Article 5
Regulatory AND REIMBURSEMENT

5.1	Regulatory and Reimbursement Responsibilities

.  Subject to this Article 5 (Regulatory and Reimbursement), (a) the Party sponsoring any clinical study or Clinical Trial (i.e., the Party listed as the sponsor on the clinical study or Clinical Trial protocol) for any Product (including, with respect to Apellis, each of the PNH Phase III Clinical Trials) will be the Regulatory/Reimbursement Responsible Party with respect to such Clinical Trial and (b) except as set forth in clause (a), (i) Apellis will be the Regulatory/Reimbursement Responsible Party with respect to (A) prior to any assignment of such Drug Approval Application in accordance with Section 5.2.6 (Assignment of EMA PNH Regulatory Approval), filing the EMA PNH Regulatory Approval and (B) all Products in the Apellis Territory and (ii) Sobi will be the Regulatory/Reimbursement Responsible Party with respect to all Products in the Sobi Territory (other than with respect to filing the EMA PNH Regulatory Approval prior to assignment of such Drug Approval Application in accordance with Section 5.2.6 (Assignment of EMA PNH Regulatory Approval)). Except as otherwise agreed by the Parties in advance in writing, no Clinical Trial of any Product shall have more than one (1) sponsor, which shall be the same sponsor for such Clinical Trial throughout the world.

5.2	Submissions and Correspondence

.

5.2.1

Regulatory Submissions.  To the extent permitted by Applicable Law, each Party’s regulatory team shall reasonably cooperate with the other Party’s regulatory team regarding Drug Approval Applications and other material Regulatory Submissions for Products in all markets for which such Party is the Regulatory/Reimbursement Responsible Party. In addition, to the extent permitted by Applicable Law, each Party shall provide the other Party with a reasonable opportunity to review and comment on all material Regulatory Submissions for any Product to be submitted to any Regulatory Authority in the Apellis Territory or any Major Market by or on behalf of such Party (including Drug Approval Applications, material correspondence, meeting requests,  briefing materials, and minutes) throughout the process of preparing such Regulatory Submissions and, in particular, shall provide such other Party with drafts of all such Regulatory Submissions on the timeline agreed to by the Parties in good faith in writing prior to the date such Regulatory Submissions are to be finalized to allow for such other Party’s review and comment. Each Party shall consider in good faith (and, with respect to the EMA PNH Regulatory Approval, Apellis shall not unreasonably decline to implement) all timely, reasonable comments from the other Party regarding such Party’s Regulatory Submissions for Products in the Apellis Territory or any Major Market and, within [**] after submitting any Regulatory Submission for any Product to any Regulatory Authority in the Apellis Territory or any

Major Market provide a copy of such final Regulatory Submission to the other Party. Each Party shall cooperate with the other Party as reasonably requested by such other Party to assist such other Party’s efforts to prepare and submit any Regulatory Submissions for Products under this Agreement, including by providing all such supporting documentation for INDs, CTAs, Drug Approval Applications, and other Regulatory Submissions to such other Party as are reasonably requested by such other Party with reasonably sufficient time to allow such other Party to review and incorporate such documentation and timely submit such Regulatory Submissions in accordance with Applicable Law or any other requirements or requests of any applicable Regulatory Authority.

5.2.2

Correspondence with Authorities.  Without limiting Section 5.2.1 (Regulatory Submissions), to the extent permitted by Applicable Law, each Party shall provide the other Party with (a) access to or copies of all material written or electronic correspondence and communications received by or on behalf of such Party or any of its Affiliates, sub/licensees, or Sublicensees from, or forwarded by or on behalf of such Party or any of its Affiliates, sub/licensees, or Sublicensees, to, any Regulatory Authority in the Apellis Territory or any Major Market, and (b) copies of all material meeting minutes and summaries of all material meetings, conferences, and discussions held by such Party or any of its Affiliates, sub/licensees, or Sublicensees, with any Regulatory Authority in the Apellis Territory or any Major Market, in each case ((a) and (b)), relating to the Exploitation of any Compound or Product, but any information or data not related to any Compound or Product may be redacted.  Notwithstanding the foregoing, and without limiting a Party’s obligations under Section 5.4 (Adverse Event Reporting),   if (i) a Party is unable (having used Commercially Reasonable Efforts to procure the same) to include the obligation on a sub/licensee or Sublicensee to provide the access and copies referred to in the foregoing sentence in the agreement between such Party and such sub/licensees or Sublicensee, or (ii) a sub/licensee or Sublicensee fails to comply with such obligation, despite the relevant Party having used Commercially Reasonable Efforts to enforce the same, the relevant Party shall not be in breach of its obligation to provide such access and copies received, forwarded, or produced by the relevant sub/licensee or Sublicensee. If such written or electronic correspondence received from any such Regulatory Authority relates to any non-approval of an IND or CTA with respect to any Product or the prohibition or suspension of the supply of any Compound or Product, or the initiation of any investigation, review, or inquiry by any Regulatory Authority concerning the safety of any Compound or Product, then the applicable Party shall notify the other Party, and provide the other Party with copies of such written or electronic correspondence, as soon as practicable, but not later than [**] following the applicable Party’s receipt, forwarding, or production thereof. Otherwise, each Party shall provide all such correspondence, communications, minutes, summaries, contact reports, and other materials within (a) [**] after the Effective Date (to the extent in the possession or Control of the applicable Party as of the Effective Date) or (b) if received after the Effective Date, [**], with respect to safety events, or otherwise no later than [**] following the applicable Party’s receipt, forwarding, or production thereof. Any documents required to be provided pursuant to this Section 5.2.2 (Correspondence with Authorities) may be provided through a share site, data room, or other means of electronically transferring or sharing documents.

5.2.3	Meetings with Governmental Authorities.
(a)

Except as otherwise set forth in this Agreement, the applicable Regulatory/Reimbursement Responsible Party for a Product in a country will be responsible for all meetings, conferences, and discussions with Regulatory

Authorities and other Governmental Authorities related to Regulatory Approval and, where applicable, Reimbursement Approval of such Product in such country; except that the Parties’ regulatory teams will work in collaboration with the JDC and JCC to review, discuss, and coordinate all strategies, material communications, and contents of all material meetings, conferences, and discussions with such Regulatory Authorities and other Governmental Authorities in the Apellis Territory, [**], and the Major European Countries related to each Product.

(b)

Sobi shall provide Apellis with prompt prior written notice of any material scheduled meeting, conference, or discussion (including any advisory committee meeting, pre-submission meeting, product development meeting, or oral argument) with the EMA or the Regulatory Authority in [**] relating to any Product as soon as practicable after Sobi or any of its Affiliates first receives notice of the scheduling of such meeting, conference, or discussion. Sobi shall provide to Apellis copies of any material correspondence relating to such meetings, conferences, or discussions, including meeting requests, briefing materials, and questions, no later than [**] after Sobi’s receipt thereof and in any event prior to the applicable meeting, conference, or discussion. To the extent permitted by Applicable Law, one (1) representative of Apellis selected by Apellis and reasonably acceptable to Sobi will have a right to attend (as an observer) such meetings, conferences, and discussions with the EMA or the Regulatory Authority in [**] related to any Product in any country in the European Union or [**].

(c)

Prior to any assignment of the EMA PNH Regulatory Approval in accordance with Section 5.2.6 (Assignment of EMA PNH Regulatory Approval): (i) Apellis shall provide Sobi with prompt prior written notice of any scheduled meeting, conference, or discussion (including any advisory committee meeting, pre-submission meeting, product development meeting, or oral argument) with the EMA relating to the EMA PNH Regulatory Approval as soon as practicable after Apellis or any of its Affiliates first receives notice of the scheduling of such meeting, conference, or discussion; (ii) Apellis shall provide to Sobi copies of any correspondence relating to such meetings, conferences, or discussions, including meeting requests, briefing materials, and questions, no later than [**] after Apellis’ receipt thereof and in any event prior to the applicable meeting, conference, or discussion; and (iii) to the extent permitted by Applicable Law, representatives of Sobi selected by Sobi and reasonably acceptable to Apellis will have a right to attend (as an observer) in meetings, conferences, and discussions with the EMA related to the Drug Approval Application for the first Product in PNH.

(d)

Apellis shall provide Sobi with prompt prior written notice of any material scheduled meeting, conference, or discussion (including any advisory committee meeting, pre-submission meeting, product development meeting, or oral argument) with the FDA relating to any Product as soon as practicable after Apellis or any of its Affiliates first receives notice of the scheduling of such meeting, conference, or discussion. Apellis shall provide to Sobi copies of any material correspondence relating to such meetings, conferences, or discussions, including meeting requests, briefing materials, and questions, no later than [**] after Apellis’ receipt thereof and in any event prior to the applicable meeting, conference, or discussion. To the extent permitted by Applicable Law, one (1) representative of Sobi selected by Sobi and reasonably acceptable to Apellis will have a right to attend (as an observer) such meetings, conferences, and discussions with the FDA related to any Product.
5.2.4

Ownership of Regulatory Approvals and Reimbursement Approvals. The Regulatory/Reimbursement Responsible Party for each Product in a country will have the right to file all Drug Approval Applications and other applications for Regulatory Approvals and Reimbursement Approvals for such Product in such country in such Regulatory/Reimbursement Responsible Party’s name, and, subject to the rights granted to the other Party under this Agreement, will own all rights, title, and interest in and to all such Regulatory Approvals and Reimbursement Approvals and all related Regulatory Submissions, Reimbursement Submissions, and orphan drug designations. Each Party shall promptly inform the other Party of (a) the filing of any Drug Approval Application for any Product and (b) the receipt of any Regulatory Approval or Reimbursement Approval for any Product.

5.2.5	Regulatory Strategy for EMA PNH Regulatory Approval.
(a)

The Parties acknowledge and agree that (i) Apellis shall use Commercially Reasonable Efforts to obtain the right for up to [**] Sobi representatives to attend and participate (as non-voting observers) at each portion of any meeting of the JSC (as defined in the SFJ Agreement) under the SFJ Agreement that relates to the EMA PNH Regulatory Approval and (ii) subject to agreement by SFJ, Sobi may communicate directly with SFJ regarding the EMA PNH Regulatory Approval.

(b)

For the avoidance of doubt, prior to assignment of the EMA PNH Regulatory Approval in accordance with Section 5.2.6 (Assignment of EMA PNH Regulatory Approval) the Parties shall, through the JDC pursuant to Section 3.3.2(l) (Specific Responsibilities of the JDC), in good faith seek to agree to a regulatory strategy for the EMA Drug Approval Application in a manner compatible with the obligations imposed on Apellis under section 3.5(b) of the SFJ Agreement. If the Parties are unable to agree such regulatory strategy in good faith, the matter will be subject to the decision-making provisions of Section 3.7 (Decisions of the Committees).

(c)

All negotiations pursuant to this Section 5.2.5 (Regulatory Strategy for EMA PNH Regulatory Approval) are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

5.2.6

Assignment of EMA PNH Regulatory Approval. Notwithstanding anything to the contrary in Section 5.2.5 (Regulatory Strategy for EMA PNH Regulatory Approval), promptly, and in no event later than [**], following receipt of Regulatory Approval from the EMA for a Product in PNH or such other reasonable time after [**] as requested by Sobi, Apellis shall, at Apellis’ cost, submit to the EMA a request for transfer of the EMA PNH Regulatory Approval to Sobi, which transfer will assign to Sobi all of Apellis’ and its Affiliates’ rights, title, and interests in and to such EMA PNH Regulatory Approval, as well as the Regulatory Approval from the EMA for such Product in PNH (along with any associated orphan drug designation and pediatric investigation plan). Apellis shall execute and deliver, or will cause to be executed and delivered, to Sobi or any applicable Regulatory Authority such endorsements, assignments, and other documents as are necessary to assign, convey, transfer, and deliver, as applicable, to Sobi such Regulatory Approval and Drug Approval Application. Upon approval of such transfer by the EMA,

Sobi shall be the Regulatory/Reimbursement Responsible Party with respect to such Regulatory Approval. Sobi shall provide Apellis with all necessary documentation required for the request to transfer no later than [**] after receipt of Regulatory Approval from the EMA for the Product in PNH. Any failure by Sobi to provide such documentation on such timeline shall not be a breach of this Agreement by Sobi, but shall relieve Apellis of its obligations under this Section 5.2.6 (Assignment of EMA PNH Regulatory Approval) to the extent and for the duration of such failure. If Apellis assigns the EMA PNH Regulatory Approval to Sobi prior to receipt of Regulatory Approval from the EMA for the applicable Product in PNH:

(a)

Sobi shall use Commercially Reasonably Efforts to seek Regulatory Approval from the EMA for such Product in PNH in accordance with Section 4.3.4 (Development Diligence Obligations); provided that Sobi shall use no less efforts than those required by Apellis under section 3.5(b) of the SFJ Agreement;

(b)

the Parties, acting via the JDC pursuant to Section 3.3.2(l) (Specific Responsibilities of the JDC), shall discuss any material decisions or actions with respect to the EMA Drug Approval Application for such Product in PNH and Sobi shall consider in good faith any reasonable comments of Apellis in relation thereto;

(c)

Apellis shall perform or procure the performance of all actions reasonably requested by Sobi and deemed necessary by Sobi in connection with the EMA Drug Approval Application for such Product in PNH and the agreed regulatory strategy, if any;

(d)

Sobi shall have the right (and Apellis shall procure the exercise of such right) to request SFJ approval of any proposed changes to the regulatory strategy for such EMA PNH Regulatory Approval following assignment to Sobi;

(e)

notwithstanding anything to the contrary in Section 12.2 (Indemnification by Sobi) and subject to Section 5.2.6(h) (Assignment of EMA PNH Regulatory Approval), Section 12.3 (Indemnification Procedures), and Section 12.4 (Limitation of Liability), Sobi hereby agrees to indemnify, defend, and hold Apellis harmless from and against any and all Losses arising in connection with any and all claims by SFJ to the extent resulting from any breach by Sobi of any of Section 5.2.6(a) (Assignment of EMA PNH Regulatory Approval), provided, however, that, (i) to the extent Sobi is implementing a regulatory strategy approved by Apellis, Sobi shall only be liable to the extent caused by Sobi’s failure to use Commercially Reasonable Efforts (or, if greater, those required by Apellis under section 3.5(b) of the SFJ Agreement) to implement such regulatory strategy and (ii) if Sobi is required to indemnify Apellis in respect of any penalty payments by Apellis to SFJ under the SFJ Agreement, and Apellis subsequently receives or has a right to receive a credit, reduction, refund, or set-off in respect of such penalty payments against any remaining payment obligations of Apellis under that Agreement, Apellis shall, at Sobi’s option, either credit against payments due by Sobi under Article 9 (Payments) or refund Sobi the full amount of such credit, reduction, refund, or set-off within [**] of receipt by Apellis of such credit, reduction, refund or set-off;

(f)	Apellis shall notify Sobi promptly (but in any case within [**] of the earlier of (i) the date of Apellis’ or its Affiliate’s receipt of any communication, notice, or other correspondence from or on behalf SFJ alleging that Apellis or its Affiliate is in breach of its obligations under section 3.5(b) of the SFJ agreement or (ii) the date Apellis forms a belief that it is reasonably likely that Apellis will seek indemnity from Sobi pursuant to Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval)) of any alleged dispute, claim, or controversy in relation to which Sobi might be expected to indemnify Apellis pursuant to Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval);

(g)

notwithstanding anything to the contrary in Section 12.1 (Indemnification by Apellis) and subject to Section 12.3 (Indemnification Procedures) and Section 12.4 (Limitation of Liability), Apellis hereby agrees to indemnify, defend, and hold Sobi, its Affiliates, and their respective directors, officers, and employees, and all of their respective successors, heirs, and assigns, harmless from and against any and all Losses arising in connection with any and all claims by SFJ to the extent (i) resulting from Apellis’ failure to comply with its obligations under the SFJ Agreement prior to assignment of the EMA PNH Regulatory Approval in accordance with Section 5.2.6 (Assignment of EMA PNH Regulatory Approval) (including particularly section 3.5(b) of the SFJ Agreement) prior to transfer of the EMA PNH Regulatory Approval) or (ii) caused by Apellis’ act or omission; and

(h)

notwithstanding anything to the contrary in this Agreement, the Parties agree that Sobi will have no liability to Apellis in connection with the Drug Approval Application for such Product in PNH, whether under Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval), Section 12.2 (Indemnification by Sobi) or otherwise to the extent resulting from any act or omission of Apellis or its Affiliates.

5.2.7

Cost of Regulatory Activities.  Each Party will solely bear all costs and expenses incurred by such Party in connection with the preparation, filing, and maintenance of Regulatory Submissions, Reimbursement Submissions, Regulatory Approvals, and Reimbursement Approvals with respect to any Product, including any filing fees; except that Sobi shall reimburse Apellis for all reasonable Out-Of-Pocket costs and expenses mutually agreed in advance in good faith and incurred by Apellis in connection with the preparation, filing, and maintenance of the EMA PNH Regulatory Approval which, for the avoidance of doubt, shall not include any costs and expenses associated with any post-approval Development activities required in connection with such Regulatory Approval.

5.2.8

SFJ Participation. Notwithstanding anything to the contrary in this Agreement, Sobi acknowledges and agrees that, pursuant to the terms of the SFJ Agreement, the CEO or the CMO of SFJ shall be entitled to participate on a silent basis in all meetings with the EMA during the Term (as defined in the SFJ Agreement) and, to the extent practicable, Sobi shall give SFJ the opportunity to review pre-meeting briefing materials. Sobi shall ensure that Apellis can provide the JSC (as defined in the SFJ Agreement) and SFJ with copies of the minutes of all such meetings within [**] (as defined in the SFJ Agreement) after Sobi receives the final minutes from the applicable Regulatory Authority (as defined in the SFJ Agreement).

5.3	Right of Reference

.  Subject to the rules of the relevant Regulatory Authority and the terms of this Agreement, including Section 4.4.4(b)(ii) (Unilateral Development Data), each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any successor rule or analogous Applicable Law recognized outside of the U.S.), to, and a right to copy, access, and otherwise use, all information and data relating to any Compound or Product in any Regulatory Submission or Regulatory Approval Controlled by such Party, for such other Party’s or its Affiliates’ use in the Exploitation of (including the filing, issuance, and maintenance of Regulatory Approvals for) the Products in accordance with this Agreement.  If requested by either Party, the other Party shall provide a signed statement to this effect in accordance with 21 C.F.R. § 314.50(g)(3) (or any successor rule or analogous Applicable Law outside of the U.S.) to give effect to the intent of this Section 5.3 (Right of Reference). For clarity, nothing in this Section 5.3 (Right of Reference) entitles a Party to use the Unilateral Development Data of the other Party unless such party has exercised its buy-in rights under Section 4.4.4(b)(iii) (Buy-In).

5.4	Adverse Event Reporting

.

5.4.1

SDEA; Responsibilities. No later than [**] after the Effective Date, the Parties shall discuss and execute a Safety Data Exchange Agreement (the “SDEA”), which will set forth the responsibilities of each Party with respect to clinical safety and pharmacovigilance matters relating to each Product and Non-Systemic Ophthalmology Product. The Parties shall update the SDEA from time to time as needed to properly reflect the status of the marketing and sale of each Product and the relevant regulations in each country. In the SDEA, the Parties shall define how clinical safety and pharmacovigilance will be managed by both Parties, how the safety database for the Products will be set up and how safety information will be exchanged, and in particular shall: (a) set forth how cases will be processed in the global safety database; (b) provide for submitting expedited reports in agreed format to health authorities, in accordance with the requirements of Regulatory Authorities; (c) include provisions regarding producing outputs (tables, line listings) for aggregate reports such as periodic safety update reports and development safety update reports; (d) include provisions regarding evaluation of safety and benefit-risk (e.g., results should be discussed in the JEC or a subcommittee, as specified in the SDEA); (e) include provisions regarding performing ongoing safety signal detection and assessment; and (f) include provisions governing safety statements in aggregate reports, in each case ((a)-(f)) in a manner consistent across countries to the extent reasonably practicable. The Parties, through the JEC or any subcommittee established by the JEC for the purpose, shall, as set forth in more detail in the SDEA, jointly establish and maintain all necessary pharmacovigilance activities for each Product in compliance with all Applicable Laws and requirements of all applicable Regulatory Authorities. During the Term, each Party shall notify the other Party regarding all Serious Adverse Events arising in any Clinical Trials of any Product or Non-Systemic Ophthalmology Product, all adverse drug reactions (i.e. Adverse Events that are related to a Product or Non-Systemic Ophthalmology Product), and all special case scenarios, as outlined in the EMA’s Guideline on Good Pharmacovigilance Practices, Module VI, as individual cases within the timelines specified in the SDEA. Further adverse events may be exchanged as aggregated reports or data sets, as specified in the SDEA. Additionally, any other safety-relevant information (beyond adverse events) shall be exchanged as outlined in the SDEA.

5.4.2

Regulatory/Reimbursement Responsible Party Responsibilities.  The Regulatory/Reimbursement Responsible Party’s responsibilities for each Product in a country will include: (a) receiving and collecting all applicable Adverse Events and adverse drug reactions, as defined in the SDEA, in accordance with the applicable Regulatory/Reimbursement Responsible Party’s standard operating procedures, (b) obtaining follow-up information related to any Adverse Events or adverse drug reactions for such Product in such country that is initially made to or received by such Regulatory/Reimbursement Responsible Party and forwarding the same to the non-

Regulatory/Reimbursement Responsible Party as established in the SDEA; (c) making regulatory and safety contacts with the Regulatory Authorities and other Governmental Authorities in such country as the holder of the relevant Regulatory Approvals, INDs, or CTAs (as applicable) for such Product; (d) submitting case reports that qualify for expedited reporting to the Regulatory Authorities in such country as required by Applicable Law; (e) submitting  aggregate reports (e.g., post-marketing periodic safety update reports) to the Regulatory Authorities in such country as required by Applicable Law; and (f) promptly communicating to the non-Regulatory/Reimbursement Responsible Party any new safety signal with respect to any Product. The Regulatory/Reimbursement Responsible Party’s responsibilities for each Product will also include: (x) establishing and maintaining risk management plans and measures for the applicable countries, except to the extent the Parties agree that the non-Regulatory/Reimbursement Responsible Party will execute such plans; and (y) establishing applicable country-specific named pharmacovigilance contacts as required by Applicable Law. Details regarding the responsibilities outlined above shall be specified in more detail, on a country-by-country level, in the SDEA.

5.4.3

Audit Rights and Inspection Reports.  Each Party will have the right, upon reasonable (and at least [**]) prior written notice, to periodically audit the other Party’s relevant Product-related pharmacovigilance activities to monitor compliance with such other Party’s obligations as set forth in this Section 5.4 (Adverse Event Reporting) and the SDEA.  Each Party shall, within a reasonable time, reply to the other Party’s request for such an audit.  Each such audit will be reasonable in scope and take place during normal business hours.  Neither Party may request an audit more than [**], except where there is a reasonable basis for such Party to suspect that the other Party has failed or is failing to comply with its obligations under this Section 5.4 (Adverse Event Reporting) or the SDEA. The auditing Party shall share any concerning findings related to the Compound or the Products resulting from any pharmacovigilance audit in a reasonably detailed inspection report, and the Parties shall agree in good faith on the corrective and preventative actions to be taken by the Parties to address such findings, and the Party(ies) responsible for such actions shall take such actions promptly after they are agreed to.

5.4.4

Allocation of Clinical Safety and Pharmacovigilance Responsibilities. Each Party shall notify the other Party in writing promptly following the Effective Date regarding the names and contact information of such Party’s leaders for clinical safety and pharmacovigilance activities, including such Party’s European Union Qualified Person Responsible for Pharmacovigilance. Each Party shall also inform the other Party about outsourcing major components of such Party’s clinical safety and pharmacovigilance responsibilities covered by the SDEA.

5.5	Recall, Withdrawal, or Field Alert of the Products

.

5.5.1

Notification and Determination. If any Governmental Authority (a) threatens in writing, or initiates, any action to remove any Product or Non-Systemic Ophthalmology Product from the market (in whole or in part) or (b) provides written notice regarding a potential safety or quality issue with respect to any Product or Non-Systemic Ophthalmology Product, then, in each case ((a) or (b)), the Party receiving notice thereof will notify the other Party of such communication promptly, but in no event later than [**] after receipt thereof. Notwithstanding the foregoing, in all cases Sobi shall determine whether to initiate any recall, withdrawal, or field alert of any Product in any country in the Sobi Territory and Apellis shall determine whether to initiate any recall, withdrawal, or field alert of any

Product in the Apellis Territory or any Non-Systemic Ophthalmology Product anywhere in the world, including, in each case, the scope of such recall or withdrawal (e.g., a full or partial recall, or a temporary or permanent recall) or field alert. Before either Party initiates a recall, withdrawal, or field alert relating to a Product, the Party initiating such recall, withdrawal, or field alert shall notify the other Party within [**] of such decision and the Parties shall use reasonable efforts to promptly discuss in good faith the reasons therefor, but such discussions will not delay any action that the Party initiating such recall reasonably believes should be taken in relation to any actual or potential recall, withdrawal, or field alert.  In the event of any such recall, withdrawal, or field alert relating to a Product, the Party initiating such recall, withdrawal, or field alert shall determine the necessary actions to be taken and will implement such actions.

5.5.2

Cost Allocation.  Except as set forth in the Supply Agreement, (a) the Parties shall share as Shared Development Costs, all reasonable costs and expenses incurred by a Party in connection with implementing a recall, withdrawal, or field alert with respect to any Product then being Developed under the Global Development Plan, and (b) each Party will solely bear all costs and expenses incurred by such Party in connection with implementing a recall, withdrawal or field alert in each case with respect to any Product being Commercialized by such Party, provided that to the extent such recall, withdrawal, or field alert is required as a result of a failure by or on behalf of Apellis to Manufacture in accordance with applicable Specifications and the Supply Agreement, but not to the extent any such recall is attributable to the breach or negligence of Sobi, its Affiliates, or Sublicensees, Apellis will reimburse Sobi for all costs and expenses incurred by Sobi in connection with implementing such recall, withdrawal, or field alert.

Article 6
Commercialization

6.1	Overview

. Subject to the terms and conditions of this Agreement, (a) Apellis shall Commercialize Products in the Apellis Territory and (b) Sobi shall Commercialize Products in the Sobi Territory. Neither Party may Commercialize any Product in a manner inconsistent with this Agreement. Each Party shall, where commercially reasonable in the relevant country, Commercialize the Products in each country in such Party’s territory in a manner that is consistent with the then-current Global Branding Strategy (including as to Product Trademarks), if any. If a Party determines that it is not commercially reasonable in a given country to Commercialize a Product in a manner that is consistent with the then-current Global Branding Strategy (if any), such Party shall so notify the JCC and give the other Party opportunity to comment on the positioning, messaging, branding, packaging, and labeling (including Product Trademarks) intended to be used in such country and shall, notwithstanding the foregoing, use Commercially Reasonable Efforts to comply with the Global Branding Strategy and reasonable comments from the other Party.

6.2	Commercialization Diligence Obligations

. Sobi shall use Commercially Reasonable Efforts to Commercialize a Product in each of the Initial Indications in (a) at least [**] of the Major European Countries and (b) each of Canada, Japan, Brazil, and China. Apellis acknowledges that, without prejudice to Section 6.5 (Expansion and Launch in the Sobi Territory), when determining the timing and order of Commercial launch of a given Product and Initial Indication in each Major Market, Sobi may reasonably take into account reference pricing strategy. Apellis acknowledges that Sobi shall not be in breach of its Commercialization diligence obligations under this Agreement to the extent caused by the acts or omissions of Apellis or its Affiliates.

6.3	Global Branding Strategy and Information

.

6.3.1

Global Branding Strategy. At least [**] prior to the anticipated First Commercial Sale of the first Product in the later of the Sobi Territory or the Apellis Territory, the JCC shall discuss in good faith and use reasonable efforts to agree and submit to the JEC to review, discuss, and determine whether to approve, an initial Global Branding Strategy. If the Parties cannot agree upon a Global Branding Strategy, the Parties shall instead reasonably coordinate on Product branding matters.

6.3.2

Updating the Global Branding Strategy. At least [**] during the Term (or more frequently as may be required or as may be reasonably requested by either Party), the JCC shall review and, if unanimously agreed by the JCC, update any prior approved Global Branding Strategy based on currently available information and data. The JCC shall review, discuss, and determine whether to approve any such update to the Global Branding Strategy, and shall submit to the JEC to review, discuss, and determine whether to approve each such update to the Global Branding Strategy that is material. Each such update to the Global Branding Strategy will become effective and will supersede the previous Global Branding Strategy upon approval thereof by the JCC, and, if applicable, JEC. If such update is not unanimously approved by the JCC and the JEC, then the prior approved Global Branding Strategy (if any) shall remain in place.

6.4	Pricing

.  Each Party will be free, in its sole discretion, to determine the price, if any, that it charges Third Parties for each Product in each country in which such Party is Commercializing such Product, but, to the extent permitted by Applicable Law in the relevant country, each Party shall endeavor to consider each Product’s value in setting the price of such Product.

6.5	Expansion and Launch in the Sobi Territory

.  Without limiting its obligations under Section 6.2 (Commercialization Diligence Obligations), Sobi will be free, in its sole discretion determine geographical expansion and launch sequences for each Product in the Sobi Territory. Sobi shall give the JCC a reasonable opportunity to comment on Sobi’s proposed expansion and launch sequences for each Product in the Sobi Territory in advance of Sobi’s final determination of the same.

6.6	Commercialization Costs

.  Each Party shall solely bear all costs and expenses incurred by such Party in Commercializing Products.

6.7	Compliance

.  Each Party shall, and shall ensure that its Affiliates, sub/licensees, Sublicensees, and Subcontractors, comply in all material respects with all Applicable Laws in Commercializing the Products.  Each Party shall promptly inform the JCC of any material investigation or adverse action taken by any Governmental Authority with respect to the Commercialization of any Product of which such Party becomes aware.

6.8	Promotional Materials

.  Each Party shall submit copies of initial versions of, and (in respect of the Major Markets and Apellis Territory only) any material updates to, the Promotional Materials that it uses to Commercialize Products in its territory to the JCC for discussion purposes only. Each Party shall ensure that all Promotional Materials used by or on behalf of such Party for any Product are compliant with Applicable Laws and materially consistent with the Global Branding Strategy, if any.

6.9	Product Trademarks

.  Subject to Section 6.1 (Overview), each Party shall determine the trademarks used in connection with the Exploitation of the Products in its respective territory following reasonable consultation with the other Party (excluding any house marks or composite marks that include a house mark, the “Product Trademarks”).

6.9.1

Ownership; Use.  Apellis will own all Product Trademarks in the Apellis Territory, and Sobi will own all Product Trademarks in the Sobi Territory. Each Party agrees that it and its Affiliates shall not use, register, or attempt to register any Product Trademark so resembling any existing trademark of the other Party in the applicable jurisdiction(s) as to be likely to cause confusion or deception, and each Party agrees that such Party and its Affiliates shall not use, register, or attempt to register in the other Party’s territory any trademark so resembling the Product Trademarks in such other Party’s territory as to be likely to cause confusion or deception.

6.9.2	Responsibility for Product Trademarks.
(a)

Apellis shall be responsible for (i) registering, prosecuting, and enforcing the Product Trademarks in the Apellis Territory, (ii) preparing any guidelines applicable to the use of the Product Trademarks in the Apellis Territory, and (iii) investigating and defending any infringement or threatened infringement relating to any Product Trademark in the Apellis Territory. Apellis will own and be responsible for securing any domain names associated with the Product Trademarks targeted at the Apellis Territory. Subject to Section 6.9.2(c) (Responsibility for Product Trademarks), neither Sobi nor any of its Affiliates shall obtain or hold any domain name associated with the Product Trademarks targeted at the Apellis Territory in its own name.  Apellis shall not use nor permit the use by its Affiliates or licensees of the Product Trademarks in connection with any Non-Systemic Ophthalmology Product anywhere in the world. Apellis shall not use any Product Trademark as part of any Drug Approval Application filed with the EMA for PNH without Sobi’s prior written consent.

(b)

Sobi shall be responsible for (i) registering, prosecuting, and enforcing the Product Trademarks in the Sobi Territory, (ii) preparing any guidelines applicable to the use of the Product Trademarks in the Sobi Territory, and (iii) investigating and defending any infringement or threatened infringement relating to any Product Trademark in the Sobi Territory.  Sobi will own and be responsible for securing any domain names associated with the Product Trademarks targeted at the Sobi Territory. Subject to Section 6.9.2(c) (Responsibility for Product Trademarks), neither Apellis nor any of its Affiliates shall obtain or hold any domain names associated with the Product Trademarks targeted at the Sobi Territory in its own name.

(c)

The Parties shall, through the JEC, discuss and determine ownership and content of the landing pages for any domain names associated with any Product that are targeted at both the Sobi Territory and the Apellis Territory (including “.com” and “.net” domains). Each such landing page shall utilize then-current technology as necessary to direct those Persons located in a particular country to the appropriate website specified by Sobi for Persons located in the Sobi Territory and by Apellis for Persons located in the Apellis Territory. For clarity, Apellis shall be responsible for the web presence for Products in the Apellis Territory and Sobi shall be responsible for the web presence for Products in the Sobi Territory; and the responsible Party shall ensure that such web presence (including all associated content) shall comply with all Applicable Law and regulatory requirements.

6.9.3	Respect of Product Trademarks. Neither Party shall, and each Party shall ensure that its Affiliates do not: (a) attack, challenge, oppose, petition to cancel, or initiate legal action or proceedings in connection with any Product Trademark in any country in the other Party’s territory during the Term, or challenge the registration of any Product Trademark in any country in the other Party’s territory during the Term; (b) file, register, or maintain any registrations for any trademarks or trade names (including with respect to any Non-Systemic Ophthalmology Product) in any country in the other Party’s territory that are confusingly similar to any Product Trademark in such country, without the express prior written consent of the other Party; or (c) authorize or assist any Third Party to do the foregoing.

6.9.4

Apellis Name. To the extent permitted by Applicable Law and the relevant Regulatory Authority(ies), and provided such inclusion is not reasonably likely to cause confusion regarding the holder of the relevant Regulatory Approval or the source of the Product, the packaging for each Product sold in the Sobi Territory Manufactured by Apellis shall identify Apellis as the manufacturer of the Product and shall include the Apellis company trademark,  provided that, to the extent permitted by Applicable Law, the Apellis company name and trademark will appear on the outside of the packaging, but will not be located on the front side of the packaging and will appear smaller and less prominent than the Sobi name and company trademark. If Apellis ceases to Manufacture the relevant Product, other than as a result of Apellis’ breach of this Agreement, the Parties will discuss in good faith whether and how Apellis’ name and company trademark may continue to appear on Product packaging in the Sobi Territory to the extent permitted by Applicable Law and the relevant Regulatory Authority(ies). Apellis hereby grants to Sobi a non-exclusive, royalty-free license to use the Apellis name and company trademark for such purpose. Sobi shall provide Apellis with a mock-up of its proposed packaging in advance of the use of such packaging, following which Apellis will have [**] to provide its reasonable comments on such proposed packaging which Sobi shall consider in good faith. Sobi will use Commercially Reasonable Efforts to maintain the quality of the Product on which the Apellis trademarks are presented in a manner consistent with (i) Applicable Law, (ii) the quality standards set out in Schedule 6.9.4 (Apellis Trademark Standards), and (iii) any other reasonable quality standards as may be mutually agreed from time to time by the Parties, acting reasonably and in good faith, provided that failure to do so will not be a breach of this Agreement and Apellis’ sole and exclusive remedy will be the right to require Sobi to cease to Manufacture or have Manufactured Products bearing the Apellis trademark and Sobi shall use Commercially Reasonable Efforts to cease such activities as soon as reasonably practicable (taking into account Sobi and its Affiliates’ and Sublicensee’s ability to continue to supply the markets in the Sobi Territory with sufficient Product to meet demand and avoid supply interruption, the requirements of Applicable Law and any Regulatory Authority), provided that Sobi shall continue to have the right to Manufacture and Commercialize Product bearing the Apellis name and company trademark provided it complies with the foregoing obligation during the aforementioned ramp-down period. From and after any Change of Control of Apellis, Sobi’s obligations to display the Apellis name and trademark on the packaging of Products in the Sobi Territory under this Section 6.9.4 (Apellis Name) shall cease and Sobi’s remaining obligations under this Section 6.9.4 (Apellis Name) shall cease if and when, at Sobi’s sole discretion, Sobi ceases including the Apellis name and trademark on the packaging of Products in the Sobi Territory.

6.10	Records, Reports, and Information

.

6.10.1	General. Each Party shall (and shall ensure that its Affiliates, licensees, and sublicensees) maintain current and accurate records of all Commercialization activities conducted by or on behalf of such Party or any of its Affiliates, sub/licensees, or Sublicensees with respect to any Product.
6.10.2	Reports.
(a)

On a [**] basis (or, during any period in which the JCC is only meeting [**], on a [**] basis), each Party shall provide an update, through the JCC, on the plan, status, and progress of all material Commercialization activities to be conducted in the Apellis Territory, each Major Market, and all other countries in the Sobi Territories as a combined territory, or that have been conducted, by or on behalf of such Party or any of its Affiliates, sub/licensees, or Sublicensees with respect to any Product.

(b)

Without limiting the foregoing, beginning in the [**], on [**] basis during the Term, (i) at the [**] meeting of the JCC in [**], each Party shall present to the JCC a high level plan which reasonably details material Commercialization activities planned to be performed by such Party or its applicable Affiliate(s), sub/licensees, or Sublicensee(s) with respect to any Product during the following [**] in the Apellis Territory, each Major Market, and all other countries in the Sobi Territories as a combined territory and (ii) at the [**] meeting of the JCC in each [**], each Party shall present to the JCC a reasonably detailed high level report on the status of material Commercialization activities in the Apellis Territory, each Major Market, and all other countries in the Sobi Territory as a combined territory performed by such Party or its applicable Affiliate(s), sub/licensees, or Sublicensee(s) with respect to any Product during the prior [**]. Either Party may reasonably request further details regarding topics in a report presented by the other Party in accordance with this Section 6.10.2(b) (Reports), and such other Party shall use Commercially Reasonable Efforts to provide a reasonably detailed high level follow-up report on such topics at the next meeting of the JCC.

6.11	Penn Development Plan

.  Sobi shall cooperate with Apellis in good faith in Apellis’ preparation of all Commercialization-related updates to the Development Plan (as defined in the Penn Other Fields License Agreement) to be provided to Penn under the Penn Other Fields License Agreement to the extent related to the Commercialization of the Products in the Sobi Territory.

Article 7
MEDICAL AFFAIRS

7.1	Medical Affairs Strategy

.  The JMC shall develop a global Medical Affairs strategy for all Products throughout the world, including with respect to Medical Education Materials (the “Medical Affairs Strategy”). At least [**] during the Term (or more frequently as may be required or as may be reasonably requested by either Party), the JMC shall review and update the Medical Affairs Strategy based on currently available information and data. The JMC shall review, discuss, and determine whether to approve any such update to the Medical Affairs Strategy, and shall submit to the JEC to review, discuss, and determine whether to approve each such update to the Medical Affairs Strategy that is material. Each such update to the Medical Affairs Strategy will become effective and will supersede the previous Medical Affairs Strategy upon approval thereof by the JMC, and, if applicable, JEC. Sobi shall be responsible for Medical Affairs in connection with Products in the Sobi Territory, and Apellis shall be responsible for Medical Affairs in connection with Products in the Apellis Territory. Each Party shall conduct all Medical Affairs activities for the Products based on and materially consistent with the Medical Affairs Strategy. The Medical Affairs Strategy shall be compliant with all Applicable Laws and each Party’s written compliance policies and procedures and will address, without limitation, all matters identified in the definition of “Medical Affairs.”

7.2	Compassionate Use, Early Access Programs, and Named Patient Programs

.  Sobi shall be responsible for and control all compassionate use, early access programs, and named patient programs for Products in the Sobi Territory, and Apellis shall be responsible for and control all compassionate use, early access programs and named patient programs for Products in the Apellis Territory. Except with respect to any compassionate use program existing or committed as of the Effective Date, following the Effective Date neither Party may conduct any compassionate use (for clarity, not including any early access program or named patient program) program with respect to any Product without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed). Promptly after the Effective Date, Apellis shall summarize to Sobi and, on Sobi’s reasonable request, shall, to the extent permitted by Applicable Law and consistent with patient safety, transfer responsibility in the Sobi Territory for, any committed compassionate use, early access, or named patient programs for Products resulting from Development activities prior to the Effective Date.

7.3	Medical Affairs Costs

.  Except as otherwise set forth in the Medical Affairs Strategy or unanimously agreed by the JMC, each Party shall solely bear all costs and expenses incurred by such Party in conducting Medical Affairs for Products.

7.4	Medical Education Materials

.  Apellis shall be responsible for preparing, producing, and disseminating all Medical Education Materials for use in the Apellis Territory. Sobi shall be responsible for preparing and producing all Medical Education Materials for use in the Sobi Territory. Each Party shall submit copies of initial versions of, and any material updates to, the material Medical Education Materials for which it is responsible (excluding translations of Medical Education Materials that have been previously provided to the JMC) to the JMC. Each Party shall ensure that all Medical Education Materials used by or on behalf of such Party for any Product are compliant with Applicable Laws and materially consistent with the Medical Affairs Strategy.

7.5	Congresses; Key Opinion Leaders

.  The JMC shall, in accordance with Section 3.4.2(e) (Specific Responsibilities of the JMC), coordinate each Party’s participation at global symposia, congresses, and similar meetings concerning Products, and interactions with key opinion leaders concerning Products in the country(ies) in which the other Party has the right to Commercialize Products.

7.6	Medical Information

.  Each Party shall establish and maintain a separate medical information function to address scientific and medical information requests from healthcare providers relating to the Products. Each Party shall ensure that such Party’s medical information functions respond to scientific and medical information requests related to the Products in a manner materially consistent with the Medical Affairs Strategy.

7.7	Reporting

.  Each Party shall provide the JMC with proposed updates to the Medical Affairs Strategy for the JMC’s review.  Each Party shall keep the other Party reasonably informed, through the JMC, about the status of such Party’s Medical Affairs activities for the Products in the Apellis Territory, each Major Market, and all other countries in the Sobi Territory in combination by providing, on a [**] basis (or, during any period in which the JMC is only meeting [**], on a [**] basis), a reasonably detailed summary report of such Medical Affairs activities conducted during the prior [**] (or [**] as applicable).

7.8	Compliance

.  Each Party shall, and shall ensure that its Affiliates, sub/licensees, Sublicensees, and Subcontractors, comply in all material respects with all Applicable Laws in conducting Medical

Affairs with respect to the Products.  Each Party shall promptly inform the JMC of any investigation or adverse action taken by any Governmental Authority with respect to the conduct of Medical Affairs with respect to any Product of which such Party becomes aware.

Article 8
MANUFACTURING

8.1	Sobi Right to Manufacture

Drug Substance.

8.1.1

Drug Substance. Notwithstanding Sections 8.5 (Supply of Compound and Product for Development Activities) and 8.6 (Supply Agreement), Apellis acknowledges and agrees that Sobi shall have the right to Manufacture, through any of Apellis’ contract manufacturing organizations (or any Third Party supplier to Apellis’ contract manufacturing organizations of materials or intermediates) or any contract manufacturing organization or supplier identified by Sobi and reasonably acceptable to Apellis, the Compound in formulated bulk drug substance form (“Drug Substance”) (a) upon a Change of Control of Apellis or (b) upon a Failure to Supply under the Supply Agreement.

8.1.2

Local Manufacturing. If Sobi notifies the JMSC that, under Applicable Law or the requirements of any Regulatory Authority or any other Governmental Authority, local Manufacturing by or on behalf of Sobi is required in a particular country or region in the Sobi Territory of the Drug Substance of any Product sold in such country or region, the JMSC shall determine whether and on what conditions Sobi shall, itself or through an Affiliate or Third Party reasonably acceptable to Apellis, Manufacture such Drug Substance in such country or region, pursuant to Section 3.6.2(e) (Specific Responsibilities of the JMSC).

(a)

If the JMSC cannot agree on a process for Manufacturing Drug Substance in a given country or region in the Sobi Territory where local Manufacturing of such Drug Substance is required in order for Sobi to Develop or Commercialize any Product in such country or region, then (i) such disagreement shall be referred to the JEC for resolution in accordance with Section 3.7.2 (Escalation to JEC) and (ii) Sobi may not Manufacture Drug Substance in such country or region, but Sobi’s diligence obligations with respect to such Product in such country or region shall cease unless and until the JEC unanimously agrees to a process for such local Manufacturing.

(b)

For purposes of this Section 8.1.2 (Local Manufacturing), (i) Apellis shall not unreasonably refuse to agree to any contract manufacturing organization or any plan to address any requirement under Applicable Law or the requirements of any Regulatory Authority or any other Governmental Authority for local Manufacturing, (ii) Apellis acknowledges that China is an important market for Products for Sobi, and (iii) Sobi acknowledges (A) the importance of Apellis’ contractual obligations under the Apellis Supply Agreements and (B) the sensitivity of confidential Manufacturing Know-How and other Know-How of Apellis and its Third Party manufacturing partners.

8.2	Sobi Right to Manufacture Drug Product

.  The Parties shall collaborate in good faith to qualify and validate a contract manufacturing organization reasonably acceptable to both Parties to serve as a second source of supply for final dosage form (but not in Finished Form) of the Products (“Drug Product”) for Apellis and a primary source of supply for Drug Product for Sobi, provided however that, if the Parties cannot agree on such contract manufacturing organization Sobi may identify a contract manufacturing organization reasonably acceptable to Apellis (and Apellis may not unreasonably withhold its consent to such contract manufacturing organization) and with whom Sobi shall be the contracting party, to be qualified and validated as a primary source of supply for Drug Product for Sobi (in either case, such contract manufacturing organization the “Second Source”). Subject to the terms of the Supply Agreement, Sobi may obtain [**] percent ([**]%) of its requirements of Drug Product from such Second Source at any time during the Term, but Sobi will coordinate with Apellis via the JMSC to minimize adverse effects upon Apellis.

8.3	Manufacturing Technical Transfer

.

8.3.1

Manufacturing Know-How. Without limiting either Party’s obligations under Section 2.4 (Technology, Data, and Regulatory Transfer) or Section 8.1.2 (Local Manufacturing), within a reasonable time period following the engagement by Sobi of an applicable contract manufacturing organization or supplier reasonably acceptable to Apellis pursuant to Section 8.1 (Sobi Right to Manufacture Drug Substance) (with respect to Drug Substance) or Sobi’s engagement of the Second Source (with respect to Drug Products), as applicable, Apellis shall provide (or cause its relevant Affiliates or subcontractors of Drug Substance or Drug Product, as applicable, to provide) such contract manufacturing organization, supplier, or Second Source (as applicable) with all Apellis Know-How necessary to Manufacture the Drug Substance or the Drug Product, as applicable, (the “Manufacturing Know-How”) that has not previously been transferred in accordance with Section 2.4 (Technology, Data, and Regulatory Transfer) or Section 8.1.2 (Local Manufacturing), to be held in confidence by such contract manufacturing organization, supplier, or Second Source (as applicable) until such time (if any) that Sobi obtains the right to Manufacture Drug Substance or Drug Product (as applicable) pursuant to Section 8.1 (Sobi Right to Manufacture Drug Substance) or Section 8.2 (Sobi Right to Manufacture Drug Product) (as applicable).

8.3.2	Manufacturer Know-How.
(a)

To the extent necessary to obtain and maintain Regulatory Approvals for Products in each country in the Sobi Territory and to Manufacture Drug Substance or Drug Product (as applicable) pursuant to Section 8.1 (Sobi Right to Manufacture Drug Substance) or Section 8.2 (Sobi Right to Manufacture Drug Product) (as applicable), Apellis will exercise Commercially Reasonable Efforts to either (i) obtain for Sobi from [**] the right to use and disclose or reference (itself or through [**]) any Know-How, Intellectual Property, Regulatory Data, or drug master file controlled by [**] that is not Assigned Manufacturer IP or Licensed Manufacturer IP or (ii) subject to Section 8.3.2(b) (Manufacturer Know-How), promptly establish an alternate supplier to provide any such Know-How (an “Alternate Supplier”). If (A) in order to enable Sobi to obtain and maintain Regulatory Approval for a Product in a country in the Sobi Territory, Apellis is required to establish an Alternate Supplier and (B) such establishment of an Alternate Supplier delays Sobi’s receipt of Regulatory Approval for such Product in such country, then (if it has not already been paid) Sobi shall no longer be required to pay Apellis the [**] Dollar ($[**]) Development Milestone Payment for the [**].

(b)	If Apellis is required to establish an Alternate Supplier pursuant to Section 8.3.2(a)(ii) (Manufacturer Know-How), Apellis shall:

(i)

use Commercially Reasonable Efforts to establish an Alternate Supplier that is fully and properly qualified and validated and in a position to Manufacture Drug Substance or Drug Product (as applicable) in accordance with Sobi’s then-current Development timeline and the Global Development Plan;

(ii)	reasonably consult with Sobi in any negotiations with such Alternate Supplier and consider in good faith any reasonable comments of Sobi on the proposed agreement(s) with such Alternate Supplier; and
(iii)

use Commercially Reasonable Efforts to arrange with such Alternate Supplier that any Know-How developed by such Alternate Supplier that is necessary to obtain and maintain Regulatory Approvals for Products in each country in the Sobi Territory and to Manufacture Drug Substance or Drug Product will be Controlled by Apellis.

(c)

In the event that, despite the use of Commercially Reasonable Efforts, Apellis is both unable to obtain for Sobi the rights set forth in Section 8.3.2(a)(i) (Manufacturer Know-How) and unable to obtain a Alternate Supplier as set forth in Section 8.3.2(a)(ii) (Manufacturer Know-How), then:

(i)	the Parties will cooperate in good faith to resolve the issue, using Commercially Reasonable Efforts, as soon as reasonably practicable; and
(ii)

to the extent and for so long as Sobi is unable to obtain and maintain Regulatory Approval for a given Product in a given country due to Sobi’s inability to use or disclose applicable Know-How controlled by the Manufacturers of such Product, Sobi’s diligence obligations to obtain Regulatory Approval for, and Commercialize, such Product in such country under Section 4.3 (Development Diligence Obligations) and Section 6.2 (Commercialization Diligence Obligations) shall cease, Apellis shall have no right to terminate this Agreement with respect to such country pursuant to Section 14.2.2(b) (Breach by Sobi), and nothing in this Agreement (other than Article 13 (Confidentiality)) shall restrict Sobi from performing such activities as it reasonably determines are necessary to produce or recreate the Know-How that Sobi needs to obtain and maintain Regulatory Approval for such Product in such country. The remedies provided in this Section 8.3.2(c)(ii) (Manufacturer Know-How) are in addition to, and not in substitution for, any other remedies provided in this Agreement or now or hereafter existing at law or in equity.

8.4	Manufacturing and Supply Chain Plan

.  No later than [**] after the Parties establish the JMSC, the JMSC shall prepare and provide to the Parties for review and approval a reasonably detailed plan for the Manufacture and supply of the Compounds and Products (including any Manufacturing improvements) by or on behalf of Apellis for Development and Commercialization purposes for the following [**] period (the “Manufacturing and Supply Chain Plan”). The initial draft of such plan and all updates thereto shall provide an overview of the following for at least the following [**] period: (a) reserved capacity (to the extent reasonable and applicable) and minimum purchase commitments for supply of the Compounds and Products, (b) each Third Party engaged to perform each step in the Manufacturing activities and supply chain of Apellis, including an end-to-end mapping of all such Third Parties engaged, (c) Apellis’ plans to establish alternate suppliers (to the extent reasonable and applicable), (d) Apellis’ capabilities for undertaking Manufacturing lifecycle management changes with respect to any Compound or Product, and (e) a go-to-market supply plan for Product to be supplied under the Supply Agreement. The JMSC shall review and update, and provide to the Parties for review and approval, the updated Manufacturing and Supply Chain Plan at least [**] (unless the Parties agree in writing to a different frequency).

8.5	Supply of Compound and Product for Development Activities.

8.5.1

Development Supply. Pursuant to the terms of the Supply Agreement once executed and, prior to execution, pursuant to this Section 8.5.1 (Development Supply), Apellis shall Manufacture and supply (or ensure the Manufacture and supply of) quantities of Compound, Product, and placebo as necessary for the completion of: (x) the Global Development Activities assigned to Apellis or Sobi in the Global Development Plan and (y) the Unilateral Development Activities and Unilateral Combination Therapy Development Activities conducted by or on behalf of Apellis or Sobi.

8.5.2

Shelf Life and Compliance. Apellis shall ensure that, at the time of delivery of Compound or Product for Development purposes in accordance with Section 8.5.1 (Development Supply) or the Supply Agreement:

(a)	the Compound, Product, and placebo, as applicable, shall have a remaining shelf life as is required to conduct the Clinical Trial for which it is being supplied; and
(b)

the Compound, Product, and placebo, as applicable, shall have been Manufactured, released, stored, supplied, packaged, and labelled in compliance with: (i) the applicable specifications; (ii) the Quality Agreement; and (iii) all Applicable Law, applicable GMP, and GCP.

8.5.3

Inspection.  If Apellis becomes aware or determines that Compound, Product, or placebo, as applicable, supplied by Apellis to Sobi pursuant to this Section 8.5 (Supply of Compound and Product for Development Activities) is not, or has not been Manufactured, released, stored, supplied, packaged, and labelled, in compliance with the requirements set forth in Section 8.5.2 (Shelf Life and Compliance), then Apellis shall promptly provide written notice thereof to Sobi and shall remedy such non-compliance and, without limiting the foregoing, shall promptly enforce any rights or obligations under Apellis’ written agreement with any contract manufacturing organization or Third Party supplier to ensure such violations are rectified as expeditiously as possible. In the event of such notice, or if Sobi has reasonable concerns about compliance with such requirements, Apellis shall, to the extent permitted under its applicable agreements, permit (and shall cause its contract manufacturing organization or Third Party supplier to permit) Sobi or an independent Third Party to enter the manufacturing site of such contract manufacturing organization or supplier to inspect and verify compliance with such requirements.

8.5.4

Responsibility. Apellis shall be solely responsible for obtaining and maintaining (or for ensuring that its relevant contract manufacturers obtain and maintain) all approvals of Regulatory Authorities that are required to Manufacture, release, store, and supply the Compound, Product, or placebo, as applicable, in compliance with Applicable Law and GMP.

Sobi shall be excused from any non-performance under this Agreement to the extent resulting from Apellis’ Failure to Supply Product under this Agreement in a timely manner.

8.6	Supply Agreement

.  Without limiting Section 8.5 (Supply of Compound and Product for Development Activities), within [**] after the Effective Date, the Parties shall negotiate in good faith and enter into a supply agreement that will govern the terms and conditions of the Manufacture and supply of Drug Substance and Drug Product by Apellis to Sobi and its Affiliates for use in Development and Commercialization, along with a related quality agreement (the “Supply Agreement”). The Supply Agreement shall be consistent with this Agreement and shall contain the terms set forth in Schedule 8.6 (Supply Agreement Material Terms), and otherwise contain terms customary for supply agreements between licensees and licensors. Apellis shall supply, and Sobi shall purchase, Drug Substance and Drug Product in the quantities, on the timelines, at the prices, and otherwise subject to the terms and conditions, set forth in the Supply Agreement. For the avoidance of doubt, none of the JMSC, the JDC, the JMC, JCC nor the JEC shall have any power or authority to amend or require any amendment to the Supply Agreement. For clarity, Sobi shall be excused from any non-performance under this Agreement resulting from Apellis’ Failure to Supply Product under the Supply Agreement in a timely manner.

8.7	Packaging and Delivery

.  Sobi shall be responsible for all Finished Form packaging for Products for  clinical studies and Clinical Trials conducted by or on behalf of Sobi and for Commercialization in each country in the Sobi Territory, except for clinical studies and Clinical Trials as to which the Global Development Plan provides that Sobi and Apellis shall mutually agree upon the responsibility for such Finished Form packaging.  Without limiting the foregoing, Sobi shall have the right, in its sole discretion, to co-pack the Product with an administration device in any country in the Sobi Territory.

8.8	Supply Shortages

.  In the event that any shortage in the quantities of materials or Compound or constraint of Apellis’ or its Affiliates’ or any Third Party’s Manufacturing capacity will or is reasonably likely to affect quantities of Supplied Product (as defined in Schedule 8.6 (Supply Agreement Material Terms)) available to Sobi, Apellis shall not prioritize supply to Apellis (either for the Product or the Non-Systemic Ophthalmology Product) or Third Party(ies), and, as may be more specifically provided for in the Supply Agreement, Apellis shall allocate or cause to be allocated available quantities of materials, Compound or capacity, to ensure that Sobi receives at least its pro rata share, taking into account the needs of patients (including patient safety and the needs of patients relying on supply of Products for life saving purposes).

8.9	Manufacturing Process Costs

.

8.9.1

Cost Sharing. Each Party shall bear its pro rata share (based upon, prior to execution of the Supply Agreement, each Party’s anticipated future respective demand for the Product and any Non-Systemic Ophthalmology Product for its territory and, following execution of the Supply Agreement, as provided for therein) of all reasonable Out-of-Pocket Costs incurred by Apellis or any of its Affiliates in conducting process development, capital investments in facilities or equipment, or other similar activities, including such activities intended to improve the Manufacturing process for, or reduce the costs of Manufacturing, any Compound or Product as reasonably substantiated in writing in advance of incurring such Out-of-Pocket Costs and taking into account the Parties’ relative Manufacturing volumes and requirements (“Manufacturing Process Costs”), as long as:

(a)	Sobi’s share of such Manufacturing Process Costs and related activities:
(i)

are  (A) for Calendar Year 2021 no more than the lesser of (1) [**] percent ([**]%) of such Manufacturing Process Costs actually incurred by Apellis or (2) [**] dollars ($[**])) (such amount and a reasonable description of such corresponding activities are set forth on Schedule  8.9 (Estimated Manufacturing Process Costs)), or (B) less than [**] dollars ($[**]) in any other given Calendar Year (such amounts set forth in this clause (i) being deemed approved by Sobi); or

(ii)

except as set forth in clause (i), (A) with respect to any other estimated costs set forth on Schedule 8.9 (Estimated Manufacturing Process Costs), have been approved in writing by Sobi within [**] after the Effective Date (or such later date by which Apellis has provided reasonable documentation to Sobi, as is customary for a public company to review in connection with such investment, substantiating the business case and basis(es) for such Manufacturing Process Costs, including the related risks and benefits thereof, and the Parties have had a reasonable opportunity to discuss the extent of such development, investment, or activities and the costs related thereto) or (B) are otherwise approved in advance in writing by Sobi; and

(b)	any quantifiable reduction in costs of the Manufacturing process is reflected in any Manufacturing Costs paid by Sobi from and after the date of such reduction.

Sobi shall reimburse, subject to this Section 8.9 (Manufacturing Process Costs), Apellis for its share of such Manufacturing Process Costs within [**] after receipt of any invoice therefor.

8.9.2

No Cost Sharing. If (x) Apellis proposes undertaking any process development, capital investments in facilities or equipment, or other activities to improve the Manufacturing process for, or reduce the costs of Manufacturing, any Compound or Product in accordance with Section 8.9.1 (Cost Sharing) and (y) Sobi declines to bear (and is not deemed to approve pursuant to Section 8.9.1(a)(i) (Cost Sharing)) its pro rata share of the Manufacturing Process Costs that will be incurred in conducting such activities, then Apellis may refuse to permit Sobi to benefit from any improvements or cost reductions resulting from such activities unless and until Sobi, at its sole election (after having been provided with a reasonably detailed summary of such Manufacturing Process Costs incurred to date and reasonably expected to be incurred thereafter), provides written notice to Apellis that it elects to bear Sobi’s pro rata share of the Manufacturing Process Costs and pays Apellis [**] percent ([**]%) of Sobi’s pro rata share of such Manufacturing Process Costs that Apellis has incurred as of the date that such notice is provided by Sobi to Apellis; provided, however, that, after Sobi provides such notice, and provided that Sobi pays such [**] percent ([**]%) of the pro rata share of such Manufacturing Process Costs, Sobi shall bear only [**] percent ([**]%) of its pro rata share of such Manufacturing Process Costs incurred by Apellis after such notice is provided.

8.10

Regulatory Disclosure Fees. If, pursuant to the terms of any Apellis Supply Agreement, any party to such Apellis Supply Agreement charges Apellis a fee in connection with the disclosure of any Know-How relating to the Manufacture of any Compound or Product to any Regulatory Authority in the Sobi Territory, Sobi shall be solely responsible for such fee and shall reimburse Apellis for any such fee within [**] after receipt of any invoice therefor.

8.11	Apellis Supply Agreement. With respect to each Apellis Supply Agreement negotiated by Apellis after the Effective Date, Apellis shall use good faith efforts to permit Sobi to review and comment on drafts of such Apellis Supply Agreement and shall consider all reasonable comments from Sobi regarding such Apellis Supply Agreement in good faith.

Article 9
Payments

9.1	Upfront Fee

.  In partial consideration of the rights and licenses granted by Apellis to Sobi under this Agreement, within [**] after the Effective Date, Sobi shall pay to Apellis a one-time upfront amount equal to two hundred fifty million dollars ($250,000,000.00).

9.2	Development Reimbursement Payments

.  Subject to (a) Apellis’ exercise of Commercially Reasonable Efforts toward the completion of the Global Development Activities assigned to Apellis in the Global Development Plan in accordance with the timelines set forth therein and (b) Apellis incurring at least Eighty Million Dollars ($80,000,000.00) in internal and external costs and expenses in Developing Compounds and Products, within [**] after the corresponding date set forth in table 9.2 below, Sobi shall make the following payments (“Development Reimbursement Payments”) to Apellis to reimburse Apellis for a portion of the costs and expenses incurred by Apellis in conducting such Global Development Activities:

Table 9.2: Development Reimbursement Payments
Date	Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

9.3	Development Milestones

.  Subject to the terms and conditions of this Agreement, including Section 8.3.2(a) (Manufacturer Know-How), Sobi shall pay to Apellis the following one (1) time milestone payments (each, a “Development Milestone Payment”) upon the first achievement of each corresponding milestone event (each, a “Development Milestone Event”).

Table 9.3: Development Milestones
Development Milestone Event	Development Milestone Payment
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]

Table 9.3: Development Milestones
Development Milestone Event	Development Milestone Payment
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]
First Regulatory Approval and Reimbursement Approval of a Product [**]	[**]

9.3.1

Sobi shall notify Apellis of the achievement of each Development Milestone Event within [**] after such achievement and Apellis may issue an invoice to Sobi in respect of the same. Within [**] after receipt of each Development Milestone Event invoice, Sobi shall pay the applicable Development Milestone Payment amount to Apellis.

9.3.2

Each Development Milestone Payments shall be paid only once on the first occurrence of such Development Milestone Event by Sobi or any of its Affiliates or Sublicensees, notwithstanding the potential Development of multiple Products hereunder which may involve separate Clinical Trials or Regulatory Approvals and regardless of how many times such Development Milestone Event is achieved or the number of Products that achieve such Development Milestone Event.

9.4	Commercial Milestones

. Subject to the terms and conditions of this Agreement, Sobi shall pay to Apellis the following one (1) time milestone payments (each, a “Commercial Milestone Payment”) upon the first achievement of the corresponding milestone event (each, a “Commercial Milestone Event”).

Table 9.4: Commercial Milestones
Commercial Milestone Event	Commercial Milestone Payment
Aggregate Net Sales in a Calendar Year of all Products in the Sobi Territory greater than $[**]	[**]
Aggregate Net Sales in a Calendar Year of all Products in the Sobi Territory greater than $[**]	[**]
Aggregate Net Sales in a Calendar Year of all Products in the Sobi Territory greater than $[**]	[**]

Table 9.4: Commercial Milestones
Commercial Milestone Event	Commercial Milestone Payment
Aggregate Net Sales in a Calendar Year of all Products in the Sobi Territory greater than $[**]	[**]
Aggregate Net Sales in a Calendar Year of all Products in the Sobi Territory greater than $[**]	[**]

9.4.1

Sobi shall notify Apellis of the achievement of any Commercial Milestone Event within [**] after becoming aware of such achievement, and Apellis may issue an invoice to Sobi in respect of the same. Sobi shall pay Apellis the applicable Commercial Milestone Payment within [**] after receipt of each Commercial Milestone Event invoice.

9.4.2

Each Commercial Milestone Payments shall be paid only once, regardless of how many times such Commercial Milestone Event is achieved or the number of Products that achieve such Commercial Milestone Event.

9.4.3

For the avoidance of doubt, the potential aggregate total of all Commercial Milestone Payments payable for Products under this Agreement if all Commercial Milestone Events for the Products are achieved will be $675,000,000.00.

9.4.4

Net Sales in a given country shall not be considered for the purposes of the calculation of the Commercial Milestone Events in this Section9.4 (Commercial Milestones) following expiration of the Royalty Term in a such country.

9.5	Royalty Payments

.

9.5.1

Royalty Rate.  Subject to Section 9.5.2 (Royalty Term) and Section 9.5.3 (Royalty Reduction), Sobi shall pay to Apellis royalties on aggregate Net Sales of Products in the Sobi Territory in each Calendar Year as set forth below:

Table 9.5.1: Royalty Rates
Aggregate Net Sales of all Products in the Sobi Territory in a Calendar Year	Royalty Rate
Portion of aggregate Net Sales of Products in the Sobi Territory up to and including [**] Dollars ($[**])	[**]%
Portion of aggregate Net Sales of Products in the Sobi Territory greater than [**] Dollars ($[**]) and up to and including [**] Dollars ($[**])	[**]%
Portion of aggregate Net Sales of Products in the Sobi Territory greater than [**] Dollars ($[**]) and up to and including [**] Dollars ($[**])	[**]%
Portion of aggregate Net Sales of Products in the Sobi Territory greater than [**] Dollars ($[**]) and up to and including [**] Dollars ($[**])	[**]%
Portion of aggregate Net Sales of Products in the Sobi Territory greater than [**] Dollars ($[**])	[**]%

Each royalty rate set forth in the table above will apply only to that portion of the aggregate Net Sales of Products in the Sobi Territory during a given Calendar Year that falls within the indicated portion. For example, if aggregate Net Sales of Products in the Sobi Territory in a given Calendar Year were [**] Dollars ($[**]), then the royalties payable with respect to such Net Sales would be:

[**].

No multiple royalties will be payable under this Section 9.5 (Royalty Payments) regardless of the number of Valid Claims in any Apellis Patent Rights covering a Product.

9.5.2	Royalty Term. Royalties payable under this Section 9.5 (Royalty Payments) shall be paid by Sobi on a Product-by-Product and country-by-country basis from the Effective Date until the latest of:
(a)	expiration of the last-to-expire Valid Claim in the Apellis Patent Rights (for the avoidance of doubt, including Joint Patent Rights) Covering such Product in such country;
(b)	ten (10) years following the First Commercial Sale of such Product in such country; and
(c)	the expiration of all Regulatory Exclusivity for such Product in such country;

(each such term with respect to a Product in a country, a “Royalty Term”); except that, notwithstanding anything to the contrary in this Agreement, if at any time (i) the Royalty Term for a Product and country in the Sobi Territory has expired (and, for the avoidance of doubt, all Valid Claims as defined under this Agreement Covering such Product in such country have expired) but (ii) because there is a pending Valid Claim (as defined in the Penn Other Fields License) that has been pending for more than [**], Apellis owes Penn a royalty for Sales (as defined in the Penn Other Fields License) of such Product in such country under the Penn Other Fields License, then Sobi shall report and pay to Apellis royalties on such Sales of Products in the Sobi Territory equal to the royalties owed by Apellis to Penn for such Sales under the Penn Other Fields License.

9.5.3	Royalty Reduction.
(a)

On a Product-by-Product and country-by-country basis, subject to Section 9.5.3(d) (Royalty Reduction), during any period in which (i) such Product in such country is not Covered by a Valid Claim in the Apellis Patent Rights (for the avoidance of doubt, including Joint Patent Rights) in the applicable country and (ii) there is no Regulatory Exclusivity with respect to such Product in such country, the royalty rate with respect to such Product in such country will be reduced to [**] percent ([**]%) of the applicable rate set forth in Section 9.5.1 (Royalty Rate).

(b)

On a Product-by-Product and country-by-country basis, subject to Section 9.5.3(d) (Royalty Reduction), Sobi may deduct from the royalties otherwise owed to Apellis pursuant to Section 9.5.1 (Royalty Rate) with respect to such Product in such country, [**] percent ([**]%) of any Third Party Payments paid by Sobi with respect to such Product in such country.

(c)	On a Product-by-Product and country-by-country basis, if, during any Calendar Quarter during the Royalty Term for such Product in such country:

(i)	there are one (1) or more Generic Products or Biosimilar Products being sold in such country with respect to such Product; and
(ii)	either:
A.

such Generic Product(s) or Biosimilar Product(s), by unit equivalent volume in such country, exceed a [**] percent ([**]%) share of the aggregate market in such country of such Product and all such Generic Product(s) or Biosimilar Product(s) (based on the number of units of such Product and such Generic Product(s) or Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service agreed between the Parties acting reasonably (e.g., [**])); or

B.

as a result of competition from Generic Products or Biosimilar Products in such country, the Net Sales of such Product are reduced by [**] percent ([**]%) in a Calendar Quarter when compared to the Calendar Quarter before the entry of the relevant Generic Product or Biosimilar Product in such country, then, subject to Section 9.5.3(d) (Royalty Reduction), the royalty rates payable under this Agreement with respect to such Product in such country for such Calendar Quarter shall be reduced to [**] percent ([**]%) of the applicable rate set forth in Section 9.5.1 (Royalty Rate) and Sobi shall not be in breach of its obligations under Section 6.2 (Commercialization Diligence Obligations) if Sobi ceases or reduces its efforts to actively market or promote such Product in such country following the entry of such Generic Product or Biosimilar Product, as long as such cessation or reduction satisfies the definition of Commercially Reasonable Efforts under the circumstances. For purposes of this Section 9.5.3(c) (Royalty Reduction), (X) “Generic Product” means, in a particular country with respect to a Product regulated as a drug product, any drug  product that: (1) contains the same active ingredient as the Product; (2) has received all necessary approvals by the applicable Regulatory Authorities authorizing the marketing and sale of such product as a drug product; (3) is marketed or sold by a Third Party that has not obtained the rights to market or sell such product as a licensee, sublicensee or distributor of Sobi or any of its Affiliates or Sublicensees with respect to such product, other than as a result of settlement of any litigation; and (4) is approved for use in such country pursuant to an abbreviated regulatory approval process governing approval of follow-on drug products based on the then-current standards for regulatory approval in such country (e.g., a non-U.S. equivalent to an abbreviated new drug application submitted pursuant to Section 505(j) of the FD&C Act (21 U.S.C. 355(j)), a new drug application submitted pursuant to Section 505(b)(2) of the FD&C Act (21 U.S.C. 355(b)(2)), or a relevant equivalent under foreign law) and where such regulatory approval was based in whole or in part upon the findings by the Regulatory Authority of clinical safety and efficacy based on data generated by Sobi (or its Affiliate or Sublicensee) or Apellis (or its Affiliate or sublicensee) included in a Regulatory Submission for Regulatory Approval in a particular country with respect to the Product, and (Y) “Biosimilar Product” means, in a particular country with respect to a Product regulated as a biological product, any biological product that: (I) has received all necessary approvals and licensures by the applicable Regulatory Authorities in such country to market and sell such product as a biosimilar product; (II) is marketed or sold by a Third Party that is not a Sublicensee, other than a Sublicensee who is a Sublicensee as a result of settlement of any litigation; and (III) is approved as a (1) (1) “similar biological medicinal product”  with respect to which such Product is the “reference medicinal product,” or (2) if not in the European Union, as the foreign equivalent of a “biosimilar” or “similar biological medicinal product” of such Product; in each case ((1)-(2)), for use in such country pursuant to an abbreviated regulatory approval process governing approval of biosimilars based on the then-current standards for regulatory approval in such country (and where such regulatory approval was based in part upon findings by the Regulatory Authority of clinical safety and efficacy based on clinical data generated by Sobi (or its Affiliate or Sublicensee) or Apellis (or its Affiliate or sublicensee) with respect to such Product.

(d)

In no event shall the royalty reductions described in this Section 9.5.3 (Royalty Reduction), alone or together, reduce the royalties payable by Sobi for a Product in a country in any given Calendar Quarter to less than [**] percent ([**]%) of the amounts otherwise payable by Sobi for such Product in such country in such Calendar Quarter pursuant to Section 9.5.1 (Royalty Rate).  Sobi may carry over and apply any such royalty reductions that are incurred or accrued in a Calendar Quarter and are not deducted in such Calendar Quarter due to the limitation set forth in the first sentence of this Section 9.5.3(d) (Royalty Reduction), to any subsequent Calendar Quarter(s) and shall begin applying such reductions to such royalties as soon as practicable and continue applying such reductions on a Calendar Quarter basis thereafter until fully deducted, in all cases subject to the limitation set forth in the first sentence of this Section 9.5.3(d) (Royalty Reduction).

9.5.4

Expiration of Royalty Term.  Upon the expiration of the Royalty Term with respect to a Product in a country, the license granted by Apellis to Sobi pursuant to Section 2.1.1(a)(ii) (License Grants to Sobi) with respect to such Product in such country shall be deemed to be fully paid-up, royalty-free, non-terminable, irrevocable, and perpetual, but, solely following the expiration of the applicable Royalty Term, Sobi shall (in accordance with a plan agreed by the Parties at such time in good faith) assume and be solely responsible for any outstanding amounts payable to Apellis’ Third Party licensors (including Penn, as set forth in Section 9.5.2 (Royalty Term)) to the extent related to the Sobi Territory (and for clarity, Apellis shall continue to be responsible for any outstanding amounts related to the Apellis Territory).

9.5.5

Royalty Reports; Payments.  Sobi shall, within [**] following the end of each Calendar Quarter, provide Apellis with a good faith estimate of royalties that will be paid to Apellis under this Agreement for such Calendar Quarter. Sobi shall, within [**] following the end of each Calendar Quarter in which a royalty payment accrues, (a) provide to Apellis a report specifying for such Calendar Quarter: the number units of each Product sold by Sobi, its Affiliates or its Sublicensees on which royalty payments are owed to Apellis; subject to Sobi using Commercially Reasonably Efforts to procure the same, the number of units of Each Product sold by any Functional Sublicensee on which royalty payments are owed to Apellis; the gross amount received for such sales (with gross amount received for sales by Functional Sublicensees broken out separately, where such information is available); the

Net Sales during such Calendar Quarter, including any deductions taken as permitted under such definition, listed by category of cost, with Net Sales received for sales by Functional Sublicensees broken out separately, where such information is available; the amount of any credits or reductions, if any, taken or made pursuant to Section 9.5.3 (Royalty Reductions); the calculation of the royalty payable to Apellis for such Net Sales pursuant to Section 9.5 (Royalty Payments); the applicable exchange rate to convert from each country’s currency to U.S. Dollars under Section 9.9 (Currency Conversion); and the royalty calculation and royalties payable in U.S. Dollars, and (b) make the royalty payments owed to Apellis hereunder in accordance with such royalty report in arrears. If Sobi is not able to obtain any information set forth in this Section 9.5.5 (Royalty Reports; Payments) regarding Functional Sublicensee sales despite Sobi having used Commercially Reasonable Efforts to obtain it, and the Parties are unable to agree upon such information, the Parties shall submit such dispute for resolution to a mutually agreed independent accounting expert, whose decision will be final and binding on the Parties and shall be deemed included in the applicable royalty report(s). In addition, at Apellis’ reasonable request, Sobi shall cooperate with Apellis in good faith to provide Penn any additional royalty-related information reasonably requested or required by Penn under the Penn Other Fields License Agreement. Without prejudice to Article 13 (Confidentiality), Apellis undertakes to maintain as Sobi’s Confidential Information all information regarding royalties and royalty estimates furnished by Sobi hereunder, except that Apellis shall be entitled to disclose such information in its quarterly reports (i) aggregated with other information in such manner that the information regarding royalties and royalty estimates cannot be identified as relating to Sobi or (ii) following Sobi’s disclosure of its full royalty report within [**] following the end of each Calendar Quarter. Apellis acknowledges that information regarding royalties and royalty estimates may constitute inside information in relation to Sobi.

9.6	Payments under Upstream Agreements

.

9.6.1

Penn Other Fields License Agreement. As between the Parties, Apellis is solely responsible for all amounts payable under the Penn Other Fields License Agreement with respect to the Development, Manufacture, or Commercialization of any Compound or Product worldwide.

9.6.2

Collaboration In-Licenses. The costs of each Collaboration In-License, to the extent the costs directly relate to the Development, Manufacture, or Commercialization of Products in the Apellis Territory, or to the Development, Manufacture, or Commercialization of any Non-Systemic Ophthalmology Product anywhere in the world, shall be paid by Apellis. The costs of each Collaboration In-License, to the extent the costs directly relate to the Development, Manufacture, or Commercialization of Products in the Sobi Territory shall be paid by Sobi, subject to deduction from royalties to the extent set forth in Section 9.5.3(b) (Royalty Reduction). To the extent the costs of any Collaboration In-License relate to both (a) the Development, Manufacture, or Commercialization of Products in the Apellis Territory or Non-Systemic Ophthalmology Products anywhere in the world, on the one hand, and (b) the Development, Manufacture, or Commercialization of Products in the Sobi Territory, on the other hand, such costs shall be fairly apportioned between the Parties, and each Party shall reimburse the other Party for its share of such costs within [**] after receipt of any invoice therefor (in the case of Sobi, subject to deduction from royalties to the extent set forth in Section 9.5.3(b) (Royalty Reduction)).

9.7	Taxes and Withholding

; VAT.

9.7.1

Taxes and Withholding.  Except as expressly set forth in this Section 9.7 (Taxes and Withholding; VAT), each Party shall pay any and all taxes levied on account of all payments it receives under this Agreement. Each Party shall provide such information and documentation to the other Party as are reasonably requested by such other Party to determine if any withholding taxes apply to any payments to be made by such other Party under this Agreement and to establish qualification for a reduced withholding rate or an exemption from such withholding tax under the applicable bilateral income tax treaty or relevant statutory provision. If a Party believes that it is required to withhold taxes on a payment to the other Party, the paying Party shall notify the other Party of such determination no less than [**] prior to making such payment. To the extent that Applicable Laws require that taxes be withheld with respect to any payments to be made by a Party to the other Party under this Agreement, the paying Party shall: (a) deduct those taxes from the remittable payment, (b) pay the taxes to the proper taxing authority, and (c) send evidence of the obligation together with proof of tax payment to the other Party on a reasonable and timely basis following such tax payment.  Each Party agrees to cooperate with the other Party in claiming refunds, reductions, or exemptions from such deductions or withholdings under any relevant agreement or treaty that is in effect. Notwithstanding anything to the contrary in this Agreement, in the event a Party redomiciles, assigns its rights or obligations under Section 17.1 (Assignment) of this Agreement, (each, a “Tax Action” and such Party, the “Acting Party”), and, as a result of such Tax Action, the amount of tax required to be withheld under this Section 9.7.1 (Taxes and Withholding) in respect of a payment to the other Party (the “Non-Acting Party”) is greater than the amount of such tax that would have been required to have been withheld absent such Tax Action (for the sake of clarification, based on current law (including the double tax treaties between (i) Sweden and the United States and (ii) Sweden and Switzerland), the Parties anticipate a zero percent (0%) rate of withholding for payments made under this Agreement (i.e., before taking into account any Tax Action taken by any Party))), then any such amount payable to the Non-Acting Party shall be adjusted to take into account such withholding taxes as may be necessary so that, after making all required withholdings or credits, the Non-Acting Party receives an amount equal to the sum it would have received had no such Tax Action occurred. The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax (i) would not have been imposed but for a Tax Action taken by the Party receiving the payment subject to withholding under this Section 9.7.1 (Taxes and Withholding) or (ii) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 9.7.1 (Taxes and Withholding). For purposes of this Section 9.7.1 (Taxes and Withholding), a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.

9.7.2

VAT.  Notwithstanding anything to the contrary in this Agreement (including anything to the contrary in Section 9.7.1 (Taxes and Withholding)), this Section 9.7.2 (VAT) shall apply with respect to value added tax or any similar tax (“VAT”). All amounts agreed by the Parties under this Agreement are exclusive of VAT. If, under Applicable Law, any VAT is required to be paid in respect of any supply of goods or services under this Agreement, the Party receiving such supply of goods or services shall pay VAT at the applicable rate either (i) to the other Party or, if provided under Applicable Law, (ii) directly to the relevant tax authorities. In each case, the Party providing such supply of goods or services shall issue valid VAT invoice to the other Party in respect of the supply of goods or services.

9.8	Late Payments

, Disputed Payments.

9.8.1

Late Payments. Subject to Section 9.8.2 (Disputed Payments), any amount owed by a Party to the other Party under this Agreement that is not paid on or before the date such payment is due shall bear interest at a rate per annum equal to the lesser of (a) the Prime Rate in effect during the period in which such payment is overdue, as published by the Wall Street Journal, plus [**], and (b) the highest rate allowed by Applicable Law, in each case ((a) or (b)), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest; except that, subject to Section 9.8.2 (Disputed Payments), if Sobi has not paid Apellis any amount owed under this Agreement within [**] of the date of Sobi’s receipt of a relevant breach notice, the applicable interest rate per annum will be equal to the lesser of (x) [**] the Prime Rate in effect during the period in which such payment is overdue, as published by the Wall Street Journal, plus [**], and (y) the highest rate allowed by Applicable Law, for the period commencing on the [**] following Sobi’s receipt of such breach notice until the earlier of (i) payment in full of the applicable undisputed amounts by Sobi and (ii) the effective date of any termination of this Agreement.

9.8.2

Disputed Payments. If a dispute arises between the Parties, each acting in good faith, in respect of any part of an invoice, the disputing Party shall notify the other Party promptly in writing with particulars of such dispute and shall be entitled to withhold payment of the so disputed part of the invoice. Each Party shall use reasonable efforts to promptly and in good faith resolve the dispute in accordance with Article 16 (Dispute Resolution). Payment of any disputed amounts (together with any interest calculated in accordance with Section 9.8.1 (Late Payments)) shall be made within [**] following the resolution of such dispute, and, unless the arbitrators determine upon a preponderance of the evidence that the paying Party withheld the disputed payment in bad faith (where such burden of proof shall rest solely with the payee Party), the payee Party may not use such withholding as a basis for terminating this Agreement pursuant to Section 14.2 (Termination for Breach).

9.9	Currency Conversion

.  Each Party shall use its then-current standard exchange rate methodology, as applied in its external reporting, for the translation of foreign currency transactions into Dollars under this Agreement. Each Party shall give the other Party prompt written notice of any changes to such Party’s customary and usual procedures for currency conversion, which shall only apply (a) after such notice has been delivered and (b) if the changes continue to maintain a set methodology for currency conversion.

9.10	Blocked Payments

.  If, by reason of Applicable Law in any country, it becomes impossible or illegal for a Party or any of its applicable Affiliates or Sublicensees to transfer, or have transferred on its behalf, any payments to the other Party, the payor Party shall promptly notify the payee Party of the conditions preventing such transfer and such royalties or other payments shall be deposited in local currency in the relevant country to the credit of the payee Party in a recognized banking institution designated by the payee Party or, if none is designated by the payee Party within a period of [**], in a recognized banking institution selected by the payor Party and identified in a notice given to the payee Party pursuant to Section 17.8 (Notices).

9.11	Payment Method

.  All payments to be made by a Party to the other Party under this Agreement shall be made in Dollars by wire transfer in immediately available funds to a bank account designated in writing by such other Party.

9.12	Financial Audits

.

9.12.1

Records Retention.  Each Party shall keep (and shall cause its Affiliates, sub/licensees, and Sublicensees to keep), complete and accurate books, records, and related background information pertaining to Shared Development Costs, and Sobi shall keep (and shall cause its Affiliates, sub/licensees, and Sublicensees to keep) complete and accurate books, records, and related background information pertaining to Initial Development Costs, PNH Development Costs, Net Sales and their calculation  hereunder, in each case in reasonable detail to permit the other Party to confirm the accuracy of all payments made or required to be paid hereunder for at least the preceding [**].

9.12.2	Party Audits.
(a)

Upon reasonable (but in any case no less than [**]) advance notice by a Party (the “Auditing Party”) to the other Party (the “Audited Party”), and not more than [**] and [**] (in each case, except for cause), the Audited Party and its Affiliates will permit, and Sobi will cause its sub/licensees and Sublicensees (as applicable) to permit, an independent certified public accounting firm of internationally recognized standing, selected by the Auditing Party and reasonably acceptable to the Audited Party, to have access during normal business hours to such of the records of the Audited Party and its Affiliates and, if applicable, sub/licensees and Sublicensees, as may be reasonably necessary to verify the accuracy of any payments made or required to be made under this Agreement (including with respect to any costs and expenses incurred by a Proposing Party under Section 4.4.4(b)(iii) (Buy-In)), for any year ending not more than [**] prior to the date of such request. The accounting firm will enter into a confidentiality agreement reasonably acceptable to the Audited Party governing the use and disclosure of the Audited Party’s and its Affiliates’, sub/licensees, and Sublicensees’ information disclosed to such firm, and such firm will disclose to the Auditing Party only whether the payments made under this Agreement were accurate and the specific details concerning any discrepancies.

(b)

Any disputes with respect to the findings of such accounting firm may be referred by either Party to the dispute resolution procedure set forth in Article 16 (Dispute Resolution). If Sobi is found to have been underpaid any amounts payable to Apellis hereunder, then Apellis shall be entitled to recover any undisputed discrepancy no later than [**] after delivery to the Parties of the final report from such accounting firm. If either Party is found to have overcharged the other Party for any Shared Development Costs hereunder, then the other Party shall be entitled to recover any undisputed overpayment no later than [**] after delivery to the Parties of the final report from such accounting firm. The fees charged by such accounting firm shall be paid by the Auditing Party, except that, if the audit discloses a net underpayment or overcharging of amounts owed of more than [**] percent ([**]%) of total amounts owed or supposed to be charged by the Audited Party for any Calendar Year period covered by the audit, then the Audited Party shall pay the reasonable fees and expenses charged by such accounting firm.  The Auditing Party shall treat all financial information disclosed by its accounting firm pursuant to this Section 9.12 (Financial Audits) as Confidential Information of the Audited Party for purposes of Article 13 (Confidentiality), and shall cause its accounting firm to do the same.

9.12.3	Penn Audits

. Upon reasonable prior written notice to Sobi, Sobi and its Affiliates and Sublicensees shall provide independent certified public accountants selected by Penn and reasonably acceptable to Sobi with access to all of the books, records, and related background information required by Section 9.12.1 (Records Retention) to conduct a review or audit of Sales (as defined in the Penn Other Fields License Agreement), Net Sales (as defined in the Penn Other Fields License Agreement), and all of the royalties, fees, and other payments payable under the Penn Other Fields License Agreement. Access shall be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate Penn’s review or audit without unreasonable disruption to the audited Person’s business; and (c) no more than [**] during the Term (as defined in the Penn Other Fields License Agreement) and for a period of [**] thereafter. Sobi shall promptly pay to Apellis the amount of any underpayment determined by the review or audit, plus accrued interest as calculated under the Penn Other Fields License Agreement. If the review or audit determines that, as a result of an under-reporting or underpayment by Sobi or any of its Affiliates or Sublicensees to Apellis, Apellis has underpaid to Penn any payment under the Penn Other Fields License Agreement by [**] percent ([**]%) or more, then Sobi shall also reimburse Apellis an amount equivalent to the amount Apellis is obliged to pay to Penn under the Penn Other Fields License Agreement in respect of the costs and expenses of Penn and its accountants in connection with such review or audit. Apellis shall use reasonable efforts to coordinate any Apellis audit with any Penn audit pursuant to this Section 9.12.3 (Penn Audits) to minimize disruption to the Sobi business.

Article 10
Intellectual Property Matters

10.1	Ownership

.

10.1.1

Collaboration Know-How.  Subject to the terms and conditions set forth in this Agreement, including the licenses granted in Section 2.1.1 (License Grants to Sobi) and Section 2.1.2 (License Grants to Apellis):

(a)

each Party will own all rights, title, and interests in and to any and all Collaboration Know-How made, invented, conceived, discovered, developed, or otherwise generated solely by or on behalf of such Party or its Affiliates, Subcontractors or (with respect to Sobi) Sublicensees or (with respect to Apellis) sub/licensees and any and all Patent Rights Covering or claiming any such Collaboration Know-How;

(b)

the Parties will jointly own any and all Joint Technology, and, subject to the licenses granted hereunder, each Party is entitled to practice the Joint Technology for all purposes on a worldwide basis and to license such Joint Technology through multiple tiers without the consent of the other Party (and, where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party.  Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, the Joint Technology throughout the world necessary to provide the other Party with full rights of Exploitation of the Joint Technology; and

(c)	for purposes of the foregoing allocation of ownership, determinations of inventorship will be made in accordance with U.S. patent law, regardless of where the invention was made.

10.1.2

Disclosure.  Each Party shall promptly disclose to the other Party all Collaboration Know-How made, invented, conceived, discovered, developed, or otherwise generated by or on behalf of such Party or any of its Affiliates, Subcontractors, (with respect to Sobi) Sublicensees, or (with respect to Apellis) sub/licensees, or Persons acting on its or their behalf, whether solely or jointly with others, including all invention disclosures or other similar documents generated by such Party or submitted to such Party by its or its Affiliates’, Subcontractors’, (with respect to Sobi) Sublicensees’, or (with respect to Apellis) sub/licensees’ employees, agents, or independent contractors relating thereto. Each Party shall also promptly respond to reasonable requests from the other Party for additional information relating to any Collaboration Know-How disclosed by such other Party pursuant to this Section 10.1.2 (Disclosure). Neither Party may file any patent application claiming or disclosing any Collaboration Know-How prior to disclosing such Collaboration Know-How to the other Party pursuant to this Section 10.1.2 (Disclosure).

10.1.3

Employees and Independent Contractors.  Each Party shall require all of its and its Affiliates’ and (with respect to Sobi) Sublicensees’ and (with respect to Apellis) sub/licensees’ employees to assign to such Party all Collaboration Know-How and Collaboration Patent Rights that are made, invented, conceived, discovered, developed, or otherwise generated by such employees.  Each Party shall (and shall require its Affiliates and (with regard to Sobi) Sublicensees and (with regard to Apellis) sub/licensees) to require (or, in the case of any contracts existing as of the Effective Date, use Commercially Reasonable Efforts to require) any Subcontractors, agents, or independent contractors performing an activity on such Party’s, its Affiliates’, Sublicensees’, or sub/licensees’ behalf pursuant to this Agreement to assign, or grant an exclusive, royalty-free, worldwide, perpetual, and irrevocable license (with the right to grant sublicenses through multiple tiers) to, all Collaboration Know-How and Collaboration Patent Rights that are made, invented, conceived, discovered, developed, or otherwise generated by such Subcontractors, agents, or independent contractors to such Party, to the extent such Collaboration Know-How and Collaboration Patent Rights are related to the Exploitation of Products, and such Party shall structure (or, in the case of any contracts existing as of the Effective Date, use Commercially Reasonable Efforts to structure) such assignment or exclusive license so as to enable such Party to sublicense such Collaboration Know-How and Collaboration Patent Rights to the other Party in accordance with this Agreement (including permitting such other Party to grant further sublicenses in accordance with this Agreement).

10.2	Prosecution and Defense

.

10.2.1	Prosecution Rights.
(a)

As of the Effective Date, pursuant to section 7.1 of the Penn Other Fields License Agreement, Penn controls the preparation, prosecution and maintenance of the Penn Patent Rights (as defined in the Penn Other Fields License Agreement) and the selection of patent counsel, with input from Apellis.

(b)

As between the Parties, Apellis will have the first right (but not the obligation) to prepare, file, prosecute, and maintain (collectively, “Prosecute”) (i) all Apellis Patent Rights, other than Joint Patent Rights, in Apellis’ name and (ii) all Joint Patent Rights in both Parties’ names. Subject to Section 11.5.3(f) (Additional Covenants of Apellis), in the event that Apellis declines to Prosecute any Apellis Patent Rights, other than Joint Patent Rights, in the Sobi Territory or any Joint

Patent Rights, it shall give Sobi reasonable notice to this effect, sufficiently in advance to permit Sobi to undertake such Prosecution in any applicable country without a loss of rights, and thereafter Sobi may, upon written notice to Apellis, Prosecute such Patent Rights in the owning Party(ies)’ name(s).

(c)	As between the Parties, Sobi will have the sole right (but not the obligation) to Prosecute the Sobi Patent Rights, other than Joint Patent Rights, in Sobi’s name.
(d)

The Party Prosecuting any given Apellis Patent Rights or Sobi Patent Rights (for the avoidance of doubt, including Joint Patent Rights) (the “Prosecuting Party”) shall keep the other Party reasonably informed as to material developments with respect to the Prosecution of such Patent Rights that encompass any Product specifically or generically. The Prosecuting Party shall (i) provide the other Party the timely opportunity to have reasonable input into the strategic aspects of such Prosecution and shall consider such other Party’s input with respect to such strategic aspects in good faith, (ii) promptly provide to the other Party drafts of all material patent-related filings and communications related to such Patent Rights, including copies of office actions or other correspondence that the Prosecuting Party receives from any patent office, drafts of office action responses, and other material correspondence that the Prosecuting Party provides to any patent office, and copies and drafts of all interferences, reissues, re-examinations, oppositions, and requests for Patent Term Extensions, in each case, for such other Party’s review and comment, and (iii) consider in good faith any reasonable comments timely provided by the other Party with respect to such draft filings and communications.

10.2.2	Defense of Patent Rights.
(a)

As between the Parties, Apellis will have the first right (but not the obligation) to defend against any declaratory judgment action, inter partes review, opposition proceeding, interference, or other action challenging any Apellis Patent Right (for the avoidance of doubt, including any Joint Patent Right), other than with respect to (i) any counter‑claims or defenses in any enforcement action brought by Sobi pursuant to Section10.3 (Intellectual Property Enforcement), or (ii) any action by a Third Party in response to an enforcement action brought by Sobi to Section 10.3 (Intellectual Property Enforcement), which, in both cases ((i) and (ii)), will be controlled by Sobi. In the event that Apellis declines to defend any Apellis Patent Rights in the Sobi Territory or any Joint Patent Rights anywhere in the world, it shall give Sobi reasonable notice to this effect, sufficiently in advance to permit Sobi to undertake such defense in any applicable country without a loss of rights, and thereafter Sobi may, upon written notice to Apellis, defend such Patent Rights.

(b)

As between the Parties, Sobi will have the sole right (but not the obligation) to defend against any declaratory judgment action, inter partes review, opposition proceeding, interference, or other action challenging any Sobi Patent Right other than any Joint Patent Right.

(c)

The Party defending any given Apellis Patent Rights or Sobi Patent Rights (for the avoidance of doubt, including Joint Patent Rights) (the “Defending Party”) shall keep the other Party reasonably informed as to material developments with respect to the defense of such Patent Rights that encompass any Product specifically or generically. The Defending Party shall (i) provide the other Party the timely opportunity to have reasonable input into the strategic aspects of such defense and shall consider the other Party’s input with respect to such strategic aspects in good faith, (ii) promptly provide to the other Party drafts of all defense-related notices and documents related to such Patent Rights, including copies of notices or documents that the Defending Party receives from any Governmental Authority or counterparty, drafts of filings or responses, or other documents that the Defending Party provides to any Governmental Authority or counterparty, in each case, for the other Party’s review and comment, and (iii) consider in good faith any reasonable comments timely provided by the other Party with respect to such notices and documents.

10.2.3

Cooperation.  The non-Prosecuting Party or non-Defending Party shall (a) obtain and deliver to the Prosecuting Party or Defending Party (as applicable) any necessary documents for the Prosecuting Party or Defending Party (as applicable) to exercise its rights to Prosecute or defend (as applicable) all Patent Rights pursuant to Section 10.2.1 (Prosecution Rights) or Section 10.2.2 (Defense of Patent Rights) (as applicable), (b) render all signatures that will be necessary in connection with any filings and documents in connection with such Prosecution and defense, and (c) cooperate with and assist the Prosecuting Party or Defending Party (as applicable) in all other reasonable ways that are necessary for the Prosecution or defense of such Patent Rights (including with respect to assignments, declarations, filing divisionals or continuations, or otherwise).

10.2.4

Other Prosecution and Defense.  Except as expressly set forth in this Section 10.2 (Prosecution and Defense), as between the Parties, each Party will have the sole right, in its sole discretion, to Prosecute and defend against a declaratory judgment action, inter partes review, opposition proceeding, interference, or other action challenging, any Patent Rights owned or Controlled by such Party, at such Party’s sole cost and expense.

10.2.5

Costs. Each Party will solely bear all costs and expenses incurred by such Party with respect to Prosecution or defense of any Apellis Patent Rights or Sobi Patent Rights (for the avoidance of doubt, including Joint Patent Rights).

10.3	Intellectual Property Enforcement

.

10.3.1

Notice.  If Apellis receives notice of, or otherwise becomes aware of, any alleged or threatened infringement or misappropriation of any Apellis Technology (for the avoidance of doubt, including any Joint Technology) by a Third Party that is competitive with a Product (“Competitive Infringement”) anywhere in the world, it shall promptly notify Sobi thereof. If Sobi receives notice of, or otherwise becomes aware of, any alleged or threatened Competitive Infringement anywhere in the world, it shall promptly notify Apellis thereof.

10.3.2	Enforcement of Technology.
(a)

Apellis shall use reasonable efforts to obtain for Sobi the right to exercise (or, to the extent that it cannot obtain such right despite the use of reasonable efforts, shall exercise at Sobi’s expense and direction) Apellis’ right to enforce the Penn Patent Rights (as defined in the Penn Other Fields License Agreement) against any Competitive Infringement in the Sobi Territory in accordance with the provisions of Article 8 of the Penn Other Fields License Agreement. To the extent that Apellis is able to obtain for Sobi the right to exercise Apellis’ right to enforce the Penn Patent Rights (as defined in the Penn Other Fields License Agreement) against any Competitive Infringement in the Sobi Territory in accordance with the provisions of Article 8 of the Penn Other Fields License Agreement, Sobi will have the initial right, but not the obligation, to initiate a suit or take other appropriate action that Sobi believes is reasonably required to enforce the Apellis Technology (for the avoidance of doubt, including any Joint Technology) against any Competitive Infringement in the Sobi Territory. Sobi shall give Apellis advance notice of Sobi’s intent to file any such suit or take any such action and the reasons therefor, and shall provide Apellis with a reasonable opportunity to make suggestions and comments regarding such suit or action, which Sobi shall consider in good faith.  Thereafter, Sobi shall, acting reasonably, determine whether to diligently pursue such suit or take some other action and shall keep Apellis promptly informed, and shall from time to time consult with Apellis regarding the status of such suit or action and, to the extent permitted by any protective order and permitted by Applicable Law, shall provide Apellis with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action.  Apellis shall have the right to participate and be represented in any such suit by its own counsel at its own expense (and such expenses shall not be reimbursed pursuant to Section 10.3.2(e) (Enforcement of Technology)).

(b)

If Sobi fails to initiate a suit or take such other appropriate action under Section 10.3.2(a) (Enforcement of Technology) at least [**] prior to any deadline on which initiation of a suit or other appropriate action is required to avoid limiting or compromising the remedies (including monetary relief and stay of regulatory approval) available against the applicable alleged Third Party infringer, then Apellis may, in its discretion, provide Sobi with written notice of Apellis’ intent to initiate a suit or take other appropriate action to combat such infringement or unauthorized use or misappropriation (as applicable).  If Apellis provides such notice, then Apellis shall have the right, but not the obligation, to initiate a suit or initiate or take such other appropriate action that it believes is reasonably required to protect the applicable Apellis Technology from such infringement or unauthorized use or misappropriation.  Apellis shall give Sobi advance notice of Apellis’ intent to file any such suit or take any such action and the reasons therefor and shall provide Sobi with an opportunity to make suggestions and comments regarding such suit or action, which Apellis shall consider in good faith.  Thereafter, Apellis shall keep Sobi promptly informed and shall from time to time consult with Sobi regarding the status of any such suit or action and shall provide Sobi with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits and notices of appeal) filed in, or otherwise relating to, such suit or action. Sobi shall have the right to participate and be represented in any such suit by its own counsel at its own expense (and such expenses shall not be reimbursed pursuant to Section 10.3.2(e) (Enforcement of Technology)).

(c)

Other than with respect to Competitive Infringement in the Sobi Territory, Apellis will have the sole right, but not the obligation, to initiate a suit or take other appropriate action that Apellis believes is reasonably required to enforce the Apellis Technology (for the avoidance of doubt, including any Joint Technology) against any infringement or unauthorized use or misappropriation by a Third Party. For clarity, Sobi will have the sole right, but not the obligation, to initiate a suit or take other appropriate action that Sobi believes is reasonably required to enforce the Sobi Technology that is not Joint Technology against any infringement anywhere in the world.

(d)

If required under Applicable Law in order for a Party to initiate or maintain any suit in accordance with this Section 10.3.2 (Enforcement of Technology), the other Party shall join as a party to the suit.  If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith, and the requesting Party shall reimburse the other Party for all reasonable costs and expenses incurred by the other Party in providing such assistance within [**] after receipt of any invoice therefor. The Party initiating suit shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings described in this Section 10.3.2 (Enforcement of Technology), including the fees and expenses of the counsel selected by it.

(e)

Any damages or other monetary awards recovered in any action, suit, or proceeding brought in accordance with this Section 10.3.2 (Enforcement of Technology) shall first, to the extent the action, suit, or proceeding involved any Patent Rights licensed under the Penn Other Fields License Agreement, be applied as set forth in section 8.2 of the Penn Other Fields License Agreement (i.e., first, applied to reimburse Apellis and its Affiliates, Sobi and its Sublicensees, and Penn for their Litigation Expenses (as defined in the Penn Other Fields License Agreement), and, second, as to any remainder, if such litigation is brought by Apellis or any of its Affiliates, [**] percent ([**]%) shall be paid to Apellis and its Affiliates and [**] percent ([**]%) shall be paid to Penn) and, second, be applied to reimburse each Party for all of the reasonable attorneys’ fees or expenses, whether incurred directly or indirectly, in reference to a pertinent litigation or investigation, including court costs, local counsel fees, deposition costs, subpoena costs, court reporter costs, expert fees, and other reasonable expenses directly incurred for investigation or litigation of claims, incurred by such Party in connection with such action that have not previously been reimbursed, and, if such recovery is insufficient to cover all such costs and expenses of both Parties, it shall be shared in proportion to the total of such costs and expenses incurred by each Party. Any remaining proceeds in the Apellis Territory shall be retained by Apellis, and any remaining proceeds in the Sobi Territory shall be retained by Sobi and, excluding any special, punitive, aggravated, consequential or non-compensatory damages or (without limiting the first sentence of this Section 10.3.2(e) (Enforcement of Technology)) any attorneys’ fees or expenses, court costs, local counsel fees, deposition costs, subpoena costs, court reporter costs, expert fees, and other reasonable expenses directly incurred for investigation or litigation or non-compensatory damages, treated as Net Sales for purposes of royalty and Commercial Milestone Event calculations hereunder unless otherwise agreed by the Parties.

(f)

Except as expressly set forth in this Section 10.3.2 (Enforcement of Technology), as between the Parties, each Party will have the sole right, in its sole discretion, to take any action to enforce any Intellectual Property owned or Controlled by such Party against infringement or misappropriation by a Third Party, at such Party’s sole cost and expense.

(g)

The Parties acknowledge that Penn reserves the right to voluntarily intervene and join in any litigation under this Section 10.3.2 (Enforcement of Technology) relating to any Intellectual Property licensed under the Penn Other Fields License Agreement. If Penn is required to participate in any litigation brought by Sobi under this Section 10.3.2 (Enforcement of Technology), (such as, for example, but not limited to, being joined or named as a defendant, necessary party, involuntary plaintiff, or indispensable party), then (i) Sobi may seek to join Penn involuntarily and (ii) if Penn cannot be joined involuntarily, Apellis shall (at Sobi’s request) enforce its right under section 8.3(b) of the Penn Other Fields License Agreement to join Penn in any litigation referred to in this Section 10.3.2 (Enforcement of Technology) if Penn’s participation is required for standing to bring or maintain the lawsuit in which Sobi seeks to join Penn, and Sobi shall reimburse Penn’s Litigation Expenditures (as defined in the Penn Other Fields License Agreement) on an ongoing basis, within [**] of submission of actual invoices. In any litigation brought by Penn under section 8.4 of the Penn Other Fields License Agreement, at the request and expense of Penn, Sobi shall cooperate with Penn to the extent reasonable and reasonably possible unless Sobi reasonably deems that doing so would present unacceptable business or legal risks. Sobi shall not settle or compromise any litigation enforcing any Penn Patent Rights (as defined in the Penn Other Fields License Agreement) in a manner that imposes any obligations or restrictions on Penn without Penn’s prior written permission.

(h)

If Penn brings any litigation to enforce any Penn Patent Rights pursuant to section 8.4 of the Penn Other Fields License Agreement, then, at the request and expense of Penn or Apellis, Sobi shall cooperate to the extent reasonable and reasonably possible, subject to any applicable limitation set forth in section 8.5 of the Penn Other Fields License Agreement.

10.4	Defense of Claims

.  Each Party shall promptly inform the other Party in writing if it receives written notice, or otherwise becomes aware, of a claim of alleged infringement, misappropriation, or other violation of a Third Party’s Intellectual Property based upon either Party’s Exploitation of any Product. Except as expressly set forth in Article 12 (Indemnification), the Party that is subject to such claim will have the right, but not the obligation, to defend against such claim.  The defending Party shall keep the other Party advised of all material developments in the conduct of any proceedings in defending any claim of alleged infringement, misappropriation, or other violation related to any Products, and, at the defending Party’s request, the other Party shall reasonably cooperate with the defending Party in the conduct of such defense, and the defending Party shall reimburse the other Party for all reasonable costs and expenses incurred by the other Party in providing such cooperation within [**] after receipt of any invoice therefor.  In no event may the defending Party settle any such claim of infringement, misappropriation, or other violation in a manner that would limit the rights of the other Party or impose any obligation on the other Party, in each case, without such other Party’s prior written consent, which shall not be unreasonably withheld, delayed, or conditioned.

10.5	Patent Term Extensions

.  Apellis will have the sole right to determine and control all filings of requests for Patent Term Extensions to Products in the Apellis Territory.  Sobi will have the sole right to determine and control all filings of requests for Patent Term Extensions to Products in the Sobi Territory, but, other than with respect to the Patent families listed in Schedule 10.5 (Patent Term Extensions) for which Sobi shall be free to request Patent Term Extensions without Apellis’ consent, Sobi may not request any Patent Term Extension with respect to any Apellis Patent Right (other than the Apellis Patent Rights listed in Schedule 10.5 (Patent Term Extensions)) without Apellis’ prior written consent, which consent Apellis may withhold in its sole discretion. Upon the reasonable request of either Party, the other Party shall provide support, assistance, and all necessary documents, in fully executed form if needed, to such requesting Party for the purpose of supporting, filing, obtaining, and maintaining such Patent Term Extensions in any country in the world in accordance with this Section 10.5 (Patent Term Extensions), and the requesting Party shall reimburse the other Party for all reasonable costs and expenses incurred by the other Party in providing such support, assistance, and documents within [**] after receipt of any invoice therefor.

10.6	35 U.S.C. § 102(c)

.  Notwithstanding anything to the contrary in this Article 10 (Intellectual Property Matters), no Party will have the right to make an election under 35 U.S.C. § 102(b)(2)(C) or 35 U.S.C. § 102(c) when exercising its rights under this Article 10 (Intellectual Property Matters) without the prior written consent of the other Party, which shall not be unreasonably withheld, conditioned, or delayed. With respect to any such permitted election, the Parties shall use reasonable efforts to cooperate and coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is deemed a “joint research agreement” as defined in 35 U.S.C. § 100(h).

10.7	Recording

.  If either Party deems it necessary or desirable to register or record this Agreement or provide evidence of this Agreement with any patent office or other appropriate Governmental Authority in one (1) or more jurisdictions in the world, then the other Party shall reasonably cooperate to execute and deliver to such Party any documents accurately reflecting or evidencing this Agreement that are necessary or desirable, in such Party’s reasonable judgment, to complete such registration or recordation.

10.8	Costs

.  Except as expressly set forth in this Article 10 (Intellectual Property Matters), each Party will solely bear all costs and expenses incurred by such Party in performing any obligations or exercising any rights under this Article 10 (Intellectual Property Matters).

Article 11
Representations, Warranties, and Covenants

11.1	Mutual Representations and Warranties of the Parties

.  Each Party represents and warrants to the other Party as of the Effective Date that:

11.1.1

such Party is a company or corporation duly organized, validly existing, and in good standing under the Applicable Laws of the jurisdiction of such Party’s incorporation or organization and has full corporate or other organizational power and authority to execute and deliver this Agreement and to perform such Party’s obligations under this Agreement and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement;

11.1.2	this Agreement has been duly executed and delivered on behalf of such Party, and is valid, legally binding, and enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity;
11.1.3

except with respect to SFJ under the SFJ Agreement (with respect to which Apellis represents and warrants it has received the required consents), the execution, delivery, and performance of this Agreement by such Party does not require any authorization, consent, approval, license, exemption of or filing or registration with any Third Party (including any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign) or under any Applicable Law currently in effect, and none of the foregoing is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements except as may be required to obtain clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Sec. 18a), and the rules and regulations promulgated thereunder, or equivalent rules and regulations under Applicable Law in other countries, to conduct clinical studies or Clinical Trials or to seek or obtain Regulatory Approvals;

11.1.4

the execution and delivery of this Agreement and the performance by such Party of such Party’s obligations hereunder have been duly authorized by all necessary corporate action and do not violate such Party’s charter documents, bylaws or other organizational documents or any requirement of any Applicable Law or, except with respect to the required consent from SFJ under the SFJ Agreement (which Apellis represents and warrants it has received), any agreement to which such Party is a party in any material respect;

11.1.5	such Party has the full right, power, and authority to grant all of the license and rights granted by such Party under this Agreement;
11.1.6

neither such Party nor its Affiliates is debarred or is subject to debarment pursuant to Section 306 of the FD&C Act (or similar Applicable Law outside of the U.S.) or is the subject of a conviction described in such Section (“Debarred”), and neither such Party nor any of its Affiliates has used or will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been Debarred; and

11.1.7

such Party or one (1) of its applicable Affiliates is entitled to claim the benefits of the income tax treaty between Switzerland and Sweden generally as a “resident” of such jurisdiction (within the meaning of Article 4 thereof).

11.2	Additional Representations and Warranties of Sobi.

  Sobi represents and warrants to Apellis as of the Effective Date that it has not filed or taken steps to file any prophetic patent application which claims the composition of matter, formulation, or method of using any Compound (excluding any already existing patent application that claims any Manufacturing or delivery technologies).

11.3	Additional Representations and Warranties of Apellis

.  Apellis represents and warrants to Sobi as of the Effective Date that:

11.3.1

Apellis has not previously assigned, transferred, conveyed, or granted any license or other rights under the Apellis Technology that would conflict with or limit the scope of any of the rights or licenses granted to Sobi hereunder;

11.3.2

Apellis’ rights, title, and interests in and to all of the Apellis Technology are free of any lien, charge, encumbrance, or security interest that could reasonably be expected to conflict with or limit the scope of or have a material adverse impact on any of the rights or licenses granted to Sobi hereunder;

11.3.3

Schedule1.19 (Apellis Patent Rights) sets forth a complete and accurate list of all Patent Rights existing as of the Effective Date, including the ownership thereof, that are Controlled by Apellis or any of its Affiliates and are necessary or useful to Exploit in the Sobi Territory any Compound or Product existing as of the Effective Date;

11.3.4

Apellis exclusively owns all rights, title, and interests in and to the Patent Rights set forth on Schedule1.19 (Apellis Patent Rights), or, where Apellis does not exclusively own all rights, title, and interests in and to such Patent Rights, Apellis holds a valid and enforceable exclusive license to such Patent Rights, and Schedule 1.19 (Apellis Patent Rights) identifies the Third Party owner of such Patent Rights and any agreement pursuant to which Apellis Controls such Patent Rights;

11.3.5

neither Apellis nor any of its Affiliates has received written notice of any claim, demand, proceedings, investigation, or other legal action of any nature pending or threatened by any Regulatory Authority or other Third Party with respect to the Compound, any Product, the Apellis Technology, any facility where the Products are Manufactured, or the transactions contemplated by this Agreement, and there is no judgment or settlement against or owed by Apellis or its Affiliate related to any of the foregoing;

11.3.6

neither Apellis nor any of its Affiliates has received written notice of any claim, judgment, or settlement against or owed by Apellis with respect to the Apellis Technology, nor any pending reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Apellis Patent Right, and neither Apellis nor any of its Affiliates has received written notice of any threatened claim or litigation or any reissue, reexamination, inter partes review, interference, opposition, litigation, or other proceeding seeking to invalidate or otherwise challenge the ownership, scope, duration, validity, enforceability, priority, or right to use any Apellis Patent Right;

11.3.7

all Apellis Patent Rights in the Sobi Territory set forth on Schedule1.19 (Apellis Patent Rights) that are owned by Apellis or being prosecuted or maintained by or on behalf of Apellis or its Affiliates under any Existing Agreement and, to Apellis’ knowledge, all other Apellis Patent Rights in the Sobi Territory set forth on Schedule 1.19 (Apellis Patent Rights) that are in-licensed by Apellis (a) are being diligently prosecuted or maintained in the respective patent offices in accordance, in all material respects, with Applicable Law and (b) have been filed and maintained in accordance, in all material respects, with all Applicable Laws and all applicable fees required to be paid by Apellis in order to prosecute or maintain the Apellis Patent Rights have been timely paid, and (c) to Apellis’ knowledge, if issued, are valid and enforceable;

11.3.8

Apellis has taken commercially reasonable measures to protect the secrecy, confidentiality and value of the confidential Apellis Know-How and, to Apellis’ knowledge, no event has occurred which has resulted in the unauthorized use or disclosure of any confidential Apellis Know-How or which otherwise resulted in any confidential Apellis Know-How unintentionally falling into the public domain;

11.3.9

there is no pending claim, proceeding, or litigation, or claim, proceeding, or litigation that has been threatened in writing, that challenges, or any written communication challenging, the rights of Apellis to use or license any of the Apellis Technology or any Compound or Product;

11.3.10	to Apellis’ Knowledge, the Product as it currently exists, if and when made, used, sold, or imported will not infringe any Third Party’s Intellectual Property Right existing as at the Effective Date;
11.3.11	to Apellis’ Knowledge, no Third Party is infringing upon, misappropriating or otherwise violating the Apellis Technology;
11.3.12

Apellis has provided to Sobi complete and correct copies of each Existing Agreement and each of the Existing Manufacturing Agreements, as it exists as of the Effective Date, the Existing Agreements (and, if any Know-How or Patent Rights licensed by Apellis or any of its Affiliates from [**] become Apellis Technology pursuant to Section 1.17 (Apellis Know-How) or Section 1.19 (Apellis Patent Rights), the [**] Agreement) and the Existing Manufacturing Agreements, are the only agreements to which Apellis or its Affiliates is a party under which any of the Apellis Technology is in-licensed, and, to Apellis’ knowledge, each Existing Agreement and each Existing Manufacturing Agreement is valid, binding, enforceable, and in full force and effect;

11.3.13

the Existing Manufacturing Agreements are the only agreements which Apellis has entered into as of the Effective Date under which any material Manufacturing Know-How (including, for clarity, Manufacturing Know-How that would be required to be provided to the FDA or EMA in connection with the grant or maintenance of a Regulatory Approval for a Product) has been developed;

11.3.14

Apellis has obtained any consents and provided any notices required to be provided under the Existing Agreements in connection with the execution and delivery of this Agreement and the performance by Apellis of Apellis’ obligations hereunder, and the execution, delivery, and performance of this Agreement by Apellis does not constitute a breach or default under any of the Existing Agreements;

11.3.15

subject to any rights retained by Penn under the Penn Other Fields License Agreement, none of the Existing Agreements (or any agreement to which Apellis or an Affiliate of Apellis is a party) contains provisions that conflict with the exclusive rights and licenses granted to Sobi hereunder or cause Apellis to not Control any Patent Rights or Know-How that would otherwise constitute Apellis Technology;

11.3.16

(a) neither Apellis nor its Affiliates, nor, to Apellis’ knowledge, any counterparty to any Existing Agreement, is in breach or default under any Existing Agreement; (b) there is no, and there has not been any, act or omission by Apellis or its Affiliates that would be reasonably likely to give rise to a termination right of any other party to any Existing Agreement; (c) neither Apellis nor its Affiliates has received or provided any written notice of breach or default with respect to any Existing Agreement or any written request to amend any provision of any Existing Agreement (except with respect to amendments already existing and disclosed to Sobi as of the Effective Date); (d) to Apellis’ knowledge, no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or a right of rescission, termination, revision, or amendment of any of the Existing Agreements, including the execution, delivery and performance of this

Agreement; and (e) neither Apellis nor its Affiliates has waived any of their respective rights under any Existing Agreement, and, to Apellis’ and its Affiliates’ knowledge, no such rights have lapsed or otherwise expired or been terminated;

11.3.17

except with respect to the Apellis Technology licensed under the Penn Other Fields License Agreement, the Apellis Technology has not been created pursuant to, and is not subject to, any funding agreement with any Governmental Authority or any other Third Party, other than SFJ under the SFJ Agreement, and is not subject to the requirements of the Bayh-Dole Act or any similar provision of any Applicable Law;

11.3.18

except for any information disclosed in documents 2.10.1 (Apellis PEGASUS Mock Inspection Report FINAL), 2.10.2 (Mock Inspection Executive Summary and Action Plan), and 2.10.3 (PAI gap assessment_21Aug2020) of the diligence data room, Apellis has (a) conducted all activities relating to the Development and Manufacture of the Compound and Products in material compliance with Applicable Law, including all GLP, GMP, GVP, GDP and GCP (as applicable),  and (b) complied in all material respects with all Applicable Laws, including all GLP, GMP, GVP, GDP and GCP (as applicable) in its interactions with and submissions to all Regulatory Authorities with respect to the Products;

11.3.19

Apellis has complied with all, and has provided Sobi with complete and accurate copies of all Regulatory Approvals, INDs, and other material permits, licenses, franchises, authorizations, and clearances issued by the FDA or any other applicable Regulatory Authority as are required in connection with the Development and Manufacture conducted to date by Apellis or its Affiliates of the Compound and Product, and such Regulatory Approvals, INDs, and other permits, licenses, franchises, authorizations and clearances are in full force and effect and Apellis or its relevant Affiliate has taken all actions required to maintain their validity and effectiveness. To Apellis’ knowledge, no event has occurred which would reasonably be expected to result in the revocation or termination of any such Regulatory Approvals, INDs, and other permits, licenses, franchises, authorizations and clearances. Neither Apellis nor any of its Affiliates has received any written communication threatening to withdraw or suspend any Regulatory Approvals, INDs, and other permits, licenses, franchises, authorizations and clearances;

11.3.20

neither Apellis nor any of its Affiliates has received any warning letters or written correspondence from the FDA or any other Regulatory Authority requiring the termination, suspension, or material modification of any clinical or pre-clinical studies or tests with respect to the Compound or Product or commencing or threatening withdrawal of any Regulatory Approval or IND for the Compound or Product held by Apellis;

11.3.21

(a) to Apellis’ knowledge, Apellis has disclosed all facts required to be disclosed with respect to the Compound and Product to each applicable Regulatory Authority, and (b) Apellis has filed with the applicable Regulatory Authority all required notices, reports, and other Regulatory Data with respect to each IND held by Apellis for the Compound and Product;

11.3.22

(a) Apellis has filed all Regulatory Submissions related to the Compound or Products in good faith with, to Apellis’ Knowledge, the reasonable belief that any Drug Approval Application for a Product included in such Regulatory Submissions will result in a Regulatory Approval being granted by the applicable Regulatory Authority, (b) to Apellis’ Knowledge, except for any information fairly disclosed in the diligence data room on or by [**], there are no material facts or circumstances which would be reasonably likely to result in the application for Regulatory Approval for a Product filed before the Effective Date not resulting in the grant of a Regulatory Approval, and (c) all Regulatory Submissions related to the Compound or Products were, when filed, materially complete and accurate, and not misleading in any material respect;

11.3.23	Apellis is not as of the Effective Date in material dispute with any Third Party supplier responsible for the supply of the Compound or Product;
11.3.24	Apellis has not initiated a voluntary proceeding under any applicable bankruptcy code;
11.3.25	there is no involuntary proceeding under any applicable bankruptcy code pending against Apellis as of the Effective Date;
11.3.26	Apellis Controls all Assigned Manufacturer IP and Licensed Manufacturer IP;
11.3.27	Apellis has obtained agreements or appropriate assurances of cooperation from [**] necessary for the filing of Regulatory Submissions for Regulatory Approval of the Products in [**];
11.3.28	Apellis has obtained agreements or appropriate assurances of cooperation from [**] necessary for the filing of Regulatory Submissions for Regulatory Approval of the Products in [**]; and
11.3.29

other than the Assigned Manufacturer IP and Licensed Manufacturer IP, there is no other manufacturing Know-How controlled by a Third Party that (a) has been provided by or on behalf of Apellis to the FDA or EMA in connection with the Drug Approval Application (and associated orphan drug designation and pediatric investigation plan) filed with the FDA and EMA for the first Product in PNH; or (b) to Apellis’ knowledge, is required to be provided to the FDA or EMA in connection with the grant or maintenance of a Regulatory Approval for a Product.

11.4	Mutual Covenants

.  Each Party hereby covenants to the other Party, during the Term, as follows:

11.4.1

Such Party shall, and shall cause its Affiliates, (with respect to Sobi) Sublicensees, and (with respect to Apellis) sub/licensees, and Subcontractors to, perform such Party’s activities under this Agreement, including with respect to the Development, Manufacture, and Commercialization activities contemplated hereunder, in compliance in all material respects with all Applicable Laws, including GLP, GMP, GVP, GDP and GCP (as applicable). Without limiting the foregoing, such Party shall not, and shall cause its Affiliates, (with respect to Sobi) Sublicensees, and (with respect to Apellis) sub/licensees, and Subcontractors not to, directly or indirectly offer or pay, or authorize such offer or payment, of any money or anything of value to improperly or corruptly seek to influence any Government Official or any other Person in order to gain an improper business advantage. Throughout the Term, each Party shall, and shall cause its Affiliates, (with respect to Sobi) Sublicensees, (with respect to Apellis) sub/licensees, and Subcontractors to, comply with Schedule 11.4.1 (Compliance with Applicable Law).

11.5	Additional Covenants of Apellis

.  Apellis covenants to Sobi, during the Term, that:

11.5.1

Apellis and its Affiliates shall (a) maintain (i) ownership and Control of all Apellis Technology owned by Apellis or its Affiliates at any time during the Term and (ii) Control of all Apellis Technology in-licensed by Apellis or its Affiliates at any time during the Term, and (b) not assign, transfer, encumber, or otherwise grant any Third Party any rights with respect thereto that would conflict with or adversely affect the rights granted to Sobi under this Agreement;

11.5.2

neither Apellis nor any of its Affiliates shall effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, or amend an Existing Agreement, in each case, in a manner that conflicts with the rights and licenses (or sublicenses, as the case may be) granted to Sobi hereunder;

11.5.3	Apellis and its Affiliates shall:
(a)

in respect of each Collaboration In-License to which Apellis or any of its Affiliates is a party, promptly following execution thereof notify Sobi in writing of any terms of such Collaboration In-License which are applicable to Sobi as a sublicensee of rights thereunder;

(b)

not materially breach or be in material default under any of Apellis’ obligations under any Upstream Agreement to which Apellis or any of its Affiliates is a party and shall promptly take all reasonable steps to remedy any such breach of which it becomes aware;

(c)

not do any act or make any omission that would be reasonably likely to give rise to a termination right of any other party to any Upstream Agreement to which Apellis or any of its Affiliates is a party;

(d)	not terminate any Upstream Agreement to which Apellis or any of its Affiliates is a party, or agree, consent, or acquiesce to amend, supplement, modify, or waive any provision thereof;
(e)

use Commercially Reasonable Efforts to enforce the terms of any Upstream Agreement to which it is a party in the case of a breach by any counterparty to such agreements, and shall keep Sobi reasonably informed in connection therewith, including providing prompt notice of any breach by the counterparty thereto;

(f)

diligently exercise, or obtain for Sobi the right to exercise, in each case in accordance with Section 10.2 (Prosecution and Defense), Apellis’ right to Prosecute any relevant Patent Rights under the Penn Other Fields License Agreement, including to the extent necessary, entering into a patent management agreement with Penn as envisaged under the Penn Other Fields License Agreement, in the event that Apellis becomes aware that Penn ceases to Prosecute such Patent Rights.

(g)

provide Sobi with reasonable notice, information, and opportunity to comment regarding any decisions to be taken by the joint steering committee constituted pursuant to any Upstream Agreement to which Apellis or any of its Affiliates is a party which could have an adverse effect on the rights of Sobi hereunder and shall consider Sobi’s timely, reasonable comments in good faith prior to exercising such voting and other decision making rights; and

(h)

not assign, novate or otherwise transfer any Upstream Agreement to which it is a party to a Third Party, except in connection with a permitted assignment of this Agreement in accordance with Section17.1 (Assignment), in each case of (b)-(d) and (h) in any manner that adversely affects the rights or licenses granted to Sobi hereunder, and, in each case of (a), (e), (f), and (g), as necessary to ensure that the rights and licenses granted to Sobi hereunder are not adversely affected, without Sobi’s prior written consent;

11.5.4

Apellis and its Affiliates shall furnish Sobi with copies of all notices that Apellis or its Affiliates receive in connection with an Upstream Agreement within [**] following Apellis’ or its Affiliates’ receipt of the same; and

11.5.5

Apellis and its Affiliates shall, in respect of each Collaboration In-License to which Sobi or any of its Affiliates is a party, not materially breach or be in material default under any obligations under such Collaboration In-License which are applicable to it as a sublicensee of rights thereunder and of which Sobi has provided notice to Apellis in accordance with this Agreement.

11.6	Additional Covenants of Sobi

.  Sobi covenants to Apellis, during the Term, that:

11.6.1

neither Sobi nor any of its Affiliates shall effect any corporate restructuring or enter into any new agreement or otherwise obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that conflicts with the rights and licenses (or sublicenses, as the case may be) granted to Apellis hereunder;

11.6.2	Sobi and its Affiliates shall:
(a)

in respect of each Collaboration In-License to which Sobi or any of its Affiliates is a party, promptly following execution thereof notify Apellis in writing of any terms of such Collaboration In-License which are applicable to Apellis as a sublicensee of rights thereunder;

(b)

not materially breach or be in material default under any of its obligations under any Collaboration In-License to which Sobi or any of its Affiliates is a party and shall promptly take all reasonable steps to remedy any such breach of which it becomes aware;

(c)

not do any act or make any omission that would be reasonably likely to give rise to a termination right of any other party to any Collaboration In-License to which Sobi or any of its Affiliates is a party; and

(d)	not terminate any Collaboration In-License to which Sobi or any of its Affiliates is a party, or agree, consent, or acquiesce to amend, supplement, modify, or waive any provision thereof;
(e)

use Commercially Reasonable Efforts to enforce the terms of any Collaboration In-License to which it is a party in the case of a breach by any counterparty to such agreements, and shall keep the other Party reasonably informed in connection therewith, including providing prompt notice of any breach by the counterparty thereto;

(f)

provide Apellis with reasonable notice, information, and opportunity to comment regarding any decisions to be taken by the joint steering committee constituted pursuant to any Collaboration In-License to which Sobi or any of its Affiliates is a party which could have an adverse effect on the rights of Apellis hereunder and shall consider the Apellis’ timely, reasonable comments in good faith prior to exercising such voting and other decision making rights; and

(g)

not assign, novate or otherwise transfer any Collaboration In-License to which it is a party to a Third Party, except in connection with a permitted assignment of this Agreement in accordance with Section17.1 (Assignment), in each case of (b)-(d) and (g) in any manner that adversely affects the rights or licenses granted to Apellis hereunder, and, in each case of (a), (e), and (f), as necessary to ensure that the rights and licenses granted to Apellis hereunder are not adversely affected, without Apellis’ prior written consent;

11.6.3

Sobi and its Affiliates shall furnish Apellis with copies of all notices that Sobi or its Affiliates receive in connection with any Collaboration In-License within [**] following Sobi’s or its Affiliates’ receipt of the same; and

11.6.4

Sobi and its Affiliates shall, in respect of each Collaboration In-License to which Apellis or any of its Affiliates is a party, not materially breach or be in material default under any obligations under such Collaboration In-License which are applicable to it as a sublicensee of rights thereunder and of which Apellis has provided notice to Sobi in accordance with this Agreement.

11.7	No Other Representations or Warranties

.  THE REPRESENTATIONS AND WARRANTIES OF EACH PARTY SET FORTH IN THIS Article 11 (REPRESENTATIONS, WARRANTIES, AND COVENANTS) ARE IN LIEU OF ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

Article 12
Indemnification

12.1	Indemnification by Apellis

.  Apellis hereby agrees to indemnify, defend, and hold Sobi, its Affiliates, and their respective directors, officers, and employees, and all of their respective successors, heirs, and assigns, harmless from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising in connection with any Third Party charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, or injunctions (each, a “Third Party Claim”) to the extent resulting or otherwise arising from (a) any breach by Apellis of any of its representations, warranties, or covenants in this Agreement, (b) any violation of Applicable Law, negligence, or willful misconduct by or on behalf of Apellis or its Affiliates in performing any obligations or exercising any rights under this Agreement, (c) any Exploitation of any Compound, Product or Non-Systemic Ophthalmology Product by or on behalf of Apellis or its Affiliates (other than by or on behalf of Sobi or its Affiliates); (d) the Exploitation of any Compound or Product following the Term and the use of the Reversion Technology in connection with the same, (e) any Exploitation of the inventory acquired by Apellis under Section 15.2.8(b)

(Inventory) or (f) any use by Sobi of the Apellis name and company trademark in accordance with Section 6.9.4 (Apellis Name) in each case ((a)-(f)) except to the extent that such Losses are subject to indemnification by Sobi pursuant to Section 12.2 (Indemnification by Sobi) or Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval) or to the extent that such Losses are in respect of matters within the scope of the indemnity under Section 5.2.6(g) (Assignment of EMA PNH Regulatory Approval).

12.2	Indemnification by Sobi

.  Sobi hereby agrees to indemnify, defend, and hold Apellis, its Affiliates, and their respective directors, officers, and employees, and all of their respective successors, heirs, and assigns (the “Apellis Indemnitees”), harmless from and against any and all Losses arising in connection with any and all Third Party Claims to the extent resulting or otherwise arising from (a) any breach by Sobi of any of its representations, warranties, or covenants in this Agreement, (b) any violation of Applicable Law, negligence, or willful misconduct by or on behalf of Sobi or its Affiliates in performing any obligations or exercising any rights under this Agreement, or (c) any Exploitation of any Compound or Product by or on behalf of Sobi or its Affiliates, in each case ((a)-(c)), except to the extent that such Losses are subject to indemnification by Apellis pursuant to Section 12.1 (Indemnification by Apellis) or Section 5.2.6(g) (Assignment of EMA PNH Regulatory Approval) or to the extent that such Losses are in respect of matters within the scope of the indemnity under Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval).

12.3	Indemnification Procedures

.

12.3.1

Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnification under Section 12.1 (Indemnification by Apellis), Section 12.2 (Indemnification by Sobi), Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval), or Section 5.2.6(g) (Assignment of EMA PNH Regulatory Approval), as applicable (collectively, the “Indemnitees” and each, an “Indemnitee”), shall be made solely by the corresponding Party (the “Indemnified Party”).  The Indemnified Party shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Third Party Claim or Losses as to which the Indemnified Party intends to make a request for indemnification under Section 12.1 (Indemnification by Apellis),  Section 12.2 (Indemnification by Sobi), Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval), or Section 5.2.6(g) (Assignment of EMA PNH Regulatory Approval), as applicable. In no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice.  Each Indemnification Claim Notice shall contain a description of the applicable Third Party Claim and the nature and amount of the applicable Losses (to the extent that the nature and amount of such Losses are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the applicable Third Party Claim.

12.3.2

Control of Defense.  At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification under Section 12.1 (Indemnification by Apellis), Section 12.2 (Indemnification by Sobi), Section 5.2.6(e) (Assignment of EMA PNH Regulatory Approval), or Section 5.2.6(g) (Assignment of EMA PNH Regulatory Approval), as applicable, by giving written notice to the Indemnified Party within [**] after the Indemnifying Party’s receipt of an Indemnification Claim Notice.  Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects, and such Indemnifying Party shall thereafter continue to defend such Third Party Claim in good faith.  Should the

Indemnifying Party assume the defense of a Third Party Claim and continue to defend such Third Party Claim in good faith, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such Indemnified Party or other Indemnitee in connection with the analysis, defense, or settlement of the Third Party Claim.

12.3.3

Right to Participate in Defense. Without limiting Section 12.3.2 (Control of Defense), any Indemnitee will be entitled to participate in the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose, but such employment will be at the Indemnitee’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense of, or failed to continue to defend in good faith, such Third Party Claim in accordance with this Section 12.3 (Indemnification Procedures), in which case the Indemnified Party will be allowed to control the defense at the Indemnifying Party’s cost and expense.

12.3.4

Settlement.  The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any indemnification claim without the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party or its insurer agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and includes a full release of the Indemnified Party from further liability and if such settlement or judgment imposes no admission of liability by or other obligation on the Indemnified Party that will not be assumed and performed in full by the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise, or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 12.3.2 (Control of Defense).

12.3.5

Cooperation.  If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each Indemnitee to, cooperate in the defense or prosecution thereof and furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection with such Third Party Claim.  Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any such materials. The Indemnifying Party shall reimburse the Indemnified Party for all its reasonable Out-of-Pocket Costs incurred in connection with such cooperation within [**] after receipt of any invoice therefor.

12.4	Limitation of Liability

.  EXCEPT IN THE CASE OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES (INCLUDING LOST PROFITS OR LOSS REVENUES) ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4

(LIMITATION OF LIABILITY) IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 (INDEMNIFICATION OF APELLIS), SECTION 12.2 (INDEMNIFICATION OF SOBI) SECTION 5.2.6(e) (ASSIGNMENT OF EMA PNH REGULATORY APPROVAL), OR SECTION 5.2.6(g) (ASSIGNMENT OF EMA PNH REGULATORY APPROVAL), OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.6 (EXCLUSIVITY) OR CONFIDENTIALITY OBLIGATIONS UNDER Article 13 (CONFIDENTIALITY).

12.5	Insurance

.

12.5.1

Party Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and consistent with normal business practices of prudent companies similarly situated at all times during which the Products are being clinically tested in human subjects or commercially distributed or sold by such Party pursuant to this Agreement, and the insurance coverage shall in no event be less than (a) prior to the First Commercial Sale of a Product in any country, $[**] per loss occurrence and $[**] in the aggregate, and (b) after the First Commercial Sale in any country, $[**] per loss occurrence and $[**] in the aggregate. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12 (Indemnification).  Each Party shall provide the other Party with written evidence of such insurance upon request. Notwithstanding anything to the contrary herein, Apellis expressly reserves the right to self-insure.

Article 13
Confidentiality

13.1	Confidential Information

.  As used in this Agreement, the term “Confidential Information” means all confidential or proprietary information or materials, whether tangible or intangible, and whether written or oral, provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement (including information exchanged prior to the date hereof in connection with the transactions set forth in this Agreement, and including any “Confidential Information” disclosed by either Party pursuant to the Existing CDA), but Confidential Information will not include any information or materials that:

13.1.1

were already known to the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) at the time of disclosure by or on behalf of the Disclosing Party to the Receiving Party, to the extent such Receiving Party has documentary evidence to that effect;

13.1.2	were generally available to the public or otherwise part of the public domain at the time of disclosure thereof by or on behalf of the Disclosing Party to the Receiving Party;
13.1.3

became generally available to the public or otherwise part of the public domain after disclosure thereof by or on behalf of the Disclosing Party to the Receiving Party, other than as a result of any fault of the Receiving Party or any of its Affiliates or any Third Party to whom the Receiving Party or any of its Affiliates provided such information or materials;

13.1.4

were lawfully disclosed to the Receiving Party by a Third Party who lawfully possessed such information or materials and had no obligation to the Disclosing Party not to disclose such information or materials to others; or

13.1.5

were independently discovered or developed by or on behalf of the Receiving Party without the use of or reference to any Confidential Information belonging to the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect.

Notwithstanding anything to the contrary in the foregoing sentence, but subject to Sections 13.1.2, 13.1.3, and 13.1.4, the Collaboration Know-How shall be deemed the Confidential Information of both Parties, with each Party deemed both the Disclosing Party and the Receiving Party with respect thereto, and neither Party may rely on any exception set forth in Section 13.1.1 or 13.1.5 with respect thereto.

13.2	Use of Confidential Information

.  The Receiving Party shall not use the Disclosing Party’s Confidential Information for any purpose other than in the exercise of its rights or performance of its obligations under this Agreement.

13.3	Know-How.
13.3.1

Apellis and its Affiliates shall continue to protect the confidential Apellis Know-How using the same degree of care and in accordance with the same internal processes and safeguards that it applied to the confidential Apellis Know-How immediately prior to the Effective Date, but in all cases no less than a reasonable degree of care.

13.3.2

Each Party and its Affiliates shall protect the confidential Collaboration Know-How using the same degree of care and in accordance with the same internal processes and safeguards with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.

13.4	Confidentiality Obligations

.   The Receiving Party shall keep confidential all of the Disclosing Party’s Confidential Information using the same degree of care and in accordance with the same internal processes and safeguards with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  The Receiving Party may disclose the Disclosing Party’s Confidential Information:

13.4.1

to such of its and its Affiliates’, (with respect to Apellis) sub/licensees, and (with respect to Sobi) Sublicensees’ respective directors, managers, employees, independent contractors, agents, or consultants who have a need to know such Confidential Information to exercise the Receiving Party’s rights or perform the Receiving Party’s obligations under this Agreement, but the Receiving Party shall, and shall require its Affiliates, (with respect to Apellis) sub/licensees, and (with respect to Sobi) Sublicensees to, advise its and its Affiliates’ and Sublicensees’ directors, managers, employees, independent contractors, agents, or consultants who receive such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 13 (Confidentiality)) that all such directors, managers, employees, independent contractors, agents, and consultants comply with such obligations;

13.4.2

to patent offices in order to seek or obtain Patent Rights in accordance with this Agreement or to Regulatory Authorities in order to seek or obtain approval to conduct Clinical Trials or other clinical studies or to gain Regulatory Approval or Reimbursement Approval with respect to Products in accordance with this Agreement, but any such disclosure may be made only following reasonable notice to the Disclosing Party and to the extent reasonably necessary to seek or obtain such Patent Rights, Regulatory Approvals, or Reimbursement Approvals (and, to the extent permitted by Applicable Law, the Receiving Party shall use reasonable efforts to obtain confidential treatment of such Confidential Information);

13.4.3

to the extent such disclosure is reasonably necessary to comply with Applicable Law, but, to the extent permitted by Applicable Law, the Receiving Party shall give reasonable advance written notice of such disclosure to the Disclosing Party to permit the Disclosing Party sufficient opportunity to, and, at the Disclosing Party’s reasonable request and sole expense, shall assist the Disclosing Party to, object to such disclosure or to take measures to ensure confidential treatment of such information, including seeking a protective order or other appropriate remedy;

13.4.4

without limiting Section 13.4.3 (Confidentiality Obligations), as required by the NASDAQ regulations or any listing agreement with or rules of a national securities exchange, in which case the Receiving Party shall provide the Disclosing Party with at least [**] notice unless otherwise not practicable or permissible under Applicable Law or under applicable regulations of, agreement with, or rules of a national securities exchange, but in any event no later than the time that the disclosure required by such NASDAQ regulations or listing agreement is made, but, to the extent permitted by Applicable Law and applicable regulations of, agreement with, or rules of a national securities exchange, the Receiving Party shall use reasonable efforts to ensure confidential treatment of such information; or

13.4.5

to counterparties to the Existing Agreements or Collaboration In-Licenses to the extent required under the terms of such Existing Agreements or Collaboration In-Licenses, to bona fide actual or potential (with respect to Sobi) Sublicensees or (with respect to Apellis) sub/licensees or Subcontractors, or to bona fide actual or potential investors or acquirors, in each case pursuant to customary confidentiality agreements containing terms no less protective of the Confidential Information than are those set forth in this Article 13 (Confidentiality); or

13.4.6

as reasonably necessary to issue press releases alerting the public to the status of Development or Commercialization of any Product, as long as such press releases are made in accordance with the Receiving Party’s standard practices with respect to such press releases and, unless such Party reasonably determines that such inclusion is required by Applicable Law or applicable regulations of, agreement with, or rules of a national securities exchange or such information has previously been made public by or on behalf of Apellis or its Affiliates, do not include any Confidential Information of the Disclosing Party, any confidential Apellis Know-How, or any confidential Collaboration Know-How which has not previously been made public in accordance with this Agreement or otherwise by agreement of the Parties, but such Party shall, to the extent such Party reasonably determines that it is in compliance with Applicable Law and applicable regulations of, agreement with, and rules of a national securities exchange, provide a copy of such press release to the other Party for such other Party’s review at least [**] prior to the issuance of such press release and consider in good faith any timely and reasonable comments provided by such other Party.

13.5	Notification

.  The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, and shall cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

13.6	Publicity; Filing of this Agreement

.

13.6.1

The press release to be issued in connection with the transactions hereunder is set forth on Schedule 13.6 (Press Release).  Except as otherwise provided in this Section 13.6 (Publicity; Filing of this Agreement), each Party shall maintain the confidentiality of all provisions of this Agreement, and, without the prior written consent of the other Party, neither Party nor any of either Party’s respective Affiliates shall make any press release or other public announcement regarding this Agreement, or otherwise disclose the provisions of this Agreement to any Third Party.

13.6.2	Notwithstanding Section 13.6.1 (Publicity; Filing of this Agreement), each Party may summarize or disclose the provisions of this Agreement, as reasonably necessary:
(a)

to those of its directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, and agents whose duties reasonably require them to have access to such provisions, as long as such directors, officers, employees, accountants, attorneys, underwriters, lenders and other financing sources, advisors, and agents are required to maintain the confidentiality of such provisions;

(b)

as required by the NASDAQ regulations or any listing agreement with or rules of a national securities exchange, in which case the disclosing Party shall provide the non-disclosing Party with at least [**] notice unless otherwise not practicable or permissible under Applicable Law or under applicable regulations of, agreement with, or rules of a national securities exchange, but in any event no later than the time that the disclosure required by such NASDAQ regulations or listing agreement is made, but to the extent permitted by Applicable Law and applicable regulations of, agreement with, or rules of a national securities exchange, the disclosing Party shall use reasonable efforts to ensure confidential treatment of such information;

(c)

as may be required by Applicable Law (including any rule or regulation promulgated by the U.S. Securities and Exchange Commission), in which case the disclosing Party shall, to the extent permitted by Applicable Law and applicable regulations of, agreement with, or rules of a national securities exchange, provide the non-disclosing Party with prompt advance notice of such disclosure and cooperate with the non-disclosing Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange Commission;

(d)	by filing the press release set forth on Schedule 13.6 (Press Release), or by filing a report on Form 8-K along with a copy of this Agreement in redacted form;
(e)	as required under the terms of the Existing Agreements or Collaboration In-Licenses, in each case pursuant to customary confidentiality agreements containing terms no less protective of the Confidential Information than are those set forth in this Article 13 (Confidentiality); or
(f)	as has been previously permitted by the other Party.

A Party may publicly disclose, without regard to the preceding requirements of this Section 13.6 (Publicity; Filing of this Agreement), any information that was previously publicly disclosed pursuant to this Section 13.6 (Publicity; Filing of this Agreement).

13.7	Publication

.  Within [**] after the formation of the JMC, the JMC shall agree on a plan (a “Publication Plan”) setting forth the strategy, procedures, and rules governing academic, scientific, medical, and other publications and presentations that contain or refer to the Apellis Technology or Sobi Technology (for the avoidance of doubt, including any Joint Technology), or otherwise relate to any Compound or Product, or any Exploitation thereof (other than any publication or presentation that relates to any Non-Systemic Ophthalmology Product, but does not specifically relate any Product) (each, a “Publication”). Neither Party may publish any Publication except in accordance with the Publication Plan. For the avoidance of doubt, nothing in this Section 13.7 (Publication) limits Apellis’ right to publish any publication or presentation that relates to any Non-Systemic Ophthalmology Product and does not specifically relate to any Product.

13.8	Use of Names

.

13.8.1

Party Names. Except as otherwise set forth in this Agreement or as required under Applicable Law or applicable regulations of, agreement with, or rules of a national securities exchange, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release, or other public document without the written consent of such other Party, which consent will not be unreasonably withheld; except that, subject to Section 13.6 (Publicity; Filing of this Agreement), either Party may use the name of the other Party in any document required to be filed with any Governmental Authority, including the Securities and Exchange Commission.

13.8.2

Use of Penn’s Name. Except as otherwise set forth in this Agreement or as required under Applicable Law or applicable regulations of, agreement with, or rules of a national securities exchange, Sobi and its Affiliates, Sublicensees, Subcontractors, employees, and agents may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. For clarity, notwithstanding the foregoing, Sobi and its Affiliates, Sublicensees, Subcontractors, vendors, and manufacturers shall have the right to mark the Products and packaging thereof with relevant patent numbers

13.9	Survival

.  The obligations and prohibitions contained in this Article 13 (Confidentiality) as they apply to Confidential Information will survive any expiration or termination of this Agreement for a period of [**].

Article 14
Term and Termination

14.1	Term

.  This Agreement will become effective on the Effective Date and, unless earlier terminated pursuant to this Article 14 (Term and Termination), will remain in effect until it expires (a) on a

Product-by-Product and country-by-country basis, upon the expiration of the Royalty Term for such Product in such country and (b) in its entirety, upon the expiration of all Royalty Terms for all Products in all countries in the Sobi Territory (the “Term”).

14.2	Termination for Breach

.

14.2.1

Breach by Apellis.  In the event of a material breach of this Agreement by Apellis, which material breach remains uncured for [**] measured from the date of Apellis’ receipt of written notice of such material breach from Sobi that identifies the material breach in reasonable detail, without prejudice to Section 17.6 (Remedies), Sobi may either (a) terminate this Agreement in its entirety by written notice of termination to Apellis or (b) elect to continue this Agreement, initiate arbitration against Apellis for damages and offset from Sobi’s payment obligations hereunder one hundred percent (100%) of all damages assessed in accordance with Section 16.5 (Arbitration).

14.2.2	Breach by Sobi.
(a)

In the event of a material breach of this Agreement by Sobi, which material breach remains uncured for [**] (or, subject to Section 9.8 (Late Payments), [**] in the case of Sobi’s payment obligations under this Agreement) measured from the date of Sobi’s receipt of written notice of such material breach from Apellis that identifies the material breach in reasonable detail, without prejudice to Section 17.6 (Remedies), Apellis may terminate this Agreement in its entirety by written notice of termination to Sobi, but, if such breach is not susceptible of cure within such [**] cure period even with the use of Commercially Reasonable Efforts, Apellis’ right to terminate shall be suspended if and for so long as Sobi has provided to Apellis a reasonable written plan, calculated to effect a cure of such breach, and commits to and is diligently performing such plan.

(b)

In the event of a material breach by Sobi of Section 4.3 (Development Diligence Obligations) or Section 6.2 (Commercialization Diligence Obligations) with respect to Sobi’s obligation to use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for, and Commercialize a Product for PNH and ALS in any of China, Japan, Brazil, or Canada, which remains uncured for [**] measured from the date of Sobi’s receipt of written notice of such material breach from Apellis that identifies the material breach in reasonable detail, without prejudice to Section 17.6 (Remedies), Apellis may terminate this Agreement with respect to such country by written notice of termination to Sobi, but, if such breach is not susceptible of cure within such [**] cure period even with the use of Commercially Reasonable Efforts, Apellis’ right to terminate shall be suspended if and for so long as Sobi has provided to Apellis a reasonable written plan, calculated to effect a cure of such breach, and commits to and is diligently performing such plan. When determining the timing and order of Commercial launch of a given Product and Indication in each Major Market, Sobi may reasonably take into account reference pricing strategy, and, when Sobi determines the timing and order of Development activities and the level of efforts to obtain Regulatory Approval for such Product, Sobi may take into account current status of Development activities in other countries, status of Regulatory Approval with EMA, FDA, and other Regulatory Authorities, requirements for local Manufacturing in the applicable country(ies), competitiveness of Third Party products, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive market conditions and the profitability of the Product in light of pricing and reimbursement issues, reference Regulatory Approval strategy and reference pricing and reimbursement strategy.

14.3	Termination for Patent Challenge

.  If (a) Sobi or any of its Affiliates challenges the validity, scope, or enforceability of, or otherwise opposes, any Apellis Patent Right in any action or proceeding, other than as may be necessary or reasonably required to assert a defense, cross-claim, or counter-claim in an action or proceeding asserted by Apellis or any of its Affiliates or other sub/licensees or the counterparty to an Upstream Agreement or their licensees or assignees against Sobi or any of its Affiliates or Sublicensees, or to respond to a court request or order or administrative agency request or order, (each such challenge, a “Challenge”) or (b) any of Sobi’s Sublicensees participates in a Challenge and Sobi does not terminate its sublicense with such Sublicensee upon written notice from Apellis, Apellis shall have the right to terminate this Agreement upon [**] written notice unless Sobi or its applicable Affiliate or Sublicensee has filed a motion to dismiss with prejudice such action or caused such action to be dismissed with prejudice within [**] following receipt of such notice. Notwithstanding the foregoing, none of the following activities shall be a Challenge and Apellis shall not have a right to terminate this Agreement under this Section 14.3 (Termination for Patent Challenge) with respect to: (a) any actions undertaken by an Affiliate of Sobi that first becomes such an Affiliate as a result of an acquisition of all or any part of Sobi or any of its Affiliates, where such new Affiliate was participating in the Challenge prior to such acquisition; (b) situations where Sobi or its Affiliate or Sublicensee is to participate in a challenge to the validity, scope, or enforceability of, or otherwise oppose, any Apellis Patent Right pursuant to a subpoena or court order or participates in a proceeding that is initiated by a patent office and not at the instigation of Sobi or any of its Affiliates or Sublicensees.  For clarity, this Section 14.3 (Termination for Patent Challenge) shall not apply to arguments made by Sobi or its Affiliates or Sublicensees that distinguish the inventions claimed in an Apellis Patent Right from those claimed in the patent applications owned or controlled by Sobi or any of its Affiliates or Sublicensees in the ordinary course of ex parte prosecution of such patent applications.

14.4	Termination for Insolvency

.  To the extent permitted by Applicable Law, either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; except that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if such other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [**] after the filing thereof.

14.5	Termination by Sobi for Convenience

.  At any time after the earlier of (a) the second anniversary of the Effective Date or (b) receipt of the first Regulatory Approval for the first Product in any Major European Country, Sobi may terminate this Agreement in its entirety, at its sole discretion and for any or no reason, upon ninety (90) days’ prior written notice to Apellis.

Article 15
Effects of eXPIRY AND Termination

15.1	Effects of Expiration

.  Upon any expiration (but not earlier termination) of this Agreement, each Receiving Party shall return or destroy all documents, tapes, and other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or any of its directors, managers, employees, independent contractors, agents, or consultants; except that (a) nothing herein will require the destruction or deletion of back-up media made in the ordinary course of business and not accessible in the ordinary course of business, as long as the

Receiving Party does not access, and ensures that no other Person may access, any of the Disclosing Party’s Confidential Information on any such back-up media; (b) the Receiving Party may keep one (1) copy of the Disclosing Party’s Confidential Information in the legal department files of the Receiving Party, solely for archival purposes, but such archival copy will be deemed to be the property of the Disclosing Party, and will continue to be subject to the provisions of Article 13 (Confidentiality) indefinitely and (c) Sobi shall not be obliged to return or destroy any documents, tapes, and other media containing Apellis Know-How or Collaboration Know-How and Apellis shall not be obligated to return or destroy any documents, tapes and other media containing Collaboration Know-How.

15.2	Effects of Termination.

  Upon any termination of this Agreement, in its entirety or with respect to any given country(ies), in addition to, and without affecting, any other rights or remedies that the terminating Party may have, whether under statute, common law, or otherwise, the following provisions shall take effect, either with respect to all countries in the world (in the event of a termination of this Agreement in its entirety) or with respect to the terminated country(ies) (in the event of a termination of this Agreement with respect to one (1) or more country(ies)) (the “Terminated Territory”):

15.2.1	Licenses. All licenses granted by Apellis to Sobi under this Agreement in the Terminated Territory shall terminate in their entirety.
15.2.2	Reversion License.
(a)

Sobi (i) hereby grants to Apellis, effective upon the termination of this Agreement in the Terminated Territory, an exclusive, freely sublicensable (through multiple tiers), royalty-bearing (solely as set forth in as set forth below in this Section 15.2.2(a) (Reversion License)), perpetual, irrevocable license under the Sobi Technology and (ii) shall, at Apellis’ written request, negotiate with Apellis in good faith a non-exclusive, freely sublicensable (through multiple tiers), royalty-bearing license under any Sobi Intellectual Property (other than the Sobi Technology) that is necessary or useful to Exploit Products (as such Products exist as of the effective date of termination) in the Terminated Territory (all Sobi Technology and other Intellectual Property licensed under clauses (i) and (if applicable) (ii), collectively, the “Reversion Technology”) to Exploit the Products in the Terminated Territory. If Apellis elects in writing to obtain a royalty-bearing license as described in clause (ii) above, the Parties will discuss in good faith via their respective Executive Officers to agree on the extent of such license and an equitable royalty payable by Apellis to Sobi to reflect the value of the applicable Sobi Intellectual Property upon the effective date of such termination.  Solely in the event that, following a Change of Control of Apellis, this Agreement is terminated by Sobi for Apellis’ or its successor’s material breach of this Agreement pursuant to Section 14.2.1 (Breach by Apellis), then Apellis’ license to the Sobi Technology under Section 15.2.2(a)(i) (Reversion License) shall bear a royalty of [**] percent ([**]%) of “Net Sales,” as defined in this Agreement, mutatis mutandis, in the Terminated Territory in a manner analogous to that set forth in Section 9.5 (Royalty Payments) (except that Section 9.5.3(b) (Royalty Reduction) and Section 9.5.4 (Expiration of Royalty Term) shall not apply) and Sections 9.7 (Taxes and Withholding) through 9.12 (Financial Audits), mutatis mutandis, with the term of such royalty for the Products in each country being ten (10) years from the later of (a) the effective date of termination and (b) the date of First Commercial Sale of the first Product in such country. For clarity, any Sobi

Technology or other Intellectual Property resulting from Sobi’s Unilateral Development Activities shall only be included in the Reversion Technology if Apellis opts to obtain rights therefore in accordance with Section 4.4.4(b)(iii) (Buy-In).

(b)

APELLIS AGREES AND ACKNOWLEDGES THAT THE LICENSE OF THE REVERSION TECHNOLOGY UNDER THIS SECTION 15.2.2 (REVERSION LICENSE) AND APELLIS’ AND ITS AFFILIATES’ AND ITS AND THEIR SUBLICENSEES’ USE OF THE REVERSION TECHNOLOGY IS PROVIDED ON AN “AS-IS” BASIS AND THAT ALL WARRANTIES, REPRESENTATIONS AND CONDITIONS WHETHER ORAL, WRITTEN, EXPRESS OR IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF QUALITY, FITNESS FOR PURPOSE, VALIDITY OF ANY PATENTS OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS) ARE EXPRESSLY EXCLUDED AND SPECIFICALLY DISCLAIMED, TO THE EXTENT PERMITTED BY APPLICABLE LAW.

(c)

Apellis shall pay Sobi for Apellis’ pro rata share of any in-licensor payments associated with Apellis’ Exploitation of any Product or Non-Systemic Ophthalmology Product pursuant to any sublicense under Sobi’s upstream licenses included in the Reversion Technology.

15.2.3

Development Costs. Sobi shall pay its pro rata share of Development Costs it committed to prior to notice of termination until the earlier of (a) [**] following the effective date of termination and (b) wind-down or transfer to Apellis of the relevant activity for which the Development Costs were incurred.

15.2.4

Report. Within [**] after such termination, Sobi shall provide to Apellis a fair and accurate summary report of the status of the Development, Commercialization, Medical Affairs, and Manufacturing activities conducted by Sobi with respect to the Products in the Terminated Territory.

15.2.5	Trademarks. Sobi shall transfer and assign to Apellis all rights, title, and interests in and to the Product Trademarks in the Terminated Territory.
15.2.6

Regulatory Affairs. Sobi shall, as soon as reasonably practicable, transfer and assign to Apellis all Regulatory Data, Regulatory Submissions, Reimbursement Submissions, Regulatory Approvals, and Reimbursement Approvals with respect to the Products in the Terminated Territory. Sobi may retain a copy of such Regulatory Data, Regulatory Submissions, Reimbursement Submissions, Regulatory Approvals, and Reimbursement Approvals for its records.

15.2.7

Ongoing Clinical Trials. Solely in the event of a termination of this Agreement in its entirety, with respect to each Clinical Trial for any Product that is ongoing on the effective date of termination, the Parties shall (to the extent applicable) use Commercially Reasonable Efforts to transition full responsibility for, and control of, such Clinical Trial to Apellis, and Sobi shall remain responsible for its applicable share of all cost and expenses (including any Shared Development Costs) with respect to such Clinical Trial until full responsibility for, and control of, such Clinical Trial has been transitioned to Apellis.

15.2.8	Inventory.
(a)

Without limiting Sobi’s obligations under Section 15.2.6 (Regulatory Affairs), in the event of a termination of this Agreement in its entirety, or with respect to any given country(ies),  Sobi will have the right, but not the obligation, for [**] following the effective date of such termination to sell any remaining inventory of Product for the Terminated Territory then owned by and in the possession of Sobi or its Affiliates, as long as Sobi continues to make milestone and royalty payments under Article 9 (Payments) in respect of the Net Sales resulting from sales of such inventory.

(b)

Following the [**] period specified in Section 15.2.8(a) (Inventory), or at Sobi’s request, solely in the event of a termination of this Agreement in its entirety, Apellis shall have the option, exercisable within [**] following the effective date of termination, to obtain inventory of the Products then owned by and in the possession of Sobi or its Affiliates at a price equal to, as applicable, the amount Sobi paid Apellis for such inventory or Sobi’s Manufacturing Costs for such inventory. If Apellis exercises the option set forth in the preceding sentence, then Sobi shall grant, and hereby does grant, effective on the exercise of such option, a royalty-free right and license to use any trademarks, names, and logos of Sobi appearing on such inventory of the applicable Products for a period of [**] solely to permit the orderly sale of such inventory, subject to Apellis meeting reasonable quality control standards imposed by Sobi on the use of such trademarks, names, and logos, which will be consistent with the standards used by Sobi prior to such termination.

(c)

APELLIS AGREES AND ACKNOWLEDGES THAT ANY INVENTORY ACQUIRED UNDER SECTION 15.2.8(b) (INVENTORY) IS PROVIDED ON AN “AS-IS” BASIS AND THAT ALL WARRANTIES, REPRESENTATIONS, AND CONDITIONS, WHETHER ORAL, WRITTEN, EXPRESS, OR IMPLIED BY STATUTE, COMMON LAW, OR OTHERWISE (INCLUDING ANY IMPLIED WARRANTIES OF QUALITY OR FITNESS FOR PURPOSE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS) ARE EXPRESSLY EXCLUDED AND SPECIFICALLY DISCLAIMED, TO THE EXTENT PERMITTED BY APPLICABLE LAW.

15.2.9

Manufacturing.  Solely in the event of a termination of this Agreement in its entirety, to the extent that Sobi was using a Third Party manufacturer to Manufacture any Compounds or Products immediately prior to such termination, at Apellis’ written request, to the extent permitted by the terms of any applicable contract with such Third Party manufacturer and to the extent such contract exclusively relates to the Compounds or Products, Sobi shall use Commercially Reasonable Efforts to assign to Apellis the manufacturing agreements with such Third Party with respect to the Compounds and Products.

15.2.10

Prosecution. Sobi shall, if applicable, provide reasonable assistance to Apellis and reasonable cooperation in connection with the transition of Prosecution, defense, and enforcement responsibilities to Apellis with respect to the Apellis Technology (for the avoidance of doubt, including any Joint Technology) then being Prosecuted, defended, or enforced by Sobi in the Terminated Territory, including execution of such documents as may be reasonable necessary to effect such transition.

15.2.11

Post-Termination Confidentiality Obligations. Solely in the event of a termination of this Agreement in its entirety, Sobi shall return or destroy all documents, tapes, or other media containing Confidential Information of Apellis that remain in the possession of Sobi or its directors, managers, employees, independent contractors, agents, or consultants; except that (a) nothing herein will require the destruction or deletion of back-up media made in the ordinary course of business and not accessible in the ordinary course of business, as long as Sobi does not access, and ensures that no other Person may access, any of Apellis’ Confidential Information on any such back-up media and (b) Sobi may keep one (1) copy of Apellis’ Confidential Information in Sobi’s legal department files, solely for archival purposes, but such archival copy will be deemed to be the property of Apellis, and will continue to be subject to the provisions of Article 13 (Confidentiality) indefinitely.

15.2.12

Upstream Payments. Notwithstanding anything to the contrary in this Agreement, Apellis shall be solely responsible for any payments that become owed under any Upstream Agreement with respect to the Exploitation of any Product in the Terminated Territory following the applicable termination and shall be responsible for complying with all terms of the Upstream Agreements related to such Exploitation of Products in the Terminated Territory following such termination.

15.3	Committees

. Upon termination or expiration of this Agreement for any reason, all Committees shall be immediately dissolved.

15.4	Transition.

  Upon termination or expiration of this Agreement for any reason, the Parties will cooperate in good faith to effect a smooth transition of any Development or Commercialization activities as soon as reasonably practicable.

15.5	Accrued Rights

.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination or expiration.  Termination or expiration of this Agreement for any reason will not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

15.6	Sublicenses

.  Upon the termination of this Agreement pursuant to Section 14.2 (Termination for Breach), Section 14.3 (Termination for Patent Challenge), or Section 14.4 (Termination for Insolvency), at each Sublicensee’s request, Apellis shall grant to such Sublicensee a direct license on the terms set forth in this Agreement, provided that (a) such Sublicensee is not then in default of its sublicense agreement and not the cause of Licensee’s material breach hereunder, (b) such terms shall include an obligation to pay royalties at a rate which is the greater of the royalty rate set forth in this Agreement and that set forth in the relevant sublicense, and any country-specific regulatory milestones applicable to such sublicense calculated in the same manner as set forth in Section 9.3 (Development Milestones) of this Agreement, and (c) unless otherwise agreed by Apellis, the terms of such direct license shall not require Apellis to undertake any obligations to the Sublicensee beyond the grant of the direct license. For clarity, nothing in this Section 15.6 (Sublicenses) shall be interpreted as requiring the survival of any of Sobi’s obligations under this Agreement following termination, which shall be governed solely by Section 15.7 (Survival).

15.7	Survival

.  Notwithstanding any provision to the contrary set forth in this Agreement, the following provisions will survive any expiration or termination of this Agreement: Article 1 (Definitions), Article 15 (Effects of Termination), Article 16 (Dispute Resolution), and Article 17 (Miscellaneous), and Sections 2.1.2(c) (License Grants to Apellis), 2.2.1 (No Implied Licenses; Retained Rights), 2.2.2 (No Implied Licenses; Retained Rights), 2.8 (Section 365(n) of the

Bankruptcy Code), 4.10.1 (General) (only until the expiry of the period required by Applicable Law), 5.2.6(e) (Assignment of EMA PNH Regulatory Approval), 5.2.6(g) (Assignment of EMA PNH Regulatory Approval), 5.4 (Adverse Event Reporting) (until the longer of the expiry of the period required by Applicable Law and the expiry or earlier termination of the SDEA), 6.10.1 (General) (only until the expiry of the period required by Applicable Law), 9.12.1 (Records Retention) (only for the period stated therein), 10.1 (Ownership), 10.6 (35 U.S.C. § 102(c)), 11.7 (No Other Representations or Warranties), 12.1 (Indemnification by Apellis), 12.2 (Indemnification by Sobi), 12.3 (Indemnification Procedures), 12.4 (Limitation of Liability), 13.9 (Survival) (including the provisions referenced therein for the time period specified therein).  Except as set forth in this Section 15.7 (Survival) or otherwise expressly set forth herein, upon termination or expiration of this Agreement, all other rights and obligations of the Parties will cease.

Article 16
Dispute Resolution

16.1	Governing Law

.  This Agreement, and all claims arising under or in connection therewith, will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

16.2	Disputes

.  Except as otherwise expressly set forth in this Agreement, disputes of any nature arising under, relating to, or in connection with this Agreement (except for disputes arising at or referred to the JEC pursuant to Article 3 (Governance), which will be resolved in accordance with Section 3.7 (Decisions of the Committees)) will be resolved pursuant to this Article 16 (Dispute Resolution).

16.3	Resolution by Executive Officers

.  With respect to all disputes, claims, or controversies arising out of or in connection with this Agreement that do not involve a failure to reach agreement on a matter reserved for decision by a Committee while the Committees remain in existence, including any alleged failure to perform under, or breach of, this Agreement, or any issue relating to the formation, existence, validity, enforceability, performance, interpretation, breach, termination, or application of this Agreement (“Disputes”), if the Parties are unable to resolve such Dispute within [**] after such Dispute is first identified by either Party in writing to the other, then the Parties will refer such Dispute to the Executive Officers of each Party.  The Executive Officers of both Parties will meet to attempt to resolve such Dispute.  Such resolution, if any, of a referred issue will be final and binding on the Parties. All negotiations pursuant to this Article 16 (Dispute Resolution) are confidential and will be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the Executive Officers cannot resolve such Dispute within [**] after either Party requests such a resolution in writing, then such Dispute shall be resolved as set forth in Section 16.5 (Arbitration).

16.4	Neutral Safety Committee

.  If the JEC does not approve an Additional Development Proposal because one Party has a reasonable, good faith concern that the proposed Additional Global Development Activities raise material safety or scientific concerns, then, at the Proposing Party’s request, the Parties agree to submit such matter to a committee of three (3) Qualified Safety Experts (each and every such committee of three Qualified Safety Experts, a “Neutral Safety Committee”) appointed as provided in this Section 16.4 (Neutral Safety Committee) to determine whether the proposed Additional Development Activities raise material safety or scientific concerns for the Development or Commercialization of any Product. Within [**] following any such request for a Neutral Safety Committee, each of Sobi and Apellis shall nominate a Qualified Safety Expert to participate on the applicable Neutral Safety Committee and, if the Parties are unable to agree upon a third Qualified Safety Expert for such Neutral Safety Committee within [**] following such request for a Neutral Safety Committee, then the initial two (2) Qualified Safety Experts shall select such third Qualified Safety Expert. Each Neutral Safety Committee shall act as follows: (a) each Qualified Safety Expert (and the Neutral Safety Committee as a whole) shall act as an expert and not as an arbitrator; (b) each decision of the Neutral Safety Committee shall be by majority vote of the three (3) Qualified Safety Experts; and (c) the decision of the Neutral Safety Committee is, in the absence of fraud or manifest error, final and binding on the Parties. The costs and expenses of any Neutral Safety Committee shall be shared fifty percent (50%)/fifty percent (50%) by the Parties, and each Party shall pay its share of such costs and expenses within [**] after receipt of any invoice therefor.

16.5	Arbitration

.  Subject to Section 16.5.1 (Baseball Arbitration) and Section 16.5.2 (Intellectual Property Disputes), all Disputes arising out of or in connection with this Agreement that are not resolved in accordance with Article 3 (Governance), Section 16.3 (Resolution by Executive Officers), or Section 16.4 (Neutral Safety Committee) and are not subject to a Party’s final decision-making authority in accordance with Article 3 (Governance) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules.  The language of the arbitration shall be English.  The place of arbitration shall be New York, New York.  The arbitrators shall award to the prevailing party, if any, as determined by the arbitrator(s) its reasonable attorneys’ fees and costs.  Judgment on an award may be entered in any court having jurisdiction thereof.  The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

16.5.1	Baseball Arbitration.

  In respect of a matter that requires resolution via baseball arbitration the following additional procedure shall apply:

(a)

Within [**] after the appointment of the arbitrators, each Party will provide the arbitrators with a proposal and written memorandum in support of its position regarding the Dispute, as well as any documentary evidence it wishes to provide in support thereof (not to exceed [**]) (each a “Proposal”) and the arbitrators will provide each Party’s Proposal to the other Party after it receives it from both Parties.

(b)

Within [**] after a Party submits its Proposal, the other Party will have the right to submit a rebuttal memorandum (not to exceed [**]), if any, to the arbitrators and the other Party. If requested by the arbitrators, the Parties will make oral submissions to the arbitrators based on such Party’s Proposal.

(c)

Within [**] after the receipt by the arbitrators of both Parties’ written submissions (or expiration of the [**] period if any Party fails to submit a response), the arbitrators will issue a final award in writing, stating their reasoning, provided that the arbitrators will select one of the Parties’ Proposals. The decision of the arbitrators will be the sole, exclusive, binding and non-appealable remedy between them regarding the dispute referred to baseball arbitration.

16.5.2	Intellectual Property Disputes.

  Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall not be subject to arbitration, but shall instead be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such Patent Right was issued or, if not issued, in which the underlying patent application was filed, and any dispute between the Parties relating to the ownership or inventorship of any Patent Right shall not be subject to arbitration, but shall instead be submitted to a federal district court of competent jurisdiction located in New York, New York.

16.6	Equitable Remedies

.  Notwithstanding any provision to the contrary set forth in this Agreement, the Parties each stipulate and agree that (a) any breach of this Agreement will cause irrevocable harm for which monetary damages would not provide a sufficient remedy; and (b) in such case of such breach of this Agreement, the non-breaching Party will be entitled to equitable relief, including, as applicable, specific performance, temporary or permanent restraining orders, preliminary injunction, permanent injunction, or other equitable relief, without the posting of any bond or other security, from the arbitrators or any court of competent jurisdiction.

Article 17
Miscellaneous

17.1	Assignment

.  Neither this Agreement nor any interest hereunder will be assignable or delegable by either Party without the prior written consent of the other Party, except as follows: (a) a Party may, subject to the terms of this Agreement, assign its rights and delegate its obligations under this Agreement in whole to its successor-in-interest in connection with the sale of all or substantially all of its assets to which this Agreement specifically relates, whether in a merger, acquisition, or similar transaction or series of related transactions, as long as (i) such sale is not primarily for the benefit of its creditors and (ii) such successor-in-interest agrees in writing to be bound by the terms and conditions of this Agreement; and (b) a Party may assign its rights and delegate its obligations under this Agreement to any of its Affiliates, as long as, in each case ((a) and (b)), such assigning Party remains liable for all of its rights and obligations under this Agreement.  This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement.  Any assignment not in accordance with this Section 17.1 (Assignment) will be null, void, and of no legal effect.

17.2	Entire Agreement; Amendment

.  This Agreement and the DTPA do, and, when negotiated and entered into, the SDEA, Supply Agreement, and Quality Agreement will, collectively, set forth  the entire agreement between the Parties, and supersede all previous and contemporaneous negotiations, representations, or agreements, written or oral, regarding the subject matter hereof and thereof. Any other express or implied agreements, understandings, negotiations, writings, or commitments, either oral or written, with respect to the subjects and licenses hereunder and thereunder are superseded by the terms of this Agreement and the DTPA, and, when negotiated and entered into, the SDEA, Supply Agreement, and Quality Agreement, including the Existing CDA, which is hereby terminated effective as of the Effective Date. This Agreement may be amended only by an instrument in writing duly executed on behalf of all of the Parties. In case of inconsistencies between this Agreement and any Schedule hereof, the terms of this Agreement will prevail unless the Parties agree explicitly that the Schedule should prevail.

17.3	Force Majeure

.  If the performance of any part of this Agreement by a Party is prevented, restricted, interfered with, or delayed by an occurrence beyond the control of such Party (and which did not occur as a result of such Party’s financial condition, negligence, or fault), including fire, earthquake, flood, embargo, power shortage or failure, acts of war or terrorism, insurrection, riot, lockout or other labor disturbance, governmental acts or orders or restrictions (even if foreseeable as a result of the COVID-19 pandemic), pandemic (including COVID-19, even though foreseeable), or other acts of God, such Party shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, but the affected Party shall use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.  Without limiting the foregoing, when such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

17.4	Costs and Expenses.

  Except as otherwise expressly set forth in this Agreement, each Party shall bear its own costs and expenses in performing its obligations under this Agreement.

17.5	Waiver

.  The failure of either Party to require performance by the other Party of any of such other Party’s obligations under this Agreement will in no manner affect the right of such Party to enforce the same at a later time.  No waiver by any Party of any condition, or of the breach of any provision, term, representation, or warranty contained in this Agreement, will be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or of any other condition or of the breach of any other provision, term, representation, or warranty hereof.

17.6	Remedies

.  The remedies provided in this Agreement are not exclusive and a Party suffering from a breach or default of this Agreement may pursue all other available remedies, both legal and equitable, alternatively, or cumulatively.

17.7	Severance

.  If any provision or portion thereof in this Agreement is for any reason invalid, illegal, or unenforceable, then the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity, and enforceability to the greatest extent possible.  In any such event, this Agreement will be construed as if such provision or portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law unless doing so would have the effect of materially altering the rights and obligations of the Parties, in which event, this Agreement may be terminated by mutual written agreement of the Parties.

17.8	Notices

.  All notices that are required or permitted hereunder will be in writing and sufficient if delivered by internationally-recognized overnight courier, addressed as follows (with a courtesy copy sent by email, which will not constitute notice):

If to Apellis:	Apellis Pharmaceuticals, Inc.
APL Del Holdings, LLC
100 5th Avenue
Waltham, MA 02451
USA
Attn: David Watson, General Counsel

With a copy to:	Apellis Switzerland GmbH

Zählerweg 10, 6300 Zug

Switzerland

Attn: Managing Director

With a copy to:	WilmerHale 60 State Street Boston, MA 02109

USA
Attn: Steven D. Barrett

If to Sobi:	Swedish Orphan Biovitrum AB (publ)
SE-112 76 Stockholm, Sweden
Attn: General Counsel

With a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attn: Steve Chinowsky, Frances Stocks Allen Email: steve.chinowsky@lw.com, frances.stocks.allen@lw.com or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith.  Any such notice will be deemed to have been given on the third Business Day after dispatch.

17.9	Relationship of the Parties, No Rights of Third Parties

.  Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties.  No Party will incur any debts or make any commitments for the other.  Neither Apellis, on the one hand, nor Sobi, on the other hand, shall have the authority to make any statements, representations or commitments of any kind or to take any action that will be binding on the other Party without the prior written consent of the other Party to do so.  All individuals employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party.  There are no express or implied third party beneficiaries hereunder.

17.10	Relationship of the Apellis Entities.
17.10.1

Each undersigned Apellis entity acknowledges that Apellis GmbH shall act as Apellis’ designated representative and to represent each Apellis entity, as may be relevant or necessary, for the purposes contemplated by this Agreement. Each Apellis entity hereby irrevocably agrees that it shall be bound by any steps or actions taken or any agreement entered into by Apellis GmbH acting in accordance with this Agreement.

17.10.2

Sobi shall (a) be entitled to deal exclusively with Apellis GmbH on all matters relating to this Agreement (with respect to matters regarding Apellis) and (b) have the right to rely, without independent investigation or verification, upon all decisions, communications or writings made, given or executed by Apellis GmbH (with respect to matters regarding Apellis) and actions taken or omitted to be taken by Apellis GmbH pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each Apellis entity as if such entity had taken such action or omitted to take action. Each Apellis entity agrees not to institute any action, proceeding or claim against Sobi or its Affiliates alleging that Apellis GmbH did not have the authority to act on behalf of each Apellis entity in connection with any such action, omission or execution. No modification or revocation of this authorization (that is granted by the Apellis entities to Apellis GmbH to serve as Apellis’ representative in this Agreement) shall be effective as against Sobi or its Affiliates.

17.10.3

Each Apellis entity hereby agrees and acknowledges that each of Apellis GmbH, Apellis Inc. and APL DEL Holdings LLC (or any successor to APL DEL Holdings LLC) shall be jointly and severally liable hereunder for any obligation, liability, act or omission of any Apellis entity, including those set forth in Section 5.2.6(g) (Assignment of the EMA PNH Regulatory Approval) and Section 12.1 (Indemnification by Apellis).

17.11	Interpretation

.  Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes,” “including,” and “e.g.” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein or therein), (e) any reference herein to any Person will be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals, and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties, or any Committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent, or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule, or regulation, or article, section, or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule, or regulation, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” (l) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”); and (m) the captions to the Sections hereof are not a part of this Agreement and shall not be used to inform interpretation of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

17.12	Further Assurance

.  Each of Apellis and Sobi agrees to duly execute and deliver, or cause to be duly executed or delivered, such further instruments and do and cause to be done such further acts, including the filing of additional assignments, agreements, documents, and instruments, as the other Party may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

17.13	Counterparts

.  This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument.  Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Swedish Orphan Biovitrum AB (publ) By: __/s/ Guido Oelkers__________________ Name: Guido Oelkers Title: CEO & President
By: __/s/ Torbjorn Hallberg_______________ Name: Torbjorn Hallberg Title: General Counsel

In Witness Whereof, the Parties have caused this Agreement to be executed by their representatives thereunto duly authorized as of the Effective Date.

Apellis Pharmaceuticals, Inc.

By:  __/s/ Cedric Francois________________

Name: Cedric Francois

Title:  CEO

Apellis Switzerland GmbH

By:  ____/s/ Thomas Lackner_____________

Name: Thomas Lackner

Title:   SVP, Head of Europe

APL Del Holdings, LLC

By:  __/s/ David Watson________________

Name: David Watson

Title:  Manager